UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(Amendment No. 1)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to Section 240.14a-12

Bluegreen Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐ No fee required.

☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share
(2)	Aggregate number of securities to which transaction applies: As of January 10, 2013: (A) 14,670,560 shares of Common Stock outstanding (other than shares of Common Stock held by BFC Financial Corporation, Woodbridge Holdings, LLC or BXG Florida Corporation, which are to be cancelled in connection with the merger without any consideration therefor) and (B) outstanding options to purchase 571,600 shares of Common Stock at an exercise price less than $10.00.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0 22 (Set forth the amount on which the filing fee is calculated and state how it was determined ): The maximum aggregate value of the transaction was determined for purposes of calculating the filing fee only based upon the sum of (A) 14,670,560 shares of Common Stock multiplied by $10.00 per share and (B) options to purchase 571,600 shares of Common Stock with an exercise price $3.88 (which is the difference between $10.00 and the weighted average exercise price of such options of $6.12 per share). In accordance with Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2013, the filing fee was determined by multiplying the aggregate value of the transaction by .0001364.
(4)	Proposed maximum aggregate value of transaction: $148,921,185
(5)	Total fee paid: $20,313

☐ Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $20,295
(2)	Form, Schedule or Registration Statement No.: Schedule 14A - Preliminary Proxy Statement
(3)	Filing Party: Bluegreen Corporation
(4)	Date Filed: December 17, 2012

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

Dear Shareholders:

On November 14, 2012, Bluegreen Corporation entered into a definitive merger agreement with BFC Financial Corporation, Woodbridge Holdings, LLC, a wholly-owned subsidiary of BFC, and BXG Florida Corporation, a wholly-owned subsidiary of Woodbridge, pursuant to which Bluegreen will be acquired in a cash transaction. Subject to the terms and conditions of the merger agreement, each share of Bluegreen’s common stock outstanding at the effective time of the merger (other than shares of Bluegreen’s common stock owned directly or indirectly by BFC and shares owned by holders who exercise and perfect their appraisal rights) will be converted into the right to receive $10.00 per share in cash (without interest thereon and less any applicable withholding taxes). BXG Florida Corporation will merge with and into Bluegreen, with Bluegreen remaining as the surviving corporation and a wholly owned subsidiary of Woodbridge.

Consummation of the merger is conditioned upon, among other things, the approval of Bluegreen’s shareholders. Bluegreen will hold a special meeting of its shareholders on ___________, 2013 at __:__ _.m., local time, at ______________________ ______________________________________. At the meeting, Bluegreen’s shareholders will be asked to consider and vote upon the merger agreement. The merger agreement will be approved by Bluegreen’s shareholders if it receives the affirmative vote of holders of at least 66-2/3% of the shares of Bluegreen’s common stock. Consummation of the merger is also subject to Woodbridge obtaining the financing necessary to consummate the merger and certain other closing conditions set forth in the merger agreement.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, please take the time to vote by completing, signing, dating and returning the accompanying proxy card in the enclosed self-addressed stamped envelope or otherwise transmitting your voting instructions as described on the enclosed proxy card as soon as possible. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction form provided to you by your broker.

The accompanying proxy statement provides detailed information concerning the merger and the merger agreement. Bluegreen encourages you to read carefully the entire proxy statement, including all annexes. A copy of the merger agreement is attached as Annex A to the proxy statement. Additional information regarding Bluegreen has been filed with the Securities and Exchange Commission and is publicly available.

Following receipt of a recommendation in favor of the merger by a special committee comprised of Bluegreen’s independent directors, the board of directors of Bluegreen determined that the merger is advisable, fair to and in the best interests of Bluegreen’s shareholders. Accordingly, the board of directors of Bluegreen recommends that Bluegreen’s shareholders vote “FOR” the merger agreement.

/s/ John M. Maloney, Jr.

John M. Maloney, Jr.

Chief Executive Officer and President

Bluegreen Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger; passed upon the merits or fairness of the merger; or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated _______, 20__ and is first being mailed to shareholders on or about _______, 20___.

Bluegreen Corporation
4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on _____________, 2013

To the Shareholders of Bluegreen Corporation:

Notice is hereby given that a special meeting of shareholders of Bluegreen Corporation (“Bluegreen”) will be held at ____________________ on _____________, 2013 commencing at __:__ _.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 14, 2012, by and among Bluegreen and BFC Financial Corporation (“BFC”), Woodbridge Holdings, LLC (“Woodbridge”), a wholly-owned subsidiary of BFC, and BXG Florida Corporation (“Merger Sub”), a wholly-owned subsidiary of Woodbridge, pursuant to which Merger Sub will merge with and into Bluegreen, with Bluegreen continuing as the surviving corporation of the merger and a wholly-owned subsidiary of Woodbridge. Under the terms of the merger agreement, each outstanding share of Bluegreen’s Common Stock (other than shares of Bluegreen’s Common Stock held directly or indirectly by BFC and shares owned by holders who exercise and perfect their appraisal rights in accordance with Massachusetts law) will be converted into the right to receive $10.00 in cash, without interest thereon and less any applicable withholding taxes.

2. To consider and vote upon a proposal to approve, on a non-binding advisory basis, the amount deemed compensation payable to Bluegreen’s named executive officers in connection with the merger which, as described below, relates solely to options granted in 2003.

Only holders of record of Bluegreen’s Common Stock as of the close of business on _____________, 2013 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Approval of the merger agreement by Bluegreen’s shareholders requires the affirmative vote of holders of at least 66-2/3% of the shares of Bluegreen’s Common Stock outstanding as of the close of business on such record date. The proposal to approve the compensation payable to Bluegreen’s named executive officers in connection with the merger will be approved if it receives the affirmative vote of holders of a majority of the shares of Bluegreen’s Common Stock present at the meeting in person or by proxy and entitled to be cast on the proposal.

The proxy statement accompanying this notice explains the merger agreement and the merger. Please carefully review the proxy statement, including the merger agreement attached thereto as Annex A.

The merger cannot be completed unless it is approved at the meeting. Following receipt of a recommendation in favor of the merger by a special committee comprised of Bluegreen’s independent directors, the board of directors of Bluegreen determined that the merger is advisable, fair to and in the best interests of Bluegreen’s shareholders. Accordingly, the board of directors of Bluegreen recommends that Bluegreen’s shareholders vote “FOR” the merger agreement.

Under Massachusetts law, Bluegreen’s shareholders are entitled to appraisal rights in connection with the merger. A Bluegreen shareholder who wishes to exercise appraisal rights must (i) not vote, or cause or permit to be voted, any of his, her or its shares in favor of the merger, (ii) before the vote to approve the merger agreement is taken at the special meeting, deliver to Bluegreen written notice of the shareholder’s intent to demand payment for his, her or its shares if the merger is completed and (iii) strictly comply with the additional requirements for perfecting appraisal rights under Massachusetts law, as described in the section of the proxy statement entitled “Appraisal Rights” beginning on page __. The written notice described in clause (ii) of the previous sentence must be delivered to Bluegreen at its address set forth above and directed to the attention of Anthony M. Puleo, Senior Vice President, Chief Financial Officer, Treasurer and Secretary. Bluegreen recommends that any such notice be sent by registered or certified mail, return receipt requested. The full text of the Massachusetts appraisal rights statute is attached as Annex C to the proxy statement.

In addition, Section 14A of the Securities Exchange Act of 1934 requires that Bluegreen provide its shareholders with the opportunity to approve, on a non-binding advisory basis, the compensation that may be payable to Bluegreen's named executive officers in connection with the merger, as disclosed in the accompanying proxy statement. The board of directors of Bluegreen recommends that Bluegreen’s shareholders vote “FOR” the proposal to approve, on a non-binding advisory basis, the amount deemed compensation payable to Bluegreen’s named executive officers in connection with the merger, as such amount relates solely to options held which were granted in 2003 unrelated to any transaction.

Bluegreen’s shareholders are urged to please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope or otherwise transmit your voting instructions as described on the enclosed proxy card as soon as possible, whether or not you plan to attend the meeting. You may revoke the proxy at any time prior to its exercise in the manner described in the proxy statement. Any shareholder of record present at the meeting, including any adjournment or postponement thereof, may revoke his, her or its proxy and vote personally at the meeting.

By order of the board of directors,

/s/ John M. Maloney, Jr.

John M. Maloney, Jr.

Chief Executive Officer and President

Boca Raton, Florida

___________, 20__

TABLE OF CONTENTS

SUMMARY TERM SHEET

Parties Involved in the Merger

The Merger

The Merger Consideration

Treatment of Stock Options and Restricted Stock Awards Outstanding under Bluegreen’s Stock Incentive Plans

Conditions to Consummation of the Merger

Operations of Bluegreen Prior to and After the Effective Time of the Merger

Appraisal Rights

Recommendations of Bluegreen’s Special Committee and Board of Directors

Opinion of the Financial Advisor to the Bluegreen Special Committee

Limitation on the Solicitation, Negotiation and Discussion of Other Acquisition Proposals

Change of Recommendation

Interests of Certain Persons in the Merger

Financing of the Merger

The Purchaser Group

Position of Purchaser Group Regarding the Fairness of the Merger

Regulatory Matters

Material U.S. Federal Income Tax Consequences of the Merger

Termination of the Merger Agreement

Market Price of Bluegreen’s Common Stock

Delisting and Deregistration of Bluegreen’s Common Stock

Litigation Related to the Merger

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING

SPECIAL FACTORS

Background of the Merger

Recommendation of the Special Committee and Board of Directors; Their Reasons for the Merger; Fairness of the Merger

Opinion of the Financial Advisor to the Special Committee

Projected Financial Information

The Purchaser Group

Purposes and Reasons of the Purchaser Group for the Merger

Position of the Purchaser Group Regarding the Fairness of the Merger

Analyses Performed by the Financial Advisor to BFC’s Board of Directors

Effects of the Merger

Effects on Bluegreen if the Merger is Not Completed

Plans for Bluegreen After the Merger

Financing of the Merger

Interests of Certain Persons in the Merger

Named Executive Officer Compensation in Connection with the Merger

Other Relationships

Material United States Federal Income Tax Consequences

Regulatory Matters

Provisions for Unaffiliated Shareholders

Litigation Related to the Merger

Estimated Fees and Expenses

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

THE SPECIAL MEETING

General

Date, Time and Place

Purpose of the Meeting

Recommendation of the Board of Directors of Bluegreen

Record Date; Shares Entitled to Vote; Quorum

Vote Required for Approval

Shares Owned by BFC, Woodbridge and Merger Sub

Shares Owned by Directors and Executive Officers of Bluegreen

Voting by Proxy

Voting in Person

Revocation of Proxies

Proxy Solicitation

No Other Business

Assistance

PARTIES TO THE MERGER AGREEMENT

Bluegreen Corporation

BFC Financial Corporation

Woodbridge Holdings, LLC

BXG Florida Corporation

THE MERGER AGREEMENT

The Merger

Effective Time of the Merger

Consideration to be Received Pursuant to the Merger

Treatment of Stock Options and Restricted Stock Awards Outstanding under Bluegreen’s Stock Incentive Plans

Exchange and Payment Procedures

Conditions to Consummation of the Merger

Representations and Warranties

Conduct of Business by Bluegreen Prior to Consummation of the Merger

Financing Covenant; Bluegreen Cooperation

Other Covenants and Agreements

No Solicitation

Superior Proposal

Change of Recommendation

Termination of the Merger Agreement

Expenses

Indemnification and Insurance

Amendment and Waiver

Appraisal Rights

SHAREHOLDER ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION IN CONNECTION WITH THE MERGER

Background

Vote Required and Board Recommendation

INFORMATION ABOUT BLUEGREEN

Directors and Executive Officers

Selected Historical Financial Data

Ratio of Earnings to Fixed Charges

Book Value per Share

Transactions in Common Stock

Security Ownership of Certain Beneficial Owners and Management

Market Price of Bluegreen’s Common Stock and Dividend Information

INFORMATION ABOUT THE PURCHASER GROUP

Members of the Purchaser Group

BFC, Woodbridge and Merger Sub

Alan B. Levan and John E. Abdo

BBX Capital

Executive Officers, Directors and Managers

Certain Proceedings

Beneficial Ownership of, and Agreements Involving, Bluegreen’s Securities

OTHER MATTERS

HOUSEHOLDING OF PROXY MATERIAL

FUTURE SHAREHOLDER PROPOSALS

WHERE YOU CAN FIND MORE INFORMATION

ANNEX A	Agreement and Plan of Merger
ANNEX B	Opinion of Cassel Salpeter & Co., LLC
ANNEX C	Appraisal Rights Statutes under the Massachusetts Business Corporations Act
ANNEX D	Letter Agreement between BFC Financial Corporation and BBX Capital Corporation
ANNEX E	Form of Amended and Restated By-laws of Bluegreen Corporation
ANNEX F	Form of Proxy Card

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement. This summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement together with all annexes hereto. Page references have been included parenthetically to direct you to a more complete description of the topics presented in this summary.

Parties Involved in the Merger

Bluegreen (page __)

Bluegreen Corporation (“Bluegreen”), a Massachusetts corporation, is a sales, marketing and management company, focused on the vacation ownership industry. Bluegreen’s business was historically conducted through two operating segments — its resorts business segment (“Bluegreen Resorts”) and its residential communities business segment (“Bluegreen Communities”). Bluegreen’s continuing operations relate to Bluegreen Resorts, which markets, sells and manages vacation ownership interests (“VOIs”) in resorts, which are generally located in popular, high-volume, “drive-to” vacation destinations, and were either developed or acquired by Bluegreen or developed and owned by others, in which case Bluegreen earns fees for providing these services. Bluegreen Resorts also provides resort management services, VOI title services and mortgage servicing, and provides financing to individual purchasers of VOIs. Bluegreen Communities, which historically marketed residential homesites, was sold in May 2012.

Bluegreen’s Common Stock currently trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “BXG.”

BFC Financial Corporation

BFC Financial Corporation (“BFC”), a Florida corporation, is a holding company whose principal holdings include a direct controlling interest in BBX Capital Corporation (formerly BankAtlantic Bancorp, Inc.) (“BBX Capital”) and, through Woodbridge Holdings, LLC, an indirect controlling interest in Bluegreen. BFC also had a significant investment in Benihana Inc. (“Benihana”) prior to Safflower Holdings Corp.’s acquisition of Benihana during August 2012.

BFC has two classes of publicly traded common stock. BFC’s Class A Common Stock currently trades on the OTCQB under the ticker symbol “BFCF.” Its Class B Common Stock currently trades on the OTCBB under the ticker symbol “BFCFB.”

Woodbridge Holdings, LLC

Woodbridge Holdings, LLC (“Woodbridge”), a Florida limited liability company, is currently a wholly owned subsidiary of BFC. Woodbridge currently owns approximately 54% of Bluegreen’s issued and outstanding common stock. Until 2010, Woodbridge engaged in real estate operations through its wholly owned subsidiaries. Woodbridge also holds certain investments unrelated to real estate. Woodbridge is the surviving company of the September 2009 merger with BFC. Prior to its merger with BFC, Woodbridge Holdings Corporation was a separate publicly traded company.

BXG Florida Corporation

BXG Florida Corporation (“Merger Sub”), a Florida corporation, is a wholly owned subsidiary of Woodbridge. It was formed solely for the purpose of entering into a strategic transaction with Bluegreen.

The Merger (page __)

On November 14, 2012, Bluegreen entered into an Agreement and Plan of Merger (referred to within this proxy statement as the “merger agreement”) with, BFC, Woodbridge, and Merger Sub. The merger agreement provides that Merger Sub will merge with and into Bluegreen on the terms and subject to the conditions in the merger agreement (referred to within this proxy statement as the “merger”). Bluegreen will continue as the surviving corporation of the merger (sometimes hereinafter referred to as the “Surviving Company”) and, as a result of the merger, will be a wholly owned subsidiary of Woodbridge. As described in the section of this proxy statement entitled “Special Factors – Financing of the Merger,” assuming the consummation of BBX Capital’s contemplated investment in Woodbridge in connection with the financing of the merger, following the merger, BFC will own 54% of Woodbridge’s equity interests and BBX Capital will own the remaining 46% of Woodbridge’s equity interests.

Upon completion of the merger, Bluegreen’s Common Stock will cease to be publicly traded. You will not own any shares of capital stock of Bluegreen as the Surviving Company, and you will cease to have any rights as a shareholder of Bluegreen other than to receive the $10.00 per share merger consideration or, in the event you duly exercise and perfect your appraisal rights under the Massachusetts Business Corporations Act (the “MBCA”), your rights to appraisal in accordance with the MBCA.

The merger agreement is attached to this proxy statement as Annex A. You are encouraged to read the entire merger agreement carefully, because it is the legal document that governs the merger.

In connection with entering into the merger agreement, on November 14, 2012, Bluegreen and BFC agreed to terminate the merger agreement which they entered into during November 2011 (the “2011 merger agreement”) which contemplated that Bluegreen’s shareholders would receive eight shares of BFC’s Class A Common Stock for each share of Bluegreen’s Common Stock that they held (the “2011 merger”).

The Merger Consideration (page __)

At the effective time of the merger, each outstanding share of Bluegreen’s Common Stock, together with the associated preferred share purchase right attached thereto, will be canceled and (other than shares owned by BFC, Woodbridge and Merger Sub and shares owned by holders of Bluegreen’s Common Stock who duly exercise and perfect their appraisal rights in accordance with the MBCA) will be converted automatically into the right to receive $10.00 in cash, without interest and less any applicable withholding taxes (referred to within this proxy statement as the “per share merger consideration”). No consideration will be paid for shares of Bluegreen’s Common Stock owned by BFC, Woodbridge and Merger Sub.

Treatment of Stock Options and Restricted Stock Awards Outstanding under Bluegreen’s Stock Incentive Plans (page __)

Pursuant to the merger agreement, each option to acquire shares of Bluegreen’s Common Stock that is outstanding at the effective time of the merger, whether vested or unvested, will be canceled in exchange for the holder’s right to receive the excess, if any, of the $10.00 per share merger consideration over the exercise price per share of the option. No consideration will be paid in respect of any stock options with exercise prices equal to or greater than $10.00.

Under the merger agreement, each Bluegreen unvested restricted stock award outstanding at the effective time of the merger will convert into the right to receive, with respect to each share of Bluegreen’s Common Stock then subject to the award, the $10.00 per share merger consideration.

Conditions to Consummation of the Merger (page __)

Consummation of the merger is subject to a number of conditions, which must be satisfied or waived (to the extent waiver is permitted) prior to or at the effective time of the merger, including:

•	Bluegreen obtaining the required approval of its shareholders pursuant to the MBCA;

•	Woodbridge obtaining the financing necessary to pay the aggregate merger consideration;
•	the receipt of all consents and approvals reasonably necessary to consummate the merger and continue in full force and effect certain of Bluegreen’s material contracts;
•	the absence of any “material adverse effect” (as defined in the merger agreement) with respect to Bluegreen;
•	the absence of any legal restraints or prohibitions preventing the completion of the merger;
•	compliance by the parties with their respective obligations under the merger agreement; and
•	the parties’ respective representations and warranties contained in the merger agreement being true and correct, subject to certain materiality qualifications.

Operations of Bluegreen Prior to and After the Effective Time of the Merger (page __)

Bluegreen expects to, and has agreed in the merger agreement to, conduct its business prior to the effective time of the merger in the usual and ordinary course. In addition, it is expected that, following the merger, Bluegreen (as a wholly owned subsidiary of Woodbridge) will continue to conduct its business in substantially the way it is currently conducted.

Appraisal Rights (page __)

Under the MBCA, holders of Bluegreen’s Common Stock who do not vote for the approval of the merger agreement and who properly exercise their appraisal rights with respect to the merger will be entitled to receive a cash payment equal to the “fair value” of their shares as determined in accordance with the MBCA in lieu of the merger consideration. Pursuant to the MBCA, “fair value” of the shares of Bluegreen’s Common Stock held by a Bluegreen shareholder exercising appraisal rights means the value of such shares immediately before the effective date of the merger excluding any element of value arising from the expectation or accomplishment of the merger, unless exclusion would be inequitable. The “fair value” as determined under the MBCA could be more than, less than or equal to the $10.00 per share merger consideration that non-dissenting shareholders will receive in the merger. Merely voting against the approval of the merger agreement will not serve to assert the appraisal rights of a holder of Bluegreen’s Common Stock under the MBCA. In addition, a proxy submitted by a record holder of Bluegreen’s Common Stock not marked “Against” or “Abstain” will be voted “For” the approval of the merger agreement and, accordingly, will result in the waiver of such record holder’s appraisal rights. In addition to not voting, or causing or permitting to be voted, any of their shares of Bluegreen’s Common Stock in favor of the merger agreement, Bluegreen’s shareholders who wish to exercise appraisal rights must comply with the other requirements under the MBCA for exercising and perfecting appraisal rights, as described in the section of this proxy statement entitled “Appraisal Rights” beginning on page __. These requirements include, among others, that the shareholder deliver to Bluegreen, before the time of the vote on the merger agreement is taken, written notice of the shareholder’s intent to demand payment for his, her or its shares of Bluegreen’s Common Stock if the merger is completed. This written notice must be delivered to Anthony M. Puleo, Senior Vice President, Chief Financial Officer, Treasurer and Secretary, Bluegreen Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431. Bluegreen recommends that any such notice be sent by registered or certified mail, return receipt requested. Annex C to this proxy statement contains the full text of Sections 13.01 through 13.31 of the MBCA, which relate to appraisal rights. You are encouraged to read these provisions carefully and in their entirety.

Recommendations of Bluegreen’s Special Committee and Board of Directors (page __)

A special committee comprised of independent directors, with the assistance of its legal counsel and financial advisor, negotiated, reviewed and evaluated the terms and conditions of the merger on behalf of Bluegreen. After such negotiation, review and evaluation, as well as consideration of the opinion of its financial advisor, the special committee determined that the merger is advisable, fair to and in the best interests of Bluegreen’s shareholders other than its affiliated shareholders , including BFC, Woodbridge, Alan B. Levan and John E. Abdo (sometimes hereinafter referred to as the “unaffiliated shareholders”). On the basis of such determination, the special committee recommended that the full board of directors of Bluegreen approve, and recommend to the shareholders of Bluegreen that they approve, the merger agreement.

After careful evaluation and consideration of the merger agreement and the recommendation of the special committee, as well as the opinion of the special committee’s financial advisor, the board of directors of Bluegreen determined that the merger is advisable, fair to and in the best interests of Bluegreen’s unaffiliated shareholders. Accordingly, the board of directors of Bluegreen approved the merger agreement and recommends that Bluegreen’s shareholders vote “FOR” the approval of the merger agreement.

Bluegreen’s special committee and board of directors believe that the merger is substantively and procedurally fair to Bluegreen’s unaffiliated shareholders. For a discussion of the material factors considered by Bluegreen’s special committee and board of directors in reaching their conclusions, see the section of this proxy statement entitled “Special Factors—Recommendation of the Special Committee and Board of Directors; Their Reasons for the Merger; Fairness of the Merger.”

Opinion of the Financial Advisor to the Bluegreen Special Committee (page __)

Cassel Salpeter & Co., LLC (“Cassel Salpeter”), an investment banking firm, rendered its oral opinion to Bluegreen’s special committee on November 14, 2012 (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date) as to the fairness, as of November 14, 2012, from a financial point of view, to Bluegreen’s shareholders other than BFC and its affiliates of the $10.00 per share merger consideration to be received by such shareholders in the merger pursuant to the merger agreement. The opinion was provided for the use and benefit of Bluegreen’s special committee in connection with its consideration of the merger and only addressed the fairness, from a financial point of view, to Bluegreen’s shareholders other than BFC and its affiliates of the $10.00 per share merger consideration to be received by such holders in the merger pursuant to the merger agreement, as of the date of the opinion, and did not address any other aspect or implication of the merger. The summary of Cassel Salpeter’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to any matter relating to the proposed merger.

Limitation on the Solicitation, Negotiation and Discussion of Other Acquisition Proposals (page __)

The merger agreement contains restrictions on the ability of Bluegreen to, among other things, solicit, negotiate and discuss with third parties other proposals relating to the acquisition of Bluegreen. Notwithstanding these restrictions, if at any time prior to Bluegreen receiving the approval of its shareholders required by the MBCA, Bluegreen’s special committee or board of directors receives an unsolicited, bona fide written acquisition proposal not in violation of the “no solicitation” provisions of the merger agreement and Bluegreen’s special committee or board of directors reasonably determines in good faith, after consultation with their financial, legal and other advisors, that such proposal will result in, or is reasonably expected to result in, a more favorable proposal to Bluegreen’s shareholders from a financial point of view than the merger or other revised proposal submitted by BFC or its affiliates and is reasonably capable of being consummated on the terms proposed, then, after receiving the advice of outside counsel that it may be necessary to take such actions to comply with its fiduciary duties under applicable law, Bluegreen may (i) furnish information about its business to the person making such proposal and (ii) participate in discussions or negotiations regarding such proposal with the person making such proposal.

Change of Recommendation (page __)

The merger agreement provides that the board of directors of Bluegreen may withhold, withdraw, modify or change its recommendation of the advisability of the merger or approve or recommend any other acquisition or similar proposal only if, at any time prior to Bluegreen receiving the approval of its shareholders required by the MBCA, a superior proposal (as described above) was received without violation of the “no solicitation” provisions of the merger agreement and Bluegreen’s special committee or board of directors determines in good faith and after consultation with their financial advisors and legal counsel that the failure to take such actions would be inconsistent with their fiduciary duties under applicable law.

Interests of Certain Persons in the Merger (page __)

In considering the recommendations of Bluegreen’s special committee and board of directors, you should be aware that some of Bluegreen’s directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a shareholder. These interests include, among others:

•	that Alan B. Levan, Bluegreen’s Chairman, and John E. Abdo, Bluegreen’s Vice Chairman, serve as executive officers and directors of BFC and, collectively, may be deemed to control BFC by virtue of their ownership interest in BFC’s Class A Common Stock and Class B Common Stock;

•	that BFC owns a majority equity and voting interest in BBX Capital, which as described below has entered into a letter agreement with BFC relating to an investment in Woodbridge in connection with the financing of the merger, and Messrs. Levan and Abdo serve as executive officers and directors of BBX Capital;

•	that BFC has agreed in the merger agreement to use its best efforts to cause the six current directors of Bluegreen who are not currently directors of BFC, each of whom is a member of Bluegreen’s special committee, to be appointed to BFC’s board of directors at the effective time of the merger;

•	the treatment of Bluegreen options and restricted stock awards pursuant to the merger agreement, including that Bluegreen’s directors and executive officers hold, in the aggregate, (i) options to purchase 451,135 shares of Bluegreen’s Common Stock at exercise prices less than $10.00 per share (with a weighted average exercise price of such options of $6.73 per share), each of which options, if outstanding at the effective time of the merger, will be canceled in exchange for the holder’s right to receive the excess of the $10.00 per share merger consideration over the exercise price, and (ii) restricted stock awards of 144,685 shares of Bluegreen’s Common Stock, which will convert into the right to receive the $10.00 per share merger consideration with respect to each share of Bluegreen’s Common Stock subject to the award at the effective time of the merger; and

•	the provisions in the merger agreement relating to the continuation of indemnification and directors’ and officers’ and in-house counsel liability insurance.

Bluegreen’s special committee and board of directors were aware of these interests and considered them, among other matters, prior to making their respective determinations to recommend the approval of the merger agreement. These and other interests of Bluegreen’s directors and executive officers in the merger, some of which may be different than those of Bluegreen’s shareholders generally, are more fully described in the section of this proxy statement entitled "Special Factors—Interests of Certain Persons in the Merger" beginning on page ___ and "Special Factors—Named Executive Officer Compensation in Connection with the Merger" beginning on page ___.

Financing of the Merger (page ___)

As described above, consummation of the merger is subject to, among other things, Woodbridge obtaining the financing necessary to consummate the merger. It is estimated that the total amount of funds required to consummate the merger, including the payment of fees and expenses in connection with the merger, will be approximately $150 million. BBX Capital has entered into a letter agreement with BFC relating to a proposed investment by BBX Capital of $71.75 million in Woodbridge. It is contemplated that the proposed investment, which is subject to the execution by BBX Capital and BFC of definitive agreements, would be made by BBX Capital at the effective time of the merger in exchange for a 46% equity interest in Woodbridge. BBX Capital’s investment is expected to consist of $60.0 million in cash and a promissory note in Woodbridge’s favor in the principal amount of $11.75 million. The cash proceeds from the investment are expected to be utilized to pay a portion of the aggregate merger consideration. Woodbridge expects to fund the balance of the merger consideration by utilizing the assets of Bluegreen, including the incurrence of debt financing by Bluegreen. While potential lenders have been approached and provided information, such financing has not yet been obtained . There is no assurance that BBX Capital and BFC will enter into definitive agreements with respect to BBX Capital’s proposed investment in Woodbridge on the contemplated terms, or at all, or that the financing necessary to consummate the merger will be obtained even if such agreements are reached.

The Purchaser Group (page __)

As described above, BFC, through Woodbridge, currently owns approximately 54% of Bluegreen’s outstanding Common Stock. BFC also owns a direct controlling interest in BBX Capital. BFC may be deemed to be controlled by its Chairman, Chief Executive Officer and President, Alan B. Levan, and its Vice Chairman, John E. Abdo, by virtue of their collective ownership interest in BFC’s Class A Common Stock and Class B Common Stock. Messrs. Levan and Abdo also serve as non-executive Chairman and Vice Chairman, respectively, of Bluegreen, and executive officers and directors of BBX Capital.

Based on the foregoing, each of BFC, Woodbridge, Merger Sub, BBX Capital, Alan B. Levan and John E. Abdo (collectively, the “Purchaser Group”) is deemed to be an affiliate of Bluegreen under applicable Securities and Exchange Commission (“SEC”) rules and regulations governing “going-private” transactions. In addition, each of them is deemed to be “engaged” in the transaction under applicable SEC rules and regulations. As a result, the members of the Purchaser Group are required to make certain statements in this proxy statement for the purpose of complying with the requirements of Rule 13e-3 and related rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Position of Purchaser Group Regarding the Fairness of the Merger (page ___)

Based upon the factors discussed under the caption “Special Factors—Position of the Purchaser Group Regarding the Fairness of the Merger,” each member of the Purchaser Group believes that the merger is fair to the unaffiliated shareholders of Bluegreen.

Opinion of the Financial Advisor to BFC’s Board of Directors (page ___)

BFC engaged Allen C. Ewing & Co. (“Ewing”), an investment banking firm, to serve as its independent financial advisor with respect to the merger. In connection with its engagement, Ewing advised BFC regarding certain financial aspects of the merger from the point of view of BFC and its shareholders and rendered an oral opinion, subsequently confirmed in writing, to the effect that, as of November 14, 2012, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the $10.00 per share merger consideration to be paid to the holders of Bluegreen’s Common Stock (other than BFC, Woodbridge and Merger Sub) pursuant to the merger agreement was fair, from a financial point of view, to holders of BFC’s Class A Common Stock and Class B Common Stock. Ewing’s opinion was addressed to BFC’s board of directors for the use and benefit of its members (in their capacities as such) in connection with their evaluation of the merger and only addressed the fairness, from a financial point of view, to holders of BFC’s Class A Common Stock and Class B Common Stock of the $10.00 per share merger consideration to be paid to the holders of Bluegreen’s Common Stock (other than BFC, Woodbridge and Merger Sub) pursuant to the merger agreement, as of the date of the opinion, and did not address any other aspect or implication of the merger. Further, Ewing was not engaged to, and did not, render an opinion with respect to the fairness of the merger or any aspect thereof, including the merger consideration, to Bluegreen’s unaffiliated shareholders. The discussion contained in this proxy statement of the opinion and financial analyses undertaken by Ewing is only a summary. The full text of Ewing’s opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Ewing in rendering its opinion, has been filed as an exhibit to the Schedule 13E-3. See the section of this proxy statement entitled “Where You Can Find More Information.” Neither Ewing’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to any matter relating to the proposed merger.

Regulatory Matters (page __)

None of the parties is aware of any regulatory approvals or filings required for the completion of the merger, other than filing Articles of the Merger with the Secretary of the Commonwealth of Massachusetts and the Florida Department of State, and complying with the proxy and “going-private” filing requirements of the SEC.

Material U.S. Federal Income Tax Consequences of the Merger (page __)

For U.S. federal income tax purposes, the merger will be treated as a sale of the shares of Bluegreen’s Common Stock for cash by each Bluegreen shareholder that receives cash pursuant to the merger. As a result, in general, each shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such shareholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of Bluegreen’s Common Stock surrendered are held as capital assets. Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Termination of the Merger Agreement (page __)

The merger agreement may be terminated at any time prior to the effective time of the merger upon the mutual written consent of the parties. In addition, Bluegreen, on the one hand, or BFC, Woodbridge and Merger Sub, on the other hand, may terminate the merger agreement under certain circumstances, including:

•	if Bluegreen does not receive the approval of its shareholders required by the MBCA with respect to the merger agreement;
•	if, after complying with the “no-solicitation” and “superior proposal” provisions of the merger agreement, Bluegreen’s special committee or board of directors determines to approve or recommend another acquisition or similar proposal, or withholds or withdraws its recommendation of the merger;
•	if the other party or parties, as the case may be, breaches or breach in any material respect any of its or their respective representations, warranties, covenants or other agreements contained in the merger agreement, and such breach is not timely cured and would result in the failure to satisfy a condition to the non-breaching party’s or parties’ obligation to consummate the merger;
•	if any order, decree, ruling or other judgment issued by any court or other governmental entity prohibiting the consummation of the merger is in effect and has become final and nonappealable;
•	if any law is enacted, promulgated or issued, which is deemed applicable to the merger and would make consummation of the merger illegal; or
•	if the merger is not consummated by June 30, 2013 or, provided the parties are proceeding in good faith to consummate the merger, September 30, 2013.

In addition, BFC, Woodbridge and Merger Sub may terminate the merger at any time prior to the effective time of the merger if:

•	any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a “material adverse effect” on Bluegreen; or
•	a tender offer or exchange offer for ten percent or more of the outstanding shares of Bluegreen’s Common Stock is commenced or a registration statement or statement on Schedule TO with respect thereto is filed (other than by BFC or certain of its affiliates) and Bluegreen’s board of directors, notwithstanding the “no solicitation” provisions of the merger agreement, recommends that Bluegreen’s shareholders tender their shares in such tender or exchange offer or publicly announces its intention to take no position with respect to such tender offer.

No fee or amount will be required to be paid to the other party or parties in the event the merger agreement is terminated for any reason.

Market Price of Bluegreen’s Common Stock (page ___)

As described above, Bluegreen’ Common Stock is currently traded on the NYSE under the ticker symbol “BXG.” The closing sales price of Bluegreen’s Common Stock on November 14, 2012, the last trading day prior to public announcement of the merger agreement, was $5.76 per share. The closing sales price of Bluegreen’s Common Stock on January 16, 2013 , the most recent practicable trading date prior to the date of this proxy statement, was $9.67 per share.

Delisting and Deregistration of Bluegreen’s Common Stock (page __)

Following the completion of the merger, Bluegreen’s Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and Bluegreen’s Common Stock will cease to be publicly traded.

Litigation Related to the Merger (page __)

Following the announcement of the 2011 merger agreement, seven purported class action lawsuits were filed seeking to enjoin the 2011 merger or, if it was completed, to recover relief as determined by the applicable presiding court. Four of these lawsuits were filed in the 15th Judicial Circuit in and for Palm Beach County, Florida and have been consolidated into a single action. The other three lawsuits were filed in the Superior Court for Suffolk County in the Commonwealth of Massachusetts . The three Massachusetts lawsuits have also been consolidated into a single action, which has been stayed in favor of the consolidated action in Florida. Following the announcement of the termination of the 2011 merger agreement and entry into the currently proposed merger agreement, the plaintiffs in the Florida action filed a supplemental complaint alleging that the consideration to be received by Bluegreen’s shareholders pursuant to the currently proposed merger remains inadequate and continues to be unfair to the unaffiliated shareholders. The parties believe that the lawsuits are without merit and intend to defend against them vigorously.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING

The following provides answers to certain questions that Bluegreen’s shareholders may have with respect to the merger. The following may not contain all of the information that is important to you, and you are urged to read this proxy statement in its entirety, together with all annexes, including the merger agreement which is attached to this proxy statement as Annex A.

The Merger

Q:	What is the proposed merger?

A:	The proposed merger is the acquisition of Bluegreen pursuant to the Agreement and Plan of Merger, dated as of November 14, 2012, by and among Bluegreen, BFC, Woodbridge and Merger Sub. Under the terms of the merger agreement, if the merger is consummated, Merger Sub will be merged with and into Bluegreen, with Bluegreen continuing as the surviving corporation of the merger and a wholly owned subsidiary of Woodbridge. Upon completion of the merger, Bluegreen’s Common Stock will cease to be publicly traded.

Q:	What will I receive in the merger?

A:	At the effective time of the merger, each outstanding share of Bluegreen’s Common Stock, together with the associated preferred share purchase right attached thereto, will be canceled and (other than shares owned by BFC, Woodbridge and Merger Sub and shares owned by holders of Bluegreen’s Common Stock who duly exercise and perfect their appraisal rights in accordance with the MBCA) will be converted automatically into the right to receive $10.00 in cash, without interest and less any applicable withholding taxes. You will not own any shares of capital stock of the Surviving Company, and you will cease to have any rights as a shareholder of Bluegreen other than to receive the per share merger consideration or, in the event you duly exercise and perfect your appraisal rights under the MBCA, your rights to appraisal in accordance with the MBCA. No consideration will be paid for shares of Bluegreen’s Common Stock owned by BFC, Woodbridge or Merger Sub.

Q:	What will happen to options to purchase shares of Bluegreen’s Common Stock and restricted stock awards of shares of Bluegreen’s Common Stock?

A:	Under the merger agreement, each option to acquire shares of Bluegreen’s Common Stock that is outstanding at the effective time of the merger, whether vested or unvested, will be canceled in exchange for the holder’s right to receive the excess, if any, of the $10.00 per share merger consideration over the exercise price per share of the option, without interest and less any applicable withholding taxes. No consideration will be paid in respect of any stock options with exercise prices equal to or greater than $10.00. In addition, each Bluegreen restricted stock award outstanding at the effective time of the merger, whether vested or unvested, will convert into the right to receive, with respect to each share of Bluegreen’s Common Stock then subject to the award, the $10.00 per share merger consideration, without interest and less any applicable withholding taxes.

Q.	How will I receive the merger consideration to which I am entitled?

A.	If you are a record holder of shares of Bluegreen’s Common Stock, promptly after, and in any event within two business days after, the effective time of the merger, the paying agent retained for purposes of the merger will mail to you a letter of transmittal and instructions explaining how to surrender your shares of Bluegreen’s Common Stock for payment of the merger consideration to which you are entitled. After you return the proper documentation to the paying agent, the paying agent will issue and deliver to you a check or wire transfer for the amount of cash you are entitled to receive. Bluegreen’s shareholders should not send in their stock certificates until they are requested to do so by the paying agent. Please see the section of this proxy statement entitled “The Merger Agreement—Exchange and Payment Procedures.”

If your shares of Bluegreen’s Common Stock are held in “street name” by your bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee on any actions you may need to take to receive the merger consideration for those shares.

Holders of options to purchase shares of Bluegreen’s Common Stock with per share exercise prices less than $10.00 will receive payment of the consideration to which they are entitled with respect to those options directly from the Surviving Company as reasonably practicable after, and in any event by no later than five business days after, the effective time of the merger.

Q:	Can I assert appraisal rights with respect to the merger?

A:	Yes. Under the MBCA, Bluegreen’s shareholders have the right to assert and exercise appraisal rights with respect to the merger and obtain a cash payment in an amount equal to the “fair value” of their shares, as determined in accordance with the MBCA, rather than the $10.00 per share merger consideration. Pursuant to the MBCA, the “fair value” of the shares of Bluegreen’s Common Stock held by a Bluegreen shareholder asserting appraisal rights means the value of such shares immediately before the effective time of the merger, excluding any element of value arising from the expectation or accomplishment of the merger, unless exclusion would be inequitable, and could be more than, less than or equal to the $10.00 per share merger consideration. To assert and exercise appraisal rights, Bluegreen’s shareholders must strictly follow the procedures set forth in the MBCA. These procedures are summarized under the section of this proxy statement entitled “Appraisal Rights.” In addition, the text of the applicable provisions of the MBCA is included as Annex C to this proxy statement. Any Bluegreen shareholder wishing to assert and exercise appraisal rights is urged to consult with his, her or its legal counsel before attempting to assert and exercise those rights.

Q:	Does the board of directors of Bluegreen recommend approval of the merger agreement?

A:	Yes. The board of directors of Bluegreen designated a special committee comprised of independent directors to, among other things, negotiate, review and evaluate the terms and conditions, and determine the advisability of the merger. After such negotiation, review and evaluation, the special committee determined that the merger is advisable, fair to and in the best interests of Bluegreen’s unaffiliated shareholders. On the basis of such determination, the special committee recommended that the full board of directors of Bluegreen approve the merger agreement and the merger and recommend to the shareholders of Bluegreen that they approve the merger agreement. In arriving at its determination, the special committee consulted with its legal and financial advisors and considered the factors described in the section of this proxy statement entitled “Special Factors— Recommendation of the Special Committee and Board of Directors; Their Reasons for the Merger; Fairness of the Merger.”

After careful consideration of the recommendation of the special committee and careful evaluation and consideration of the merger agreement and the merger, the board of directors of Bluegreen determined that the merger is advisable, fair to and in the best interests of Bluegreen’s shareholders, approved the merger and recommends that Bluegreen’s shareholders vote “FOR” the merger agreement. In arriving at its determination, Bluegreen’s board of directors also considered the factors described in the section of this proxy statement entitled “Special Factors— Recommendation of the Special Committee and Board of Directors; Their Reasons for the Merger; Fairness of the Merger.”

Q:	What are the material U.S. federal income tax consequences of the merger to Bluegreen’s shareholders?

A:	The receipt of cash by a United States holder (as defined in the section of this proxy statement entitled “Special Factors—Material United States Federal Income Tax Consequences”) in exchange for such United States holder’s shares of Bluegreen’s Common Stock in connection with the merger will be a taxable transaction to such United States holder for U.S. federal income tax purposes. Please see the section of this proxy statement entitled “Special Factors—Material United States Federal Income Tax Consequences” for a more detailed description of certain material U.S. federal income tax consequences of the merger to a United States holder.

As described above, Bluegreen’s shareholders have the right to assert and exercise appraisal rights with respect to the merger and obtain a cash payment in an amount equal to the fair value of their shares, as determined in accordance with the MBCA, rather than the $10.00 per share merger consideration. The receipt of such cash payment through the appraisal rights process will also be a taxable transaction to a United States holder for U.S. federal income tax purposes.

Q:	What effects will the merger have on Bluegreen?

A:	Upon completion of the merger, Bluegreen’s Common Stock will cease to be publicly traded and Bluegreen will be wholly owned by Woodbridge. As a result, you will no longer have any interest in Bluegreen’s future earnings or growth, if any. Following completion of the merger, the registration of Bluegreen’s Common Stock will terminate and Bluegreen’s reporting obligations under the Exchange Act are expected to terminate. In addition, upon completion of the merger, Bluegreen’s Common Stock will no longer be traded on the NYSE or any other stock exchange or quotation system.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not approved by Bluegreen’s shareholders or the merger is not completed for any other reason, Bluegreen’s shareholders will not receive any payment for their shares pursuant to the merger agreement. Instead, Bluegreen will remain as a public company and its Common Stock will continue to be registered under the Exchange Act and traded on the NYSE (so long as it continues to meet the NYSE’s continued listing requirements).

Q:	How is Bluegreen’s business expected to be conducted until the merger is completed and after the merger is completed?

A:	Bluegreen expects to, and has agreed in the merger agreement to, conduct its business prior to the effective time of the merger in the usual and ordinary course, consistent with its existing business strategies and operational plans.

It is expected that, following the merger, Bluegreen (as a wholly owned subsidiary of Woodbridge) will continue to conduct its business in substantially the way it is currently conducted.

Q:	Are there conditions to BFC’s and Bluegreen’s respective obligations to consummate the merger?

A:	Yes. Consummation of the merger is subject to a number of conditions, including Bluegreen obtaining the approval of its shareholders required by the MBCA, Woodbridge obtaining the financing necessary to consummate the merger and the absence of any “material adverse effect” with respect to Bluegreen, among other customary closing conditions.

Q:	When do the parties expect the merger to be completed?

A:	The parties are working to complete the merger as quickly as practicable. If the required approval of Bluegreen’s shareholder is obtained and the other closing conditions are met, then it is expected that the merger will be completed during the first half of 2013. However, it is possible that factors, including those outside of the parties’ control, could require them to complete the merger at a later time or not complete it at all.

Q:	Are there risks associated with the merger?

A:	Yes. There are risks associated with all business combinations, including the merger. Please see the section of this proxy statement entitled “Special Note Regarding Forward-Looking Statements” for additional information.

Q:	What happened to the previously proposed merger between Bluegreen and BFC?

A:	As previously disclosed, during November 2011, Bluegreen, BFC and Merger Sub entered into a merger agreement which contemplated the merger of Bluegreen with and into Merger Sub and for Bluegreen’s shareholders to receive eight shares of BFC’s Class A Common Stock in exchange for each share of Bluegreen’s Common Stock that they held. While the 2011 merger agreement was approved by Bluegreen’s shareholders on June 19, 2012, the parties were unable to satisfy all of the required conditions to closing the 2011 merger, specifically the listing of BFC’s Class A Common Stock on a national securities exchange. As a result, and in connection with their entry into the currently proposed merger agreement, on November 14, 2012, Bluegreen, BFC and Merger Sub agreed to terminate the 2011 merger agreement.

The Special Meeting

Q:	Where and when is the special meeting?

A:	The special meeting of Bluegreen’s shareholders will be held at __________________________ on _____________, 2013 commencing at __:__ _.m., local time.

Q:	Who can vote at the meeting?

A:	Record holders of Bluegreen’s Common Stock as of the close of business on _________, 2013 (the “record date”) may vote at the meeting. As of the close of business on the record date, _________ shares of Bluegreen’s Common Stock were outstanding.

Q:	What will Bluegreen’s shareholders be asked to vote on at the meeting?

A:	As described above and in the notice of special meeting of Bluegreen’s shareholders, Bluegreen’s shareholders will be asked to consider and vote upon the proposal to approve the merger agreement. In accordance with the MBCA, the merger cannot be completed unless the merger agreement is approved by Bluegreen’s shareholders. In addition, the shareholders will be asked to consider and vote on a proposal to approve, on a non-binding advisory basis, the amounts deemed compensation payable to Bluegreen’s named executive officers in connection with the merger. Only one of Bluegreen’s named executive officers will be entitled to compensation in connection with the merger and such compensation relates solely to payments he will receive pursuant to the terms of the merger agreement in respect of options granted to him during 2003.

Q:	What are the voting rights of Bluegreen’s shareholders?

A:	Holders of Bluegreen’s Common Stock are entitled to one vote per share on each proposal to be voted upon at the meeting.

Q:	What are my choices when voting?

A:	Bluegreen’s shareholders may vote for or against, or abstain from voting on, the merger agreement. Abstentions will have the same effect as votes cast against the merger agreement.

In addition, Bluegreen’s shareholders may vote for or against, or abstain from voting on, the proposal to approve, on a non-binding advisory basis, the compensation payable to Bluegreen’s named executive officers in connection with the merger. Abstentions will have no impact on this proposal.

Q:	What vote of Bluegreen’s shareholders is required to approve the proposals?

A:	Under the MBCA, approval of the merger agreement requires the affirmative vote of holders of shares of Bluegreen’s Common Stock representing at least 66-2/3% of the shares of such stock outstanding on the record date. Failures to vote and “broker non-votes,” as well as abstentions (as discussed above), will have the same effect as votes cast against the merger agreement.

Under Bluegreen’s bylaws, the affirmative vote of holders of a majority of the shares of Bluegreen’s Common Stock represented at the meeting in person or by proxy and entitled to vote is required to approve, on a non-binding advisory basis, the compensation payable to Bluegreen’s named executive officers in connection with the merger. Failures to vote and “broker non-votes,” as well as abstentions (as discussed above), will have no impact on this proposal.

Q:	Have any shareholders of Bluegreen committed to vote for the approval of the merger agreement?

A:	Yes. Woodbridge currently owns approximately 54% of the outstanding shares of Bluegreen’s Common Stock and has committed in the merger agreement to vote all of its shares in favor of the merger agreement.

Except as described above, there are no agreements or arrangements pursuant to which any shareholder of Bluegreen has committed to vote for or against the merger agreement. However, it is anticipated that Bluegreen’s directors and executive officers, who collectively own and are entitled to vote approximately 0.8% of the outstanding shares of Bluegreen’s Common Stock (in addition to the shares which Alan B. Levan and John E. Abdo may be deemed to beneficially own through BFC), will vote their shares of Bluegreen’s Common Stock in favor of the merger agreement although they are not required to do so.

Q:	What are the recommendations of Bluegreen’s board of directors?

A:	As described above and throughout this proxy statement, the board of directors of Bluegreen recommends that Bluegreen’s shareholders vote “FOR” the merger agreement and “FOR” the proposal to approve, on a non-binding advisory basis, the amounts deemed compensation payable to Bluegreen’s named executive officers in connection with the merger which relates solely to options granted in 2003.

Q:	What constitutes a quorum?

A:	A quorum will be present at the meeting if a majority of the shares of Bluegreen’s Common Stock outstanding on the record date are represented, in person or by proxy, at the meeting.

Q:	Who can attend the meeting?

A:	All shareholders of Bluegreen as of the close of business on the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Shareholders who wish to attend the meeting may contact the information agent for directions. (See “Who can help answer my questions?” below)

IF YOU ATTEND, PLEASE NOTE THAT YOU MAY BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS A DRIVER’S LICENSE OR PASSPORT. CAMERAS, RECORDING DEVICES AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING. SHAREHOLDERS SHOULD BRING THE ADMISSION TICKET ATTACHED TO THEIR PROXY CARD IN ORDER TO FACILITATE THEIR REGISTRATION PROCESS AT THE MEETING. PLEASE ALSO NOTE THAT IF YOU HOLD YOUR SHARES IN “STREET NAME” AND, THEREFORE, YOU DID NOT RECEIVE AN ADMISSION TICKET, YOU WILL NEED TO BRING A COPY OF THE BROKERAGE STATEMENT REFLECTING YOUR STOCK OWNERSHIP AS OF THE CLOSE OF BUSINESS ON THE BLUEGREEN RECORD DATE SO THAT YOU CAN REGISTER AT THE MEETING.

Even if you currently plan to attend the meeting, Bluegreen recommends that you also submit your vote or proxy in advance of the meeting.

Q:	May I vote in person?

A:	If your shares of Bluegreen’s Common Stock are registered directly in your name with Bluegreen’s transfer agent, you are considered the shareholder of record of those shares, and the proxy materials and proxy card are being sent directly to you. If you are a shareholder of record, you may attend the special meeting and vote your shares in person.

If your shares of Bluegreen’s Common Stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the meeting (subject to the requirements for “street name” holders described above). However, since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker or other nominee that holds your shares, giving you the right to vote the shares in person.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares without instructions from me?

A:	No. Because the proposals to be voted upon at the meeting are not considered “routine matters,” if your shares of Bluegreen’s Common Stock are held in “street name” and you do not timely provide voting instructions to your broker or nominee, then your broker or nominee may not vote your shares in its discretion at the meeting. Accordingly, your broker or nominee will vote your shares for you only if you provide voting instructions to it. You should follow the directions provided by your broker or nominee regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted at the meeting and will effectively count as a vote of against the merger agreement, although it will not have any impact on the proposal to approve, on a non-binding advisory basis, the compensation payable to Bluegreen’s named executive officers in connection with the merger.

Q:	What happens if I do not attend the special meeting and fail to return a proxy card or otherwise provide voting instructions?

A:	The failure to return your proxy card or otherwise provide voting instructions will have the same effect as voting against the merger agreement but will have no impact on the proposal to approve, on a non-binding advisory basis, the compensation payable to Bluegreen’s named executive officers in connection with the merger.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope or otherwise transmit your voting instructions as described on the proxy card so that your shares may be represented at the meeting.

All properly signed and dated proxies received by Bluegreen prior to the vote at the meeting that do not contain any direction as to how to vote in regards to the merger agreement will be voted “FOR” the merger agreement and “FOR” the proposal to approve, on a non-binding advisory basis, the compensation payable to Bluegreen’s named executive officers in connection with the merger.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You may revoke your proxy by providing written notice of revocation addressed to, or in person to, Anthony M. Puleo, Secretary, at Bluegreen’s principal executive offices set forth on the notice of special meeting accompanying this proxy statement. To be valid, any such revocation notice must be received by no later than 11:59 p.m., local time, on the date immediately preceding the meeting. You may also submit a new valid proxy bearing a later date or transmit new voting instructions in accordance with the voting procedures described on the proxy card. The powers of the proxy holders will be suspended if you attend the meeting and vote in person, although attendance at the meeting will not by itself revoke a previously granted proxy.

If you hold your shares in “street name,” you must contact your broker or other nominee to find out how to change your vote.

Q:	Are there any other matters to be acted upon at the meeting?

A:	No. The only matters to be acted upon at the meeting are the proposal to approve the merger agreement and the proposal to approve, on a non-binding advisory basis, the compensation payable to Bluegreen’s named executive officers in connection with the merger.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger or the meeting, including the procedures for voting your shares, you should contact Georgeson Inc. (“Georgeson”), the information agent for the merger, at (888) 613-9988.

SPECIAL FACTORS

Background of the Merger

BFC, through Woodbridge, has had a significant investment in Bluegreen since April 2002. During the fourth quarter of 2009, BFC, through Woodbridge, which at that time owned approximately 9.5 million shares of Bluegreen’s Common Stock, representing approximately 29% of the outstanding shares of such stock, purchased approximately 7.4 million additional shares of Bluegreen’s Common Stock from a third party shareholder. This share purchase increased BFC’s ownership in Bluegreen to approximately 16.9 million shares, which currently represents approximately 54% of the outstanding shares of Bluegreen’s Common Stock. From time to time, including in early 2010, the boards of directors of BFC and Bluegreen discussed the possibility of a strategic transaction between the companies, but, based on then-current circumstances, these discussions did not result in transactions. Further, because Bluegreen is a subsidiary of BFC whose financial results are consolidated into BFC’s financial statements, BFC’s board of directors regularly reviewed information regarding Bluegreen’s business, financial condition, operating results and prospects.

At a meeting of BFC’s board of directors held on August 1, 2011, Alan B. Levan, Chairman of the boards of directors of both BFC and Bluegreen, specifically discussed the possibility of BFC once again exploring a potential strategic transaction with Bluegreen. Mr. Levan discussed, and answered questions from BFC’s directors regarding, his view of the potential benefits of such a transaction to both BFC and Bluegreen. Based on this discussion, BFC’s board of directors indicated its willingness to further explore a potential transaction with Bluegreen and to discuss the potential transaction in more detail with a view to presenting a specific proposal to Bluegreen. BFC subsequently engaged JMP Securities LLC (“JMP Securities”) to serve as the financial advisor to BFC’s board of directors in connection with the potential transaction with Bluegreen.

At a meeting of Bluegreen’s board of directors held on August 17, 2011, Mr. Levan advised Bluegreen’s board that BFC was considering the possibility of making a proposal to Bluegreen relating to the shares of Bluegreen not owned by BFC.

On September 16, 2011, BFC’s board of directors held a meeting at which the board discussed whether, and upon what terms, a potential transaction should be proposed to Bluegreen, as well as the process to be followed in connection with the transaction. Mr. Levan also reviewed, and answered questions regarding, the previous discussions between BFC and Bluegreen relating to a possible strategic transaction between the companies, including the discussions engaged in during early 2010. BFC’s directors then discussed the material aspects of the proposal, which contemplated, among other things, a stock-for-stock merger of equals transaction that would result in BFC, through Woodbridge, owning 100% of Bluegreen. BFC’s board of directors also discussed Bluegreen’s business, financial condition and cash position, including the then-current status of the sales process with respect to Bluegreen Communities. At the request of BFC’s board of directors, representatives of JMP Securities attended the meeting and made a presentation to the board of directors regarding certain preliminary financial analyses, which included a detailed explanation of the various valuation techniques and calculations used to arrive at pricing ranges. The representatives of JMP Securities also discussed BFC’s management’s views as to certain of the potential benefits to BFC of proceeding with the transaction. Following this presentation and after further discussion amongst the members of BFC’s board of directors, Mr. Levan was authorized by BFC’s board of directors to submit to Bluegreen’s board of directors a letter expressing BFC’s interest in pursuing the transaction with Bluegreen.

At a meeting of Bluegreen’s board of directors on September 21, 2011, Mr. Levan advised the members of the board of directors of Bluegreen of BFC’s interest in pursuing a possible merger of equals between the two companies, and Mr. Levan presented to Bluegreen’s board of directors BFC’s letter relating to the transaction. In connection with its receipt of such proposal, a special committee of Bluegreen’s board of directors was formed to explore the possible combination of the two companies. Norman H. Becker, Lawrence A. Cirillo, Arnold Sevell, James R. Allmand, III and Orlando Sharpe, each of whom is an independent director of Bluegreen, were appointed to the special committee, with Mr. Sevell being selected to serve as chairman of the special committee. It was determined that Mark Nerenhausen, a director of Bluegreen who is also currently independent under the listing standards of the NYSE, would be a non-voting member of the special committee. Mr. Levan met with the newly designated committee to answer questions regarding his view of the potential benefits of the transaction to both Bluegreen and BFC. Thereafter, Bluegreen’s special committee indicated its willingness to further explore a potential transaction with BFC, and Mr. Levan undertook to present a more specific proposal.

At a meeting of BFC’s board of directors held on October 3, 2011, Mr. Levan reported that he had submitted to Bluegreen’s board of directors BFC’s letter relating to the potential transaction and that a special committee of Bluegreen’s board of directors had been formed to consider the proposal. Mr. Levan further informed BFC’s board of directors that Bluegreen’s special committee indicated they were receptive to discussing a merger of equals between BFC and Bluegreen. Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A (“Stearns Weaver”), BFC’s regular outside counsel which had been engaged to serve as legal advisor to BFC with respect to the transaction, reviewed generally with the board the relationships of Messrs. Levan and Abdo to both BFC and Bluegreen and the fiduciary and legal duties that were applicable to BFC’s directors in connection with their evaluation and negotiation of a transaction between BFC and Bluegreen.

On October 6, 2011, Bluegreen’s special committee held a meeting for the purpose of discussing the potential transaction with BFC and determining how to proceed with respect to the transaction. The special committee determined to engage an independent financial advisor to assist it in evaluating the potential transaction and interviewed and discussed the qualifications of several potential firms to engage as its independent financial advisor. The special committee also reviewed and discussed information relating to the evaluation process undertaken with respect to previous discussions between Bluegreen and BFC in order to assist the special committee in its process of evaluating the transaction between the companies. After discussion, the special committee determined to engage Cassel Salpeter to serve as its financial advisor with respect to the transaction. Bluegreen’s special committee selected Cassel Salpeter based on, among other things, Cassel Salpeter’s experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets, and other transactions.

On October 12, 2011, Bluegreen’s special committee held a meeting at which it approved the engagement of Akerman Senterfitt, P.A. (“Akerman”) as independent legal counsel. The special committee selected Akerman based on its experience with respect to merger and acquisition transactions, its knowledge of corporate law, specifically as it related to the potential transaction with BFC, and the experience of members of its firm with respect to Massachusetts law and specifically the MBCA. Akerman discussed generally with the members of the special committee the purpose of the special committee, the process and procedure of conducting committee meetings and the fiduciary and legal duties that may be applicable to the members of the special committee in connection with their evaluation of a potential transaction with BFC. Akerman also discussed with the special committee the provisions of law applicable to a potential transaction between Bluegreen and BFC. It was also discussed whether Cassel Salpeter should be instructed to solicit indications of interest from other potential acquirers for Bluegreen. Because BFC owns more than 50% of Bluegreen’s outstanding Common Stock and BFC had previously indicated to Bluegreen that BFC was not interested in selling its position in Bluegreen, the special committee determined that it would likely not be productive to seek a buyer for either Bluegreen as a whole or the position in Bluegreen’s Common Stock owned by shareholders other than BFC. Instead, the special committee directed Cassel Salpeter to assist the special committee in negotiations with respect to the potential transaction with BFC in order to obtain the highest possible exchange ratio for Bluegreen’s shareholders in the stock-for-stock transaction.

On October 14, 2011, representatives of Cassel Salpeter, at the request of Bluegreen’s special committee, contacted representatives of JMP Securities to discuss BFC’s proposal of a merger of equals and certain transaction execution processes, such as due diligence. These discussions continued over the next several days.

On October 24, 2011, Bluegreen’s special committee held a meeting. Mr. Levan attended the meeting at the invitation of the special committee. At the meeting, Mr. Levan made a presentation to the special committee regarding the potential transaction and the current activities of BFC. Mr. Levan also discussed with the members of the special committee BBX Capital’s then-pending discussions with BB&T Corporation (“BB&T”) regarding the possible sale of BankAtlantic, the consummation of which was not envisioned to be a condition to the transaction between BFC and Bluegreen.

On October 28, 2011, Bluegreen’s special committee held a meeting at which Mr. Sevell updated the full committee on the status of the potential transaction. At the meeting, representatives of Cassel Salpeter reviewed with the special committee certain preliminary financial analyses regarding Bluegreen, BFC and the potential transaction.

On October 28, 2011, Cassel Salpeter, at the request of Bluegreen’s special committee, proposed to BFC that the exchange ratio be 9.57 shares of BFC’s Class A Common Stock for each share of Bluegreen’s Common Stock. On October 30, 2011, JMP Securities, on behalf and at the direction of BFC’s board of directors, responded to Cassel Salpeter with a proposed exchange ratio of 7.5 shares of BFC’s Class A Common Stock for each share of Bluegreen’s Common Stock.

On October 31, 2011, BFC’s board of directors held a meeting at which Mr. Levan reported to the board that Bluegreen’s special committee had advised BFC that Bluegreen was prepared to move forward with a negotiated transaction between the companies. BFC’s board of directors then further discussed the proposed terms of the transaction, including the exchange ratio.

On November 2, 2011, Bluegreen’s special committee held a meeting. At the meeting, the members of the special committee discussed the status of the transaction between BFC and Bluegreen. The members of the special committee were also updated on the status of the due diligence review of BFC as well as Cassel Salpeter's preliminary financial analysis of BFC.

During this time period, BFC’s management and Bluegreen’s special committee, with the assistance of their respective legal and financial advisors, continued to discuss the exchange ratio and other terms of the transaction. In particular, the positive impact that the announcement of BBX Capital’s agreement with BB&T relating to the sale of BankAtlantic had on the market price of BFC’s Class A Common Stock was discussed in the context of the exchange ratio, as, based on the exchange ratios being discussed at that time, the increase in the market price of BFC’s Class A Common Stock resulted in the merger no longer being a merger of equals, but rather Bluegreen’s shareholders being entitled to receive shares of BFC’s Class A Common Stock with a market value representing a substantial premium over the market value of their shares of Bluegreen’s Common Stock. After lengthy discussions regarding this matter, it was agreed that the exchange ratio would not be adjusted to account for the increase in the market price of BFC’s Class A Common Stock resulting from the announcement of the agreement relating to the sale of BankAtlantic, but, as indicated below, the terms of the merger agreement would exclude any change to BFC resulting from the sale of BankAtlantic not being completed on the contemplated terms, or at all, from constituting a “material adverse effect” with respect to BFC.

On November 4, 2011, Stearns Weaver sent a preliminary draft of the 2011 merger agreement to Akerman. Thereafter, Bluegreen’s special committee and BFC’s board of directors, with the assistance of their respective legal and financial advisors, discussed and negotiated the terms of the 2011 merger agreement.

In the following days, discussions between the legal and financial advisors for BFC’s board of directors and Bluegreen’s special committee continued, and an exchange ratio of eight shares of BFC’s Class A Common Stock for each share of Bluegreen’s Common Stock was preliminarily agreed upon. The following day, Akerman, on behalf and at the direction of Bluegreen’s special committee, provided comments to the 2011 merger agreement, which included, among other things, the exchange ratio of eight shares of BFC’s Class A Common Stock for each share of Bluegreen’s Common Stock, the elimination from the 2011 merger agreement of the requirement that, under certain circumstances, the company terminating the agreement pay a fee to the other company, the elimination from the 2011 merger agreement of the provision giving BFC the right to terminate the agreement if Bluegreen incurred impairment charges exceeding a certain specified amount and the exclusion from the definition of the term “acquisition proposal” in the 2011 merger agreement of a proposal relating to a strategic transaction solely involving Bluegreen Communities. Negotiations regarding the 2011 merger agreement thereafter continued. On November 10, 2011, Stearns Weaver, on behalf and at the direction of BFC’s board of directors, distributed a revised draft of the 2011 merger agreement, which provided that the results of existing legal proceedings would not be deemed to be a “material adverse effect” with respect to either company under the agreement. In addition, because the exchange ratio was determined without regard to BBX Capital’s then-pending sale of BankAtlantic and the positive impact that the announcement of the agreement relating to such sale had on the market price of BFC’s Class A Common Stock, the revised 2011 merger agreement provided that any change to BFC, including to its financial condition or operating results, or the stock price of its Class A Common Stock, resulting from the sale of BankAtlantic not being completed on the contemplated terms, or at all, would not constitute a “material adverse effect” under the 2011 merger agreement with respect to BFC.

On November 10, 2011, BFC’s board of directors met with its legal and financial advisors. A copy of the proposed final draft of the 2011 merger agreement and materials outlining JMP Securities’ analysis of the 2011 merger and the exchange ratio had previously been delivered to BFC’s board of directors. At the meeting, the proposed final draft of the 2011 merger agreement was discussed by the board, with Stearns Weaver reviewing and discussing the material terms, conditions and provisions of the agreement. JMP Securities then reviewed and discussed its financial analyses of BFC, Bluegreen and the 2011 merger. Thereafter, JMP Securities rendered to BFC’s board of directors its oral opinion (which was subsequently confirmed in writing by delivery of JMP Securities’ written opinion, dated as of November 10, 2011), to the effect that, as of November 10, 2011 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by JMP Securities in its opinion, the exchange ratio in the 2011 merger pursuant to the 2011 merger agreement was fair, from a financial point of view, to the holders of BFC’s Class A Common Stock and Class B Common Stock. In connection with its opinion, JMP Securities conducted a contribution analysis based on certain of the contributions of BFC’s and Bluegreen’s standalone financial metrics, excluding the then-anticipated effects of the 2011 merger and any potential synergies therefrom, and a historical trading analysis based on the relative stock price performance of Bluegreen’s Common Stock and BFC’s Class A Common Stock. In connection with its opinion, JMP Securities also performed a discounted cash flow analysis and selected transaction analyses in which it conducted a premiums paid analysis and calculated enterprise values as a multiple of EBITDA. As described below in “-Analyses Performed by the Financial Advisor to BFC’s Board of Directors,” in connection with Ewing’s opinion with respect to the currently proposed merger, Ewing performed a discounted cash flow analysis, enterprise value analysis, premium analysis and market comparison analysis. The full text of JMP Securities’ opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JMP Securities in rendering its opinion, has been filed as an exhibit to the Transaction Statement on Schedule 13E-3 filed by Bluegreen and the members of the Purchaser Group with the SEC on the date hereof (the “Schedule 13E-3”). See the section of this proxy statement entitled “Where You Can Find More Information.” After further discussions and deliberations, BFC’s board of directors unanimously determined that the 2011 merger was advisable, fair to and in the best interests of BFC and its shareholders, and adopted resolutions approving the 2011 merger agreement and the 2011 merger.

On November 11, 2011, Bluegreen’s special committee met with its legal and financial advisors. A copy of the proposed final draft of the 2011 merger agreement had previously been delivered to the members of the special committee. The proposed final draft of the 2011 merger agreement was discussed by the special committee, with Akerman reviewing and discussing the material terms, conditions and provisions of the agreement. Cassel Salpeter then reviewed and discussed its financial analyses with respect to Bluegreen, BFC and the 2011 merger. Thereafter, Cassel Salpeter rendered to Bluegreen’s special committee its oral opinion (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion, dated as of November 11, 2011), to the effect that, as of November 11, 2011 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion, the exchange ratio in the 2011 merger pursuant to the 2011 merger agreement was fair, from a financial point of view, to the holders of Bluegreen’s Common Stock (other than BFC and its affiliates). In connection with its opinion, Cassel Salpeter conducted financial analyses which were substantially similar to the financial analyses performed by it in rendering its opinion with respect to the currently proposed merger, as described in “- Opinion of the Financial Advisor to the Special Committee” below. However, Cassel Salpeter’s opinion with respect to the 2011 merger was based on then-available information regarding Bluegreen and the contemplated terms of the then-proposed stock-for-stock merger, whereas Cassel Salpeter’s opinion with respect to the currently proposed merger is based on updated information regarding Bluegreen and the contemplated terms of the proposed cash merger. The full text of Cassel Salpeter’s opinion with respect to the 2011 merger, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Cassel Salpeter in rendering such opinion, has been filed as an exhibit to the Schedule 13E-3. See the section of this proxy statement entitled “Where You Can Find More Information.” After discussions and deliberations, Bluegreen’s special committee unanimously determined that the 2011 merger was advisable, fair to and in the best interests of Bluegreen and its shareholders (other than BFC and its affiliates) and adopted resolutions approving the 2011 merger agreement and the 2011 merger, and recommending that Bluegreen’s board also approve the 2011 merger agreement and the 2011 merger.

Following the meeting of Bluegreen’s special committee, Bluegreen’s board of directors met to consider the 2011 merger, with Akerman and Cassel Salpeter participating at the meeting at the request of Bluegreen’s special committee. A copy of the proposed final draft of the 2011 merger agreement had previously been delivered to each member of Bluegreen’s board. At the meeting, Bluegreen’s special committee informed Bluegreen’s board of its approval of, and recommended that Bluegreen’s full board approve, the 2011 merger agreement and the 2011 merger. After further discussion and consideration, Bluegreen’s board, with Messrs. Levan and Abdo abstaining, unanimously determined that the 2011 merger was advisable, fair to and in the best interests of Bluegreen and its shareholders (other than BFC and its affiliates) and adopted resolutions approving the 2011 merger agreement and the 2011 merger, and recommending that Bluegreen’s shareholders approve the 2011 merger agreement. In connection with its approval, Bluegreen’s board of directors also authorized Bluegreen’s management to take all actions that it deemed necessary or desirable relating to the 2011 merger, including, without limitation, to cause Bluegreen’s shareholder rights plan to be inapplicable to the 2011 merger and to be terminated as of the effective time of the 2011 merger.

The 2011 merger agreement was thereafter entered into on November 11, 2011 and publicly announced prior to the opening of the market on the next trading day, November 14, 2011. Thereafter, the parties cooperated with each other to, and used their respective good faith efforts to, satisfy all required closing conditions and consummate the 2011 merger, including the filing of a Registration Statement on Form S-4 and joint proxy statement/prospectus, including amendments thereto, with the SEC, responding to comments from the SEC with respect to such filings, mailing the final joint proxy statement/prospectus to BFC’s and Bluegreen’s respective shareholders, the filing of applications and other actions with respect to the listing of BFC’s Class A Common Stock on a national securities exchange, obtaining required third party consents and defending against the lawsuits relating to the 2011 merger, as described below in “-Litigation Related to the Merger.”

A meeting of Bluegreen’s special committee was held on January 18, 2012 to review a proposal by BFC for Bluegreen and BFC to share equally the legal expenses related to the litigation challenging the transaction. The special committee discussed the importance of defending the allegations contained in the lawsuits and the appropriateness of Bluegreen contributing to the costs of such defense. Upon a unanimous vote of the special committee, the special committee approved the equal sharing between Bluegreen and BFC of the legal expenses related to the litigation challenging the transaction.

On May 4, 2012, Bluegreen completed the sale of Bluegreen Communities.

On May 14, 2012 the Registration Statement on Form S-4 relating to the 2011 merger (which included a joint proxy statement/prospectus) was declared effective by the SEC. The boards of directors of Bluegreen and BFC set June 19, 2012 as the date of the companies’ respective special meetings and the joint proxy statement/prospectus was mailed to shareholders beginning on May 15, 2012.

On June 15, 2012 the board of directors of Bluegreen received a letter from Diamond Resorts Corporation (“Diamond”) which contained a proposal subject to stated terms and conditions to acquire 100% of the outstanding Common Stock of Bluegreen at a price of $6.25 per share in cash. The proposal was expressly contingent on satisfactory due diligence and obtaining sufficient financing. The special committee of Bluegreen made a determination, informed Diamond of, and publicly disclosed on June 18, 2012 its determination that Diamond’s proposal did not constitute, and was not likely to result in, a “superior proposal,” as defined in the 2011 merger agreement. Diamond did not pursue the written proposal.

At the June 19, 2012 special meeting of Bluegreen shareholders, the 2011 merger agreement was approved by holders of 73.05% of Bluegreen's Common Stock outstanding as of the May 14, 2012 record date established for the meeting.

At the special meeting of BFC's shareholders held June 19, 2012, holders of shares representing approximately 78.4% of the total voting power of BFC's Class A Common Stock and Class B Common Stock outstanding as of the May 14, 2012 record date established for the meeting voted in favor of the merger, as required by the term of the 2011 merger agreement.

While BFC and Bluegreen shareholder approval of the 2011 merger was obtained, BFC was encountering difficulties obtaining the listing of its Class A Common Stock on a national securities exchange, a condition of the 2011 merger agreement.. Mr. Levan updated the Bluegreen board during its July 18, 2012 telephonic meeting on the status of BFC’s efforts to list its Class A Common Stock. Mr. Levan advised the board that BFC was hopeful of having all matters resolved and being able to close the 2011 merger.

On July 31, 2012, BBX Capital completed the sale of BankAtlantic to BB&T.

During the August 15, 2012 Bluegreen board of directors’ meeting, Mr. Levan advised the board that BFC was continuing to encounter difficulties obtaining approval from a national securities exchange to list BFC’s Class A Common Stock. Mr. Levan advised the board that the staffs of both the NYSE and Nasdaq indicated that the pendency of the civil action brought against BBX Capital and Mr. Levan personally by the SEC was an obstacle to the listing of BFC’s shares on the respective exchanges. In that action, which BBX Capital and Mr. Levan believe to be without merit, the SEC has alleged that BBX Capital and Mr. Levan violated securities laws by not timely disclosing known adverse trends in BBX Capital’s commercial real estate loans, selectively disclosing problem loans and the failure to account for certain assets as held for sale, which the SEC alleges has resulted in a material understatement of BBX Capital’s net loss in its Annual Report on Form 10-K for the year ended December 31, 2007. The SEC’s complaint also alleges that Mr. Levan intentionally misled investors in related earnings calls. The SEC is seeking a finding by the court of violations of securities laws, a permanent injunction barring future violations, civil money penalties and, in the case of Mr. Levan, an order barring him from serving as an officer or director of a public company. Mr. Levan informed the board that, because the NYSE does not have a formal staff review process for listing determinations, BFC made a determination not to file a formal listing application with the NYSE but had filed a listing application with Nasdaq, which has a formal appeals process for its listing determinations. In connection with that filing, BFC requested and received a formal decline letter based on Nasdaq’s position regarding the effect of the pendency of the SEC action so that it could seek an appeal. Subsequent to receipt of the formal denial, BFC filed an appeal with the Nasdaq Listing Qualifications Panel (the “panel”).

BFC’s appeals hearing before the panel was held on August 30, 2012. On September 10, 2012, BFC received notice from the panel that it had affirmed the denial of BFC’s listing application.

At a meeting of BFC’s board of directors held on September 10, 2012, Mr. Levan advised the members of the board that, earlier on that date, BFC’s initial appeal of Nasdaq’s denial of BFC’s listing application was rejected, with Nasdaq citing the pending litigation brought by the SEC against BBX Capital and Mr. Levan as a public interest reason for the denial. Mr. Levan also advised the board that a second appeal to the Nasdaq council was permitted, and the board discussed the continuation of the appeals process as well as possible alternatives with respect to the 2011 merger agreement, including terminating the agreement and/or restructuring the transaction.

A special telephonic meeting of the board of directors of Bluegreen was held on September 12, 2012. The purpose of the special meeting was to update Bluegreen regarding the status of BFC’s Nasdaq application. Mr. Levan notified the board of the Nasdaq panel’s denial of BFC’s initial appeal and advised the board that there were additional appeal processes available to BFC. Mr. Levan further advised the Bluegreen board that BFC had filed a request for the Nasdaq council to hear BFC’s appeal. Mr. Levan reminded the board that the 2011 merger agreement could be unilaterally terminated by any party if the merger was not completed by September 30, 2012. Mr. Levan then discussed with the Bluegreen board that because of the uncertainty surrounding when the Nasdaq listing appeals process would be complete and how it might ultimately be resolved, BFC was considering alternative transaction structures potentially involving participation by BBX Capital. Mr. Levan stated his belief that the reasons for entering into the 2011 merger agreement still existed and therefore he believed that the companies should investigate possible alternatives to enable a transaction to be consummated.

On September 18, 2012, a meeting of BFC’s board of directors was held at which the members of the board discussed the status of the Nasdaq appeals process, continued appeal of the Nasdaq decision and possible alternative strategies for completing the transaction with Bluegreen. Mr. Levan discussed with the board potential alternatives which might involve BBX Capital’s participation, including a cash merger or tender offer by BFC or Woodbridge utilizing, in part, funds from BBX Capital, or a cash tender offer by BBX Capital for some or all of the shares of Bluegreen’s Common Stock not owned by BFC. The board discussed, and Mr. Levan answered questions from the members of the board regarding, these alternatives.

The special committee of Bluegreen held a meeting on September 19, 2012 at which it discussed the status of the 2011 merger as well as whether Bluegreen should (i) wait until the conclusion of the Nasdaq appeals process, (ii) continue to work with BFC with respect to a strategic transaction between the companies on some basis or (iii) abandon its efforts with respect to any such strategic transaction. Following this discussion, the special committee determined that Bluegreen should continue to attempt to consummate a transaction with BFC and specifically to allow BFC time to pursue the Nasdaq appeals process. Based on BFC’s majority voting interest in Bluegreen’s Common Stock and its indication that is was not interested in selling its position, as described above, the special committee did not seek alternative strategic transactions not involving BFC .

By letter dated September 27, 2012, Bluegreen and BFC confirmed their agreement that neither party would exercise its right to unilaterally terminate the merger agreement prior to December 31, 2012 as a result of the merger not being completed by September 30, 2012. None of the other terms or conditions of the 2011 merger agreement were impacted.

At BFC’s board of directors meeting held on October 29, 2012, Mr. Levan updated the board on the status of the 2011 merger and BFC’s continuing efforts to list its Class A Common Stock on a national securities exchange. Mr. Levan discussed with the board management’s suggestion that, in light of the apparent inability of BFC to obtain the listing of its Class A Common Stock, the board begin a more formal process for considering alternatives for completing a transaction with Bluegreen. The board then discussed, and reviewed a term sheet relating to, a potential transaction whereby Woodbridge would acquire Bluegreen. As part of the proposal, BBX Capital would consider providing a portion of the funds for the transaction through an investment in Woodbridge in exchange for a 46% equity interest in Woodbridge. BFC would continue to hold the remaining 54% of Woodbridge’s equity interests. The engagement of a financial advisor with respect to the proposed transaction was then discussed, and the board approved the engagement of Ewing to serve as the board’s financial advisor and to provide a fairness opinion in connection with the transaction. The termination of the 2011 merger agreement in connection with the entry into a definitive agreement relating to the new transaction was also discussed. The board then authorized Mr. Levan to present the term sheet relating to the proposed transaction to Bluegreen’s special committee and its advisors.

On October 29, 2012, Stearns Weaver, on behalf of BFC, sent a term sheet relating to the current cash merger under consideration to Akerman, which continued to represent the special committee in connection with the proposed transaction. The term sheet contained similar terms as the 2011 merger agreement but contemplated for Bluegreen’s shareholders to receive cash in exchange for their shares of Bluegreen’s Common Stock instead of shares of BFC’s Class A Common Stock. The initial term sheet proposed a cash payment of $6.50 per share of Bluegreen’s Common Stock.

On October 31, 2012, Bluegreen’s special committee met to review the term sheet and determined to re-engage Cassel Salpeter to serve as its financial advisor with respect to the newly proposed cash merger.

At a meeting of BFC’s board of directors held on November 5, 2012, the board continued its discussion of the proposed transaction pursuant to which Woodbridge would acquire Bluegreen in a cash merger, with BBX Capital providing a portion of the required funding based on the pricing of the transaction through a cash investment in Woodbridge. Term sheets relating to the merger as well as BBX Capital’s proposed investment in Woodbridge were reviewed by the board in connection with this discussion. The board also discussed certain financial matters with respect to Bluegreen and Woodbridge, including Bluegreen’s financial condition and cash position, and Woodbridge’s trust preferred securities. At the request of BFC’s board of directors, representatives of Ewing attended the meeting and discussed with the board the history, qualifications and experience of Ewing, as well as items that Ewing planned to analyze and consider in connection with its fairness opinion.

On November 6, 2012, Bluegreen’s special committee met, with Cassel Salpeter in attendance at the special committee’s request. At the meeting, Cassel Salpeter reviewed with the special committee preliminary financial information with respect to Bluegreen and the proposed offer. The preliminary information reviewed and discussed by Cassel Salpeter with the special committee on November 6, 2012 was substantially similar to the financial information reviewed and discussed by Cassel Salpeter with the special committee at the special committee’s meeting on November 14, 2012, as more fully discussed in “- Opinion of the Financial Advisor to the Special Committee” below. However, the financial information reviewed and discussed with the special committee on November 14, 2012 was updated based on information regarding Bluegreen and the terms of the merger. A copy of the preliminary information reviewed and discussed by Cassel Salpeter with the special committee on November 6, 2012 has been filed as an exhibit to the Schedule 13E-3. See the section of this proxy statement entitled “Where You Can Find More Information.” After discussion among the members of the special committee, the special committee directed Cassel Salpeter to contact BFC’s financial advisor.

On November 6, 2012, Stearns Weaver sent a preliminary draft of the merger agreement to Akerman.

On November 9, 2012, BFC’s board of directors held a meeting at which the board discussed the status of the proposed merger with Bluegreen. Mr. Levan informed the board that the financial advisors were continuing their analysis of Bluegreen and the proposed purchase price to be paid in connection with the merger, but that BFC had not yet received a counterproposal to the offered $6.50 per share purchase price or any other comments to the draft merger agreement.

On November 12, 2012, Mr. Sevell, on behalf of Bluegreen’s special committee, together with its legal and financial advisors, met with Mr. Levan and BFC’s advisors. After lengthy negotiations, it was informally agreed that the price of $10.00 per share in cash would be submitted for consideration to the special committee of Bluegreen as well as to the board of BFC. In connection with the proposed increase in the purchase price, it was agreed that the merger agreement would include a financing contingency.

On November 13, 2012, Stearns Weaver and Akerman participated in a telephone conference call to discuss comments from Bluegreen with respect to the merger agreement. These comments included, among others, (i) that holders of all of Bluegreen’s outstanding stock options, whether vested or unvested, should be entitled to a payment equal to the excess of the per share merger consideration over the exercise price of the options (whereas the draft merger agreement provided for only holders of vested stock options to be entitled to such payments), (ii) that all of Bluegreen’s unvested restricted stock awards should be converted into the right to receive the same per share merger consideration as outstanding shares of Bluegreen’s Common Stock (whereas the draft merger agreement provided for unvested restricted stock awards to be canceled at the effective time of the merger without any consideration paid to the holder of the award) and (iii) that the provisions relating to the restrictions on Bluegreen’s business and operations during the pendency of the merger be revised. Following such conference call, Stearns Weaver circulated a revised draft of the merger agreement reflecting these comments, as well as the agreements of the parties at the previous day’s meeting, including the $10.00 per share merger consideration and financing contingency.

A meeting of BFC’s board of directors was held on November 13, 2012. At the meeting, Mr. Levan advised the board of the meeting of the parties and their respective advisors which was held on the previous day, including the discussions relating to the purchase price to be paid for the shares of Bluegreen’s Common Stock and the preliminary agreement to a $10.00 per share purchase price, subject to approval by BFC’s and Bluegreen’s respective boards of directors and Bluegreen’s special committee. The board then discussed the proposed $10.00 per share purchase price, including the factors and methodology which supported such price from BFC’s perspective. Representatives of Stearns Weaver also reviewed and discussed with the board the material proposed terms of the merger agreement, including the above-described revisions to the treatment of outstanding stock options and restricted stock awards requested by Bluegreen, and Mr. Levan advised the board that he and Mr. Abdo have stock options and restricted stock awards in respect of which they would receive payments under the revised terms of the merger agreement. The board also discussed, and reviewed a revised term sheet to be delivered to BBX Capital relating to a possible BBX Capital investment in Woodbridge based on the $10.00 per share price. Mr. Levan also discussed other financing that might be utilized whether or not BBX Capital participated in the transaction, the desired timing for agreeing to and closing the transaction, and the requirement that Bluegreen obtain the approval of its shareholders. At the request of BFC’s board of directors, a representative of Ewing attended the meeting and discussed with the board the status of Ewing’s opinion and the information being analyzed by Ewing in connection with its opinion.

On November 13, 2012, the special committee and board of Bluegreen met, with Cassel Salpeter in attendance at the request of the special committee. At the request of the special committee, Cassel Salpeter reviewed with the special committee and the board the status of negotiations relating to the proposed merger.

On the morning of November 14, 2012, BFC’s board of directors met with its legal and financial advisors. A copy of the proposed final draft of the merger agreement had previously been delivered to BFC’s board of directors. At the meeting, the proposed final draft of the merger agreement was discussed by the board, with Stearns Weaver reviewing and discussing the material terms, conditions and provisions of the merger agreement. Stearns Weaver also noted the interests of Messrs. Levan and Abdo in the transaction, including with respect to their outstanding Bluegreen stock options and restricted stock awards. Ewing then made an oral presentation of its financial analyses of Bluegreen and the proposed merger. Thereafter, Ewing rendered to BFC’s board of directors its oral opinion (which was subsequently confirmed in writing), to the effect that, as of November 14, 2012 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Ewing in its opinion, the $10.00 per share merger consideration to be received in the merger by holders of Bluegreen’s Common Stock (other than BFC, Woodbridge and Merger Sub) pursuant to the merger agreement was fair, from a financial point of view, to the holders of BFC’s Class A Common Stock and Class B Common Stock. Mr. Levan then discussed, and answered questions from the board regarding, certain other matters relating to Bluegreen and the merger, including risks relating to Bluegreen and its business, and the contemplated composition of BFC’s board following the merger. In addition, at Bluegreen’s request, BFC’s board confirmed that it did not presently have any intention to dispose of its interest in Bluegreen following completion of the merger.

A second meeting of BFC’s board of directors was held following the close of business on November 14, 2012. At the meeting, the board further discussed and deliberated with respect to the proposed merger with Bluegreen. Following such discussions and deliberations, BFC’s board of directors unanimously determined that the merger was advisable, fair to and in the best interests of BFC and its shareholders, and adopted resolutions approving the merger agreement and the merger. In connection with its approval, BFC’s board agreed to the termination of the 2011 merger agreement.

On November 14, 2012, Bluegreen’s special committee met, with its legal and financial advisors in attendance at the special committee’s request. A copy of the proposed final draft of the merger agreement had previously been delivered to the members of the special committee. The proposed final draft of the merger agreement was discussed by the special committee, with Akerman reviewing and discussing certain of the material terms, conditions and provisions of the agreement. At the request of the special committee, Cassel Salpeter then reviewed and discussed its financial analyses with respect to Bluegreen and the proposed merger. Thereafter, Cassel Salpeter rendered its oral opinion to the special committee (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to the fairness, as of November 14, 2012, from a financial point of view, to Bluegreen’s shareholders other than BFC and its affiliates of the per share merger consideration to be received by such holders in the merger pursuant to the merger agreement. On November 14, 2012, both the special committee and the board of Bluegreen (with Mr. Levan and Mr. Abdo abstaining) approved the merger as well as the termination of the 2011 merger agreement.

The parties thereafter entered into the currently proposed merger agreement and terminated the 2011 merger agreement on November 14, 2012. Bluegreen and BFC issued a joint press release announcing the new merger agreement and the termination of the 2011 merger agreement prior to the opening of the market on November 15, 2012.

In addition to the offer from Diamond discussed above, Bluegreen has from time to time received oral inquiries from several of its competitors with respect to their interest in acquiring Bluegreen. In all such cases, the competitor was directed to review the terms of the parties’ merger agreement as to how to proceed if it was interested in pursuing any acquisition. None of the competitors went beyond the preliminary conversations.

Bluegreen, BFC and the other members of the Purchaser Group are undertaking the currently proposed merger at this time based on the events, developments and time frames discussed above. Specifically, the timing reflects (i) the parties’ inability to complete the 2011 merger as the condition requiring the listing of BFC’s Class A Common Stock on a national securities exchange was not met, (ii) the cash and other resources available to the parties at this time based upon, among other things, the consummation of BBX Capital’s sale of BankAtlantic to BB&T during July 2012 and the cash generated by the success during the current economic environment of Bluegreen’s business model, (iii) in the case of Bluegreen, the determinations made by its special committee and board of directors that the merger is in the best interests of Bluegreen’s unaffiliated shareholders based on the $10.00 per share cash merger consideration and (iv) in the case of BFC, the determination made by its board of directors that the merger is in the best interests of BFC and its shareholders. BBX Capital determined to participate in the currently proposed transaction at this time as it has cash available to invest and based on its belief that the investment will generate both earnings and cash flow.

Recommendation of the Special Committee and Board of Directors; Their Reasons for the Merger; Fairness of the Merger

The purpose of the merger is, in the view of Bluegreen’s special committee and board of directors, to enable Bluegreen’s shareholders to realize the value of the investment in cash through their receipt of the $10.00 per share merger consideration.

Special Committee

A special committee comprised solely of Bluegreen’s independent directors, with the assistance of its legal and financial advisors, negotiated, reviewed and evaluated the terms and conditions of the merger agreement on behalf of Bluegreen. The members of the special committee are Arnold Sevell, Chairman; Norman H. Becker; Lawrence A. Cirillo; James R. Allmand, III; Orlando Sharpe and Mark Nerenhausen. After careful review and consideration, the special committee determined that the merger is advisable, fair to and in the best interests of Bluegreen’s unaffiliated shareholders and approved the merger agreement and the merger. The special committee therefore recommended that the board of directors of Bluegreen approve the merger agreement and the merger and recommend to Bluegreen’s shareholders that they approve the merger agreement. The special committee believes that the merger is fair, both substantively and procedurally, to Bluegreen’s unaffiliated shareholders.

The special committee was aware of the interests of certain executive officers and directors of Bluegreen in the merger, as described under “-Interests of Certain Persons in the Merger,” including the fact that the merger agreement contemplates that the members of the special committee are to be appointed to the board of directors of BFC in connection with the consummation of the merger.

In arriving at its determination, the special committee consulted with Akerman, its outside legal counsel, with respect to legal and regulatory matters, and with Cassel Salpeter, its financial advisor, with respect to financial aspects of the merger. In arriving at its determination, the special committee also independently considered the factors described below under “Board of Directors.” In light of the number and wide variety of factors considered in connection with its evaluation of the merger, the special committee did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination. The special committee viewed its determination and recommendation as being based on the information available and factors presented to and considered by it. In addition, individual directors serving on the special committee may have given different weight to different factors.

Board of Directors

After considering the recommendation of Bluegreen’s special committee and the other factors discussed below, the board of directors of Bluegreen determined that the merger is advisable, fair to and in the best interests of Bluegreen’s unaffiliated shareholders, approved the merger and the merger agreement and recommends that Bluegreen’s shareholders vote “FOR” the merger agreement at the special meeting.

Bluegreen’s special committee and board believe that the proposed merger is substantively fair to Bluegreen’s unaffiliated shareholders and that the following material factors support that determination :

•	The fact that Bluegreen’s stock trading history over the last two years prior to November 14, 2012, the date of the merger agreement, (which includes the time period during which the 2011 merger was pending and therefore reflects the positive impact that the announcement of the 2011 merger agreement had on the trading price of Bluegreen’s Common Stock) indicates a high closing sales price of $6.39 per share, and that absent the proposed merger being consummated, the board believes that it is unlikely that Bluegreen’s shareholders would, in the near-term, be able to obtain a sales price at or above the presently offered consideration of $10.00 per share.

•	The fact that Bluegreen’s book value of $9.62 per share as of September 30, 2012 is below the presently offered consideration of $10.00 per share.

•	The fact that the closing price of Bluegreen’s Common Stock on November 14, 2012, the last day before the announcement of the merger, was $5.76 per share, meaning that the presently offered consideration of $10.00 per share represented a 73.6% premium.

•	The fact that the special committee received an opinion from its financial advisor, Cassel Salpeter, as to the fairness, from a financial point of view, to Bluegreen’s shareholders other than BFC and its affiliates of the merger consideration to be received by such shareholders in the merger pursuant to the merger agreement.

Bluegreen’s special committee and board believe that sufficient procedural safeguards were and are present to provide assurance of the fairness of the proposed merger to Bluegreen's unaffiliated shareholders and that the proposed merger is procedurally fair to Bluegreen's unaffiliated shareholders due to, among other factors:

•	The fact that while the merger agreement does not require the approval of a majority of Bluegreen’s unaffiliated shareholders, the merger agreement must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bluegreen’s Common Stock.

•	The fact that, while the merger agreement generally prohibits Bluegreen from soliciting certain alternative transactions to the merger, Bluegreen does have the right to furnish information about its business to any person making an unsolicited “superior proposal” to the merger and to participate in negotiations regarding, and, in specific circumstances, to accept, such proposal in lieu of the merger.

•	The absence of any termination or similar fee to be paid if the merger agreement is terminated, including in the event Bluegreen accepts a “superior proposal" in lieu of the merger, as described above.

•	The fact that the financial and other terms and conditions of the merger agreement were the product of extensive negotiations among the parties.

•	The special committee was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the merger, and to decide whether or not to recommend the merger.

•	The members of the special committee are not officers or employees of Bluegreen, each of them is otherwise independent under the listing standards of the NYSE, and they do not have any interests in the merger different from, or in addition to, those of the unaffiliated shareholders, other than (i) their receipt of compensation for serving on the special committee (which is not contingent upon the consummation of the merger or the special committee’s recommendation of the merger), (ii) their indemnification and liability insurance rights under the merger agreement, (iii) the payments that they will receive in respect of the options and restricted stock awards of Bluegreen that they hold and (iv) their appointment to BFC’s board of directors upon consummation of the merger pursuant to the terms of the merger agreement and compensation which they may receive for their service on BFC’s board and its committees (which compensation is currently the same as the compensation that Bluegreen pays to its independent directors for board and committee service).

•	While Mr. Levan is Chairman of Bluegreen’s board of directors and Mr. Abdo is Vice Chairman of Bluegreen’s board of directors, because of their respective interests in the merger as described in this proxy statement, including in the section entitled “—Interests of Certain Persons in the Merger” below, neither of them served on the special committee, nor did they or any other member of the Purchaser Group participate or have any influence over the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee.

•	The special committee retained its own independent legal and financial advisors, which are experienced in advising committees such as the special committee in transactions similar to the merger and which the special committee determined had no relationships that would compromise the independence of the special committee.

•	The special committee determined, by the unanimous vote of all of its members, and Bluegreen’s board of directors, acting upon such recommendation, determined, that the merger is fair to, and in the best interests of, Bluegreen and its unaffiliated shareholders.

•	The special committee and Bluegreen’s board of directors had no obligation to recommend the approval of the merger agreement and the transactions contemplated thereby, including the merger, or any other transaction.

The special committee and board of directors of Bluegreen, in reaching their respective decisions to approve the merger, also considered the following potential risks and uncertainties related to the merger:

•	The possibility that Woodbridge is unable to obtain the financing necessary to complete the transaction.

•	The risk that the merger may not otherwise be consummated on the contemplated terms, or at all, and the substantial costs to be incurred in connection with the merger, including transaction expenses arising from the merger, whether or not the merger is consummated.

•	Risks relating to the pending and any potential future shareholder litigation seeking to enjoin the merger or recover damages if the merger is completed, including the impact that such litigation, the uncertainties relating thereto and any liability arising therefrom may have on Bluegreen and the parties ability to complete the merger.

•	Possible disruptions to Bluegreen’s operations and management distractions that could arise from the pendency of the merger.

•	The limitations generally imposed by the merger agreement on the solicitation or consideration by Bluegreen of alternative business combinations prior to the consummation of the merger, subject to the exceptions described above.

•	The interests that certain executive officers and directors of Bluegreen have with respect to the merger in addition to their interests as shareholders of Bluegreen generally, as described under “ — Interests of Certain Persons in the Merger.”

Bluegreen’s special committee and board did not consider the liquidation value of Bluegreen’s assets to be a factor in determining the fairness of the transaction based on their belief that Bluegreen is a viable, going concern where value is derived from cash flow generated from its continuing operations. Based upon their business judgment and their knowledge of Bluegreen and its assets and business, Bluegreen’s special committee and board believed that the value that might be realized in a liquidation would be significantly less than its value as a going concern. In making their determinations relating to the currently proposed merger, neither Bluegreen’s special committee nor its board of directors considered either the $3.12 per share purchase price paid by BFC in its 2009 acquisition of additional shares of Bluegreen’s Common Stock from a third party, or the value of BFC’s Class A Common Stock which Bluegreen’s shareholders would have received in the 2011 merger due both to the date of those transactions and changes during the periods in economic and market conditions. However, as described above, Bluegreen’s special committee and board of directors did consider the historical trading price of Bluegreen’s Common Stock and that the trading price of Bluegreen’s Common Stock during the past year was positively impacted by the announcement and pendency of the 2011 merger agreement.

The foregoing discussion of the information and factors considered by Bluegreen’s special committee and board of directors is not intended to be exhaustive, but includes the material factors considered. In view of the wide variety of factors considered and the complexity of these matters, neither Bluegreen’s special committee or board found it practicable to, and neither attempted to, quantify, rank or otherwise assign relative weights to the foregoing factors in reaching their respective determinations, and neither Bluegreen’s special committee or board undertook to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate fairness determination. In addition, individual members of the special committee and board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee's and board’s respective determinations and recommendations described above were based upon the totality of the information considered.

Other than as described in this proxy statement, Bluegreen’s board is not aware of any firm offers during the past two years relating to a merger or consolidation of Bluegreen, the sale or other transfer of all or any substantial part of Bluegreen’s assets or a purchase of Bluegreen’s securities that would enable the purchaser to exercise control over Bluegreen.

Opinion of the Financial Advisor to the Special Committee

General

On November 14, 2012, Cassel Salpeter rendered its oral opinion to Bluegreen’s special committee (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date), as to the fairness, as of the date of such opinion, from a financial point of view, to Bluegreen’s shareholders other than BFC and its affiliates of the $10.00 per share merger consideration to be received by them in the merger pursuant to the merger agreement.

The summary of Cassel Salpeter’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to any matter relating to the proposed merger or otherwise.

The opinion was addressed to Bluegreen’s special committee for the use and benefit of the members of the special committee (in their capacities as such) in connection with the special committee’s evaluation of the merger. The opinion may not be used for any other purpose without Cassel Salpeter’s prior written consent. Cassel Salpeter has consented to the inclusion of a copy of its opinion as Annex B to this proxy statement and to the inclusion of this summary of its opinion and related analyses in this proxy statement. The opinion should not be construed as creating any fiduciary duty on Cassel Salpeter’s part to Bluegreen or any other party to the merger agreement, any security holder of Bluegreen or such other party, any creditor of Bluegreen or such other party, or any other person. Cassel Salpeter’s opinion was just one of the several factors Bluegreen’s special committee took into account in making its determination to approve the merger, including those described above in “-Recommendation of the Special Committee and Board of Directors; Their Reasons for the Merger; Fairness of the Merger.”

The opinion only addressed the fairness, from a financial point of view, to Bluegreen’s shareholders other than BFC and its affiliates of the merger consideration to be received by such shareholders in the merger pursuant to the merger agreement. The opinion did not address (i) any other terms, aspects, or implications of the merger or the merger agreement, including, without limitation, any term or aspect of the merger that is not susceptible to financial analyses, (ii) the fairness of the merger or all or any portion of the merger consideration to any other security holders of Bluegreen or any other person or any creditors or other constituencies of Bluegreen or any other person, or (iii) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the merger agreement, or any class of such persons, relative to the merger consideration to be received by Bluegreen’s shareholders other than BFC and its affiliates pursuant to the merger agreement, or otherwise. Cassel Salpeter did not express any opinion as to the prices at which shares of Bluegreen’s Common Stock may trade, be purchased or sold at any time.

The opinion did not address the relative merits of the merger as compared to any alternative transaction or business strategy that might exist for Bluegreen, or the merits of the underlying decision by Bluegreen to engage in or consummate the merger. The financial and other terms of the merger were determined pursuant to negotiations between the parties to the merger agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter. In addition, Cassel Salpeter was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving Bluegreen.

Cassel Salpeter’s analysis and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments may arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm the opinion to Bluegreen’s special committee or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter’s attention after the date of the opinion.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses, and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

•	Reviewed a draft of the merger agreement dated as of November 14, 2012.
•	Reviewed certain publicly available financial information and other data with respect to Bluegreen that Cassel Salpeter deemed relevant, including its Annual Report on Form 10-K for the most recent fiscal year, certain Quarterly Reports on Form 10-Q for periods subsequent thereto, certain other communications to shareholders, and certain other publicly available filings with the SEC.
•	Reviewed certain other information and data with respect to Bluegreen made available to Cassel Salpeter by Bluegreen, including financial projections with respect to the future financial performance of Bluegreen for the five years ending December 31, 2016, prepared by management of Bluegreen (the “Bluegreen Projections”), as described below in “-Projected Financial Information.”
•	Considered and compared the financial and operating performance of Bluegreen with that of companies with publicly traded equity securities that Cassel Salpeter deemed relevant.
•	Considered the publicly available financial terms of certain transactions that Cassel Salpeter deemed relevant.
•	Considered a discounted cash flow analysis of Bluegreen based upon the Bluegreen Projections.
•	Considered Bluegreen’s net book value.
•	Considered the premiums to the historical trading prices of Bluegreen’s Common Stock implied by the merger consideration.
•	Discussed the business, operations, and prospects of Bluegreen and the proposed merger with Bluegreen’s management and certain of Bluegreen’s representatives.
•	Conducted such other analyses and inquiries, and considered such other information and factors as Cassel Salpeter deemed appropriate.

In arriving at its opinion, Cassel Salpeter, with the consent of Bluegreen’s special committee, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Cassel Salpeter or available from public sources, and Cassel Salpeter further relied upon the assurances of Bluegreen’s management that they were not aware of any facts or circumstances that would have made any such information inaccurate or misleading. Cassel Salpeter is not legal, tax, environmental or regulatory advisors, and Cassel Salpeter did not express any views or opinions as to any legal, tax, environmental or regulatory matters relating to Bluegreen, the merger or otherwise. Cassel Salpeter understood and assumed that Bluegreen obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, environmental, regulatory and other professionals.

Bluegreen’s special committee also advised Cassel Salpeter, and Cassel Salpeter assumed, that the Bluegreen Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Bluegreen with respect to the future financial performance of Bluegreen and that such information provided a reasonable basis upon which to analyze and evaluate Bluegreen and form an opinion. Cassel Salpeter expressed no view with respect to the Bluegreen Projections or the assumptions on which they were based. Cassel Salpeter did not evaluate the solvency of Bluegreen or any other party to the merger, the fair value of Bluegreen or any of its assets or liabilities, or whether Bluegreen or any other party to the merger is paying or receiving reasonably equivalent value in the merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of Bluegreen or any other party to the merger to pay its obligations when they come due. Cassel Salpeter did not physically inspect Bluegreen’s properties or facilities and did not make or obtain any evaluations or appraisals of Bluegreen’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether Bluegreen had good title to its assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as Cassel Salpeter deemed necessary to support its own advice and analysis.

Cassel Salpeter assumed, with the consent of Bluegreen’s special committee, that the merger would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the merger, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Bluegreen or the merger. Cassel Salpeter also assumed, with the consent of Bluegreen’s special committee, that the final executed form of the merger agreement would not differ in any material respect from the draft Cassel Salpeter reviewed and that the merger would be consummated on the terms set forth in the merger agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that was material to Cassel Salpeter’s analyses or the opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the merger agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the merger agreement. Cassel Salpeter offered no opinion as to the contractual terms of the merger agreement or the likelihood that the conditions to the consummation of the merger set forth in the merger agreement would be satisfied.

Summary of Financial Analyses Performed by Cassel Salpeter

In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.

The implied valuation reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

For purposes of its analyses summarized below, Cassel Salpeter reviewed a number of financial metrics, including:

• Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).

• EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

Unless the context indicates otherwise, share prices for the selected companies used in the selected companies analyses described below were as of November 13, 2012, and estimates of financial performance for Bluegreen for the years ending December 31, 2012 to 2016 were based on the Bluegreen Projections. Estimates of financial performance for the selected companies listed below for the years ending December 31, 2012, 2013 and 2014 were based on publicly available research analyst estimates for those companies. In the selected companies analyses, estimates of EBITDA for the selected companies were adjusted to exclude unusual and extraordinary expenses and income. For purposes of the discounted cash flow analysis described below, stock based compensation was not treated as a cash expense.

Discounted Cash Flows Analysis

Cassel Salpeter performed a discounted cash flow analysis of Bluegreen by calculating the estimated net present value of Bluegreen’s free cash flows through 2016 and an estimate of the terminal value of Bluegreen after 2016 based on the Bluegreen Projections. Taking into account the results of its financial analyses and its professional judgment in performing this analysis, Cassel Salpeter applied discount rates ranging from 17.8% to 20.8% and perpetual growth rates ranging from 2.0% to 4.0% to Bluegreen’s projected free cash flows. This analysis indicated an estimated terminal value of approximately $401,805,000 at a perpetual growth rate of 3.0%, the midpoint of the range applied, and an implied reference range of $9.80 to $11.50 per share of Bluegreen’s Common Stock, as compared to the merger consideration of $10.00 per share of Bluegreen’s Common Stock.

Selected Companies Analysis

Cassel Salpeter considered certain financial data for Bluegreen and selected companies with publicly traded equity securities Cassel Salpeter deemed relevant. The selected companies were selected because they were deemed to be similar to Bluegreen in one or more respects, including the nature of their business, size, diversification, financial performance and geographic concentration. The selected companies with publicly traded equity securities were:

•	Starwood Hotels and Resorts Worldwide
•	Wyndham Worldwide Corporation
•	Marriott Vacations Worldwide Corp.
•	Interval Leisure Group, Inc.

The financial data reviewed included:

Enterprise Value as a multiple of projected EBITDA for 2012, or 2012P EBITDA.

Enterprise Value as a multiple of projected EBITDA for 2013, or 2013P EBITDA.

Enterprise Value as a multiple of projected EBITDA for 2014, or 2014P EBITDA.

Cassel Salpeter calculated the following enterprise value multiples with respect to the selected companies and Bluegreen :

		Enterprise Value as a Multiple of
	Enterprise Value (in thousands)	2012P EBITDA	2013P EBITDA	2014P EBITDA
Starwood Hotels and Resorts Worldwide	$11,175,298	9.4x	9.5x	8.8x
Wyndham Worldwide Corporation	9,460,630	8.9	8.3	7.8
Marriott Vacations Worldwide Corp.	1,167,192	8.6	7.1	6.6
Interval Leisure Group, Inc.	1,182,445	8.1	7.9	7.4
High	–	9.4	9.5	8.8
Mean	–	8.7	8.2	7.6
Median	–	8.7	8.1	7.6
Low	–	8.1	7.1	6.6
Bluegreen Corporation	299,543	3.0	3.7	3.6

Cassel Salpeter applied multiple ranges based on the selected companies analysis to corresponding financial data for Bluegreen based on the Bluegreen Projections. Taking into account the results of its financial analyses and its professional judgment, Cassel Salpeter applied multiples of 4.5x to 5.5x to Bluegreen management’s estimate of 2012P EBITDA, 4.0x to 5.0x to Bluegreen management’s estimate of 2013P EBITDA and 4.0x to 5.0x to Bluegreen management’s estimate of 2014P EBITDA, which resulted in an implied reference range of $9.30 to $12.00 per share of Bluegreen’s Common Stock as compared to the merger consideration of $10.00 per share of Bluegreen’s Common Stock.

None of the selected companies have characteristics identical to Bluegreen. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

Selected Transactions Analysis

Cassel Salpeter considered the financial terms of the following business transactions and calculated the following enterprise value (calculated based on the consideration paid in the relevant transaction) multiples of trailing twelve month, or TTM EBITDA. The selected transactions were selected because the acquisition targets were deemed to be similar to Bluegreen in one or more respects, including the nature of their business, size, diversification, financial performance and geographic concentration.

Target	Acquirer	Enterprise Value (in millions)	TTM EBITDA (in millions)	Enterprise Value as a Multiple of TTM EBITDA
Silverleaf Resorts	Cerberus Capital Management	$154.73	$22.85	6.8x
Bluegreen	Woodbridge Holdings	364.51	59.45	6.1x
Hilton Worldwide, Inc.	The Blackstone Group	24,317.00	1,676.00	14.5x

Enterprise Value Multiple of	Mean	Median	High	Low
TTM EBITDA	9.1x	6.8x	14.5x	6.1x

Cassel Salpeter applied multiple ranges based on the selected transactions analysis to corresponding financial data for Bluegreen. Taking into account the results of its financial analyses and its professional judgment, Cassel Salpeter applied multiples of 4.0x to 5.0x to Bluegreen management’s estimate of 2012P EBITDA, which resulted in an implied reference range of $10.20 to $13.20 per share of Bluegreen’s Common Stock as compared to the merger consideration of $10.00 per share of Bluegreen’s Common Stock.

None of the target companies in the selected transactions have characteristics identical to Bluegreen. Accordingly, an analysis of selected business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the selected transactions and other factors that could affect the respective acquisition values of the transactions reviewed.

Other Matters Relating to Cassel Salpeter’s Opinion

As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions. Cassel Salpeter received a fee of $225,000 for acting as financial advisor to Bluegreen in connection with the merger and rendering its opinion, no portion of which was contingent upon the completion of the merger. In addition, Bluegreen agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee was not required to, and did not, approve the issuance of Cassel Salpeter’s opinion.

Cassel Salpeter also acted as financial advisor to Bluegreen’s special committee in connection with the 2011 merger and, in consideration for those services, it received a fee of $225,000 and is entitled to the same reimbursement and indemnification as to which it is entitled with respect to the currently proposed merger, as described in the preceding paragraph.

Projected Financial Information

Bluegreen does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results and is especially cautious of making financial forecasts because of the unpredictability and uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of the currently proposed merger, the special committee, members of the Purchaser Group and their respective advisors were provided with certain non-public financial forecasts that were prepared by Bluegreen’s management.

The following financial forecasts are not being included in this document to influence your decision whether to vote for or against the proposal to approve the merger agreement, but are being included because, as described above, the financial forecasts were made available to the special committee, members of the Purchaser Group and their respective advisors. The inclusion of this information should not be regarded as an indication that Bluegreen, the special committee, any member of the Purchaser Group or any other person considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Bluegreen’s management’s internal financial forecasts, upon which the following financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States, which we refer to as U.S. GAAP, the published guidelines of the SEC regarding projections and the use of non-U.S. GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Bluegreen’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond Bluegreen’s control. Bluegreen believes the assumptions that its management used as a basis for the projected financial information were reasonable at the time the financial forecasts were prepared, given the information Bluegreen’s management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to Bluegreen’s business (including its ability to achieve strategic goals, objectives, and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, and other factors described or referenced in the section of this proxy statement entitled “Special Note Regarding Forward-Looking Statements,” beginning on page __. In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for Bluegreen’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that Bluegreen’s future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any shareholder regarding the information included in the financial forecasts set forth below. Readers of this proxy statement are cautioned that some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such forecasts were made. Bluegreen has not updated and does not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based differ from actual events or circumstances. Bluegreen has made no representation to any party to the merger agreement concerning these financial forecasts.

The financial forecasts are forward-looking statements. See the section of the proxy statement entitled “Special Note Regarding Forward-Looking Statements,” beginning on page __.

The following financial forecasts were provided to Bluegreen’s special committee, members of the Purchaser Group and their respective advisors, each of whom used such information as they determined to be appropriate, including, in the case of Bluegreen’s special committee’s financial advisor and BFC’s board’s financial advisor, utilizing methodologies and based on assumptions reviewed and discussed with Bluegreen’s special committee and BFC’s board of directors, respectively. The primary assumptions underlying the projected financial information set forth below include volume and average selling price, along with selling, general and administrative expense (“SG&A”) levels. The following tables set forth the projected revenue, EBITDA, net income attributable to Bluegreen, and cash flows of Bluegreen for the years ending December 31, 2013 through 2016, subject to the above-described assumptions and other factors which may affect these projections:

	2013	2014	2015	2016
	(in thousands)
Revenue	$481,383	$507,974	$554,406	$598,521

	2013	2014	2015	2016
	(in thousands)
EBITDA	$81,274	$82,932	$92,647	$100,488

	2013	2014	2015	2016
	(in thousands)
Net Income Attributable to BXG	$28,935	$29,496	$33,935	$40,503

	2013	2014	2015	2016
	(in thousands)
Cash Flow	$57,692	$70,136	$51,218	$36,941

The Purchaser Group

BFC, Woodbridge and Merger Sub are parties to the merger agreement. BFC, through Woodbridge, currently owns approximately 54% of Bluegreen’s outstanding Common Stock. BFC also directly owns shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing approximately 75% of the total voting power of such stock and 53% of the total outstanding shares of such stock. As described below in “-Financing of the Merger”, BBX Capital has entered into a letter agreement with BFC, subject to the execution of definitive documentation, relating to a contemplated investment by BBX Capital of $71.75 million in Woodbridge in connection with the financing of the merger. BFC may be deemed to be controlled by its Chairman, Chief Executive Officer and President, Alan B. Levan, and its Vice Chairman, John E. Abdo, who collectively hold shares of BFC’s Class A Common Stock and Class B Common Stock representing approximately 72% of the total voting power of such stock. Messrs. Levan and Abdo also serve as non-executive Chairman and Vice Chairman, respectively, of Bluegreen. In addition, Mr. Levan is Chairman and Chief Executive Officer of BBX Capital, and Mr. Abdo is Vice Chairman of BBX Capital. Based on the foregoing, each of BFC, Woodbridge, Merger Sub, BBX Capital, Alan B. Levan and John E. Abdo is deemed to be an affiliate of Bluegreen under SEC rules governing “going-private” transactions and to be “engaged” in the transaction, and they are referred to collectively as the Purchaser Group for purposes of this proxy statement.

Purposes and Reasons of the Purchaser Group for the Merger

Each member of the Purchaser Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act.

For the Purchaser Group, the purpose of the merger is to increase Woodbridge’s investment in Bluegreen through the merger, pursuant to which Bluegreen will become a wholly owned subsidiary of Woodbridge. Following the merger, Woodbridge and its members will bear 100% of the risks and rewards of ownership of Bluegreen, including potential dividends and other benefits relating to any future earnings and the future cash position of Bluegreen. Assuming the consummation of BBX Capital’s proposed investment in Woodbridge in connection with the financing of the merger, the members of Woodbridge will be BFC, which will own 54% of Woodbridge’s equity interests, and BBX Capital, which will own the remaining 46% of Woodbridge’s equity interests. As a privately-held company, it is expected that Bluegreen will be relieved of some of the expenses, burdens, and constraints imposed on companies that are subject to public reporting requirements relating to equity securities under the federal securities laws of the United States, including the Exchange Act and the Sarbanes-Oxley Act of 2002. However, because Bluegreen is and will continue to be consolidated in BFC’s financial statements, Bluegreen will continue to operate in a manner consistent with supporting BFC’s compliance with such laws. Further, Bluegreen may be required to comply with certain public reporting requirements based on outstanding preferred or debt securities or its contractual obligations.

The Purchaser Group believes that the merger represents an opportunity for Bluegreen’s unaffiliated shareholders to receive fair value for their shares of Bluegreen’s Common Stock in the form of the merger consideration. The Purchaser Group previously considered other alternatives for acquiring the shares of Bluegreen’s Common Stock not currently owned by Woodbridge, including a potential tender offer for such shares as well as the previously proposed merger pursuant to which Bluegreen’s shareholders would receive shares of BFC’s Class A Common Stock in exchange for their shares of Bluegreen’s Common Stock. The Purchaser Group decided to undertake the going-private transaction as a cash merger because, subject to the approval of Bluegreen’s shareholders required by the MBCA and the satisfaction or waiver (to the extent permitted) of the other closing conditions contained in the merger agreement, it will enable Woodbridge to acquire all of the outstanding shares of Bluegreen’s Common Stock at the same time, which would not be assured in the case of a tender offer. The previously proposed merger pursuant to which Bluegreen’s shareholders would receive shares of BFC’s Class A Common Stock in exchange for their shares of Bluegreen’s Common Stock was not consummated on the contemplated terms due to the inability to satisfy the condition requiring the listing of BFC’s Class A Common Stock on a national securities exchange. A cash transaction will make the listing of BFC’s Class A Common Stock on a national securities exchange unnecessary.

The members of the Purchaser Group are undertaking the currently proposed merger at this time based on the events, developments and time frames discussed in “- Background of the Merger” above. Specifically, the timing reflects (i) the parties’ inability to complete the 2011 merger as the condition requiring the listing of BFC’s Class A Common Stock on a national securities exchange was not met, (ii) the cash and other resources available to the parties at this time based upon, among other things, the consummation of BBX Capital’s sale of BankAtlantic to BB&T during July 2012 and the cash generated by the success during the current economic environment of Bluegreen’s business model, and (iii) in the case of BFC, the determination made by its board of directors that the merger is in the best interests of BFC and its shareholders. BBX Capital determined to participate in the currently proposed transaction at this time as it has cash available to invest and based on its belief that the investment will generate both earnings and cash flow.

Position of the Purchaser Group Regarding the Fairness of the Merger

Under SEC rules governing "going-private" transactions, each member of the Purchaser Group is required to express its beliefs as to the fairness of the merger to Bluegreen’s unaffiliated shareholders. Each member of the Purchaser Group is making the statements included in this section solely for purposes of complying with Rule 13e-3 and related rules and regulations under the Exchange Act.

Each member of the Purchaser Group believes that the merger is fair to Bluegreen’s unaffiliated shareholders. This belief, however, is not intended to be, and should not be construed as, a recommendation by the Purchaser Group to any shareholder of Bluegreen as to how such shareholder should vote at the special meeting with respect to the approval of the merger agreement. The Purchaser Group makes no recommendation as to how any Bluegreen shareholder should vote with respect to the merger agreement.

The Purchaser Group believes that the interests of Bluegreen’s unaffiliated shareholders were represented by the special committee, which negotiated the terms and conditions of the merger agreement on behalf of Bluegreen with the assistance of its independent legal and financial advisors. The Purchaser Group attempted to negotiate a transaction that would be favorable to BFC and Woodbridge. The Purchaser Group did not participate in the deliberations of the special committee regarding, and did not receive any advice from the special committee’s independent legal counsel or financial advisors as to, the fairness of the merger to the unaffiliated shareholders. As described in “—Background of the Merger” and “—Analyses Performed by the Financial Advisor to BFC’s Board of Directors,” BFC engaged Ewing to serve as its independent financial advisor with respect to the merger and, in connection therewith, advise BFC regarding certain financial aspects of the merger from the point of view of BFC and its shareholders and issue an opinion as to the fairness of the merger consideration to BFC’s shareholders. Ewing was not engaged to, and did not, and neither BFC nor any other member of the Purchaser Group engaged a financial advisor to, render an opinion with respect to the fairness of the merger or any aspect thereof, including the merger consideration, to Bluegreen’s unaffiliated shareholders.

However, based on their knowledge and analysis of available information regarding Bluegreen and the factors considered by, and findings of, Bluegreen’s special committee and board of directors discussed in “—Recommendation of the Special Committee and Board of Directors; Their Reasons for the Merger; Fairness of the Merger” (which considerations and findings are adopted by the Purchaser Group solely for the purposes of making the statements in this section), the Purchaser Group believes the proposed merger is substantively fair to Bluegreen’s unaffiliated shareholders based upon the following factors:

•	the historical market price of Bluegreen’s Common Stock, including that the $10.00 per share merger consideration represents (i) a premium of approximately 74% over the $5.76 closing price of Bluegreen’s Common Stock on November 14, 2012, the last trading day before the public announcement of the merger agreement, (ii) premiums of approximately 65% and 71% over the thirty-day and ninety-day average trading prices, respectively, prior to such announcement and (iii) a premium of approximately 390% over the $2.04 closing price of Bluegreen’s Common Stock on November 11, 2011, the last trading day before the public announcement of the 2011 merger agreement;

•	the offer price per share of Bluegreen’s Common Stock in recent alternative acquisition proposals, including that the $10.00 per share merger consideration represents a premium of approximately 84% over the $5.44 in value of shares of BFC’s Class A Common Stock that Bluegreen’s shareholders would have received in the previously proposed stock merger with BFC (based on the $0.68 per share closing sales price of BFC’s Class A Common Stock on June 19, 2012, the date on which Bluegreen’s shareholders approved such stock merger, and an exchange ratio of eight shares of BFC’s Class A Common Stock for each share of Bluegreen’s Common Stock) and a 60% premium over the $6.25 per share cash proposal that Bluegreen received from Diamond Resorts Corporation on June 15, 2012;

•	that the $10.00 per share merger consideration represents a premium of approximately 4% over the $9.62 book value per share of Bluegreen’s Common Stock as of September 30, 2012;

•	notwithstanding that the Purchaser Group is not entitled to rely thereon, the fact that the special committee received an opinion from its financial advisor, Cassel Salpeter, as to the fairness, from a financial point of view, to the unaffiliated shareholders of Bluegreen’s Common Stock of the Merger Consideration to be received by the unaffiliated shareholders in the Merger pursuant to the Merger Agreement.

•	the merger consideration is all cash, allowing Bluegreen’s unaffiliated shareholders to realize a determined value for their shares of Bluegreen’s Common Stock; and

•	the merger will provide liquidity for Bluegreen’s unaffiliated shareholders without the delays that would otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales.

The Purchaser Group did not consider Bluegreen’s liquidation value because the Purchaser Group believes that liquidation sales generally result in proceeds substantially less than sales of a going concern, because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (because the Purchaser Group considered Bluegreen to be a viable going concern and because Bluegreen will continue to operate its business following the merger). In addition, the Purchaser Group did not establish, and did not consider, a pre-merger going concern value of Bluegreen’s Common Stock as a public company for the purposes of determining the fairness of the per share merger consideration to the unaffiliated shareholders because, following the merger, Bluegreen will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the public market trading price of Bluegreen’s Common Stock immediately prior to the public announcement of the merger, the per share merger consideration of $10.00 represented a significant premium to the per share going concern value of Bluegreen. Finally, except as described herein, the Purchaser Group is not aware of, and did not consider in its fairness determination, any offers or proposals made by any unaffiliated third parties with respect to a merger or consolidation of Bluegreen with or into another company, a sale of all or any substantial part of Bluegreen’s assets, or the purchase of shares of Bluegreen’s Common Stock that would enable the buyer to exercise control over Bluegreen.

The Purchaser Group believes that the proposed merger is procedurally fair to Bluegreen’s unaffiliated shareholders based upon the following factors:

•	the special committee was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the merger, and to decide whether or not to recommend the merger;

•	the members of the special committee are not officers or employees of Bluegreen, each of them is otherwise independent under the listing standards of the NYSE, and they do not have any interests in the merger different from, or in addition to, those of the unaffiliated shareholders, other than (i) their receipt of compensation for serving on the special committee (which is not contingent upon the consummation of the merger or the special committee’s recommendation of the merger), (ii) their indemnification and liability insurance rights under the merger agreement (iii) the payments that they will receive in respect of the options and restricted stock awards of Bluegreen that they hold and (iv) their appointment to BFC’s board of directors upon consummation of the merger pursuant to the terms of the merger agreement and compensation which they may receive for their service on BFC’s board and its committees (which compensation is currently the same as the compensation that Bluegreen pays to its independent directors for board and committee service);

•	while Mr. Levan is Chairman of Bluegreen’s board of directors and Mr. Abdo is Vice Chairman of Bluegreen’s board of directors, because of their respective interests in the merger as described in this proxy statement, including in the section entitled “—Interests of Certain Persons in the Merger” below, neither of them served on the special committee, nor did they or any other member of the Purchaser Group participate or have any influence over the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

•	the special committee retained its own independent legal and financial advisors, which are experienced in advising committees such as the special committee in transactions similar to the merger and which the special committee determined had no relationships that would compromise the independence of the special committee;

•	the $10.00 per share merger consideration was the result of the special committee’s negotiations with BFC, which, among other things, resulted in a significant increase in such consideration compared to the $6.50 per share merger consideration initially proposed by BFC;

•	the special committee determined, by the unanimous vote of all of its members, and Bluegreen’s board of directors, acting upon such recommendation, determined, that the merger is fair to, and in the best interests of, Bluegreen and its unaffiliated shareholders;

•	the special committee and Bluegreen’s board of directors had no obligation to recommend the approval of the merger agreement and the transactions contemplated thereby, including the merger, or any other transaction;

•	the appraisal rights available to Bluegreen’s shareholders under the MBCA, pursuant to which shareholders who wish to exercise such rights and duly assert and exercise such rights in accordance with the MBCA will be entitled to obtain a cash payment in an amount equal to the fair value of their shares, as determined in accordance with the MBCA, rather than the $10.00 per share merger consideration;

•	under the terms of the merger agreement, in certain circumstances prior to obtaining the shareholder approval of the merger required by the MBCA, (i) Bluegreen is permitted to provide information to and participate in discussions or negotiations with persons making competing acquisition proposals, and (ii) the board of directors of Bluegreen is permitted to withdraw or modify its recommendation of the merger agreement and accept and recommend a “superior proposal”; and

•	the ability of Bluegreen to terminate the merger agreement (in accordance with the terms of the merger agreement) upon acceptance of a “superior proposal” without any requirement to pay a termination fee to, or reimburse any expenses of, BFC, Woodbridge or Merger Sub.

The Purchaser Group also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed merger to the unaffiliated shareholders, including:

•	that the unaffiliated shareholders of Bluegreen will not participate in any future earnings or growth of Bluegreen’s business and will not benefit from any appreciation in Bluegreen’s value, including upon a potential sale of Bluegreen to a third party in the future;

•	that, pursuant to the MBCA, the merger requires the approval of holders of at least 66-2/3% of Bluegreen’s outstanding Common Stock but, as permitted by the MBCA, does not require the approval of holders of at least a majority of the shares of Bluegreen’s Common Stock held by Bluegreen’s unaffiliated shareholders; provided, however, that the Purchaser Group notes that the merger still requires the approval of approximately 27% of the unaffiliated shareholders;

•	the risk that the merger might not be completed in a timely manner, or at all, including in the event that Woodbridge is unable to obtain the financing necessary to consummate the merger, which is a condition to closing the merger;

•	the restrictions contained in the merger agreement with respect to Bluegreen’s ability to solicit, initiate or encourage the submission of alternative acquisition proposals from third parties or the making of any inquiry, proposal or offer that would reasonably be expected to lead to an alternative acquisition proposal;

•	the potential negative effect that the pendency of the merger, or a failure to complete the merger, could have on Bluegreen’s business and relationships with its employees, consumers and others with whom it conducts business; and

•	the fact that an all cash transaction would be taxable to Bluegreen’s shareholders that are U.S. holders for U.S. federal income tax purposes.

The foregoing discussion of the information and factors considered and given weight by the Purchaser Group in connection with the fairness of the merger to Bluegreen’s unaffiliated shareholders is not intended to be exhaustive but is believed to include all material factors considered by the Purchaser Group. The Purchaser Group did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger to Bluegreen’s unaffiliated shareholders. Rather, the Purchaser Group reached their position as to the fairness of the merger to Bluegreen’s unaffiliated shareholders after considering all of the foregoing as a whole. The Purchaser Group believes these factors provide a reasonable basis upon which to form their position regarding the fairness of the merger to Bluegreen’s unaffiliated shareholders. This belief, however, is not intended to be, and should not be construed as, a recommendation by the Purchaser Group to any shareholder of Bluegreen as to how such shareholder should vote at the special meeting with respect to the approval of the merger agreement.

Analyses Performed by the Financial Advisor to BFC’s Board of Directors

General

BFC retained Ewing to act as its financial advisor in connection with the merger. BFC’s board of directors selected Ewing to serve as its financial advisor based on Ewing’s qualifications, experience and reputation relating to the provision of investment banking services, including the rendering of opinions, in connection with merger and acquisition transactions. Ewing was retained to provide advice and assistance relating to a review of the merger and the financial aspects thereof, and to render an opinion to BFC’s board of directors as to the fairness, from a financial point of view, to the holders of BFC’s Class A Common Stock and Class B Common Stock of the cash merger price to be paid to the holders of Bluegreen’s Common Stock (other than BFC, Woodbridge and Merger Sub) pursuant to the merger agreement.

At the meeting of BFC’s board of directors held on November 14, 2012, Ewing rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of November 14, 2012, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the $10.00 per share merger consideration to be paid to the holders of Bluegreen’s Common Stock (other than BFC, Woodbridge and Merger Sub) pursuant to the merger agreement was fair, from a financial point of view, to holders of BFC’s Class A Common Stock and Class B Common Stock.

The following discussion is only a summary of the opinion and financial analyses undertaken by Ewing in connection with its services. The full text of Ewing’s opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Ewing in rendering its opinion, has been filed as an exhibit to the Schedule 13E-3. See the section of this proxy statement entitled “Where You Can Find More Information.” Shareholders are urged to read the opinion for more details regarding Ewing’s analyses and its opinion. Ewing has consented to the inclusion of its opinion as an exhibit to the Schedule 13E-3 and to the inclusion of the following summary of its opinion and analyses in this proxy statement.

Ewing was not asked to produce, and did not produce, a report or opinion as to the fairness of any aspect of the merger, including the merger consideration, to Bluegreen’s shareholders. Ewing’s opinion should not be viewed as determinative of the opinion of Ewing, BFC (including its board of directors and management), any other member of the Purchaser Group, or Bluegreen (including its special committee, board of directors and management) with respect to the fairness of the merger consideration to Bluegreen’s unaffiliated shareholders or whether any party to the merger agreement would have been willing to agree to a different merger consideration. Ewing’s opinion is not intended to, and does not, constitute advice or a recommendation to any Bluegreen shareholder as to how he, she or it should vote or act with respect to any matter relating to the merger or otherwise.

Ewing’s opinion was addressed to BFC’s board of directors for the use and benefit of its members (in their capacities as such) in connection with the board’s evaluation of the merger, and the opinion may not be used for any other purpose without Ewing’s prior written consent. The opinion should not be construed as creating any fiduciary duty on Ewing’s part to BFC or any other party to the merger agreement, any security holder of BFC or such other party, any creditor of BFC or such other party, or any other person. Ewing’s opinion was just one of the several factors that BFC’s board of directors took into account in making its determination to approve the merger, including those described elsewhere in this proxy statement. Ewing’s opinion did not address the relative merits of the merger as compared to any alternative transaction or business strategy that might exist for BFC, or the merits of the underlying decision by BFC to engage in or consummate the merger. The financial terms, including the per share merger consideration, and other terms of the merger were determined pursuant to negotiations between the parties to the merger agreement, and they were approved by Bluegreen’s special committee and board of directors as well as the board of directors of BFC. Ewing did not recommend to BFC any specific price or range of prices for Bluegreen’s Common Stock. Ewing expressed no opinion concerning the terms of any financing which may be utilized by BFC or Woodbridge to complete the merger or concerning any accounting aspects of the merger. In addition, Ewing expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger agreement or class of such persons, relative to the merger consideration or otherwise.

Ewing’s analyses and opinion were necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

In connection with rendering its opinion, Ewing, among other things:

•	reviewed drafts of the merger agreement;
•	reviewed certain publicly available financial information of BFC and Bluegreen, including each of BFC’s and Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K;
•	reviewed certain other financial and operating information of BFC and Bluegreen, including the Bluegreen Projections, as described above in “- Projected Financial Information”;
•	reviewed the reported historical trading prices and volumes for Bluegreen’s Common Stock and BFC’s common stock;
•	reviewed the institutional shareholder list of Bluegreen;
•	participated in discussions among representatives of BFC and Bluegreen and legal advisors of BFC; and
•	considered other such factors, and performed such other analyses as Ewing deemed appropriate.

In arriving at its opinion, Ewing, among other things, assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it by BFC and Bluegreen for the purposes of its opinion. Ewing further relied upon the assurance of the management of BFC and Bluegreen that they were not aware of any facts that would make any of such information inaccurate or misleading. With respect to the Bluegreen Projections, Ewing assumed, with the consent of BFC, that such forecasts, projections, analyses and other information and data were reasonably prepared by Bluegreen’s management on bases reflecting the currently available estimates and judgments of Bluegreen’s management as to the future financial performance of Bluegreen and provide a reasonable basis for Ewing’s opinion. In addition, Ewing assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without: the occurrence of any material adverse effect; the occurrence of any litigation, arbitration or other proceeding which enjoins or prohibits the merger or other transactions contemplated by the merger agreement; the enactment of any law which prohibits the consummation of the merger or other transaction contemplated by the merger agreement; or the issuance of any order which precludes the consummation of the merger or any other transaction contemplated by the merger agreement. Ewing is not a legal, tax or regulatory advisor, and Ewing relied upon, without independent verification, the assessment of BFC and their legal, tax or regulatory advisors with respect to legal, tax and regulatory matters. Ewing did not make any independent valuation or appraisal of the assets or liabilities of BFC or Bluegreen or conduct a physical inspection of the properties and facilities of Bluegreen.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Ewing in connection with its oral opinion and the preparation and rendering of its written opinion. For purposes of its analyses, Ewing utilized traditional valuation methodologies in deriving a range of values of Bluegreen’s Common Stock, including Discounted Cash Flow and Enterprise Value.

Discounted Cash Flow Methodology

Ewing utilizes a Discounted Cash Flow methodology in valuing cash-producing enterprises that estimates the present value of the projected cash flows of an enterprise, including a terminal value created by a projected sale of the enterprise. Ewing considered the projected cash flows provided by Bluegreen, as set forth above in “—Projected Financial Information,” which included an allowance for working capital requirements, to represent distributable cash, and Ewing assumed a sale of Bluegreen at the end of 2015. See “—Projected Financial Information” above for a discussion of important factors to consider regarding the preparation and use of projected financial information.

Ewing utilized a multiple of five times Bluegreen’s forecasted EBITDA of $93,000,000 for 2015 to determine a hypothetical sales price for Bluegreen, and Ewing utilized rates of 18% to 20% in discounting the value of the projected cash flows which reflected the cyclicality of the vacation ownership industry and its sensitivity to the economy. In applying its professional judgment in considering the many economic factors relevant in selecting what it believed to be an appropriate discount rate and multiple, Ewing considered the sensitivity of Bluegreen’s future cash flows and asset values to the future strength of the economy and the availability of reasonably priced credit. Further, with respect to its selection of the appropriate discount rate, Ewing also considered generally the risks inherent in the vacation ownership industry, including the dependence on a high level of discretionary spending by consumers, the financing and collectability of accounts receivable, and the future stability of the market values of real estate assets. In Ewing’s judgment, the range of discount rates which reflect these risks was between 15% to 25%, and Ewing selected a mid-point of 18% to 20% in its analysis. Further, in selecting the multiple of future cash flows of five times forecasted EBITDA to determine a terminal value, Ewing applied its general industry knowledge with respect to merger and acquisition transactions involving middle-market companies in general and also considered the presence of a controlling shareholder.

Ewing applied the Discounted Cash Flow methodology to Bluegreen and calculated the present values of Bluegreen’s Common Stock of $10.11 - $10.56 per share, which Ewing noted approximates the merger consideration of $10.00 per share of Bluegreen’s Common Stock.

Enterprise Value Methodology

Ewing describes the Enterprise Value methodology as a more comprehensive valuation methodology than those based solely on price/earnings multiples or market capitalization as it takes into consideration a company’s debt and non-control interest. The formula used by Ewing for calculating the value of Bluegreen under the Enterprise Value methodology consisted of the sum of (i) the market capitalization of Bluegreen’s Common Stock, (ii) the amount of Bluegreen’s indebtedness (excluding self liquidating indebtedness secured by vacation ownership interest receivables and other account receivables) and (iii) non-controlling interests, less cash balances. Utilizing a $6.28 market price of Bluegreen’s Common Stock at September 30, 2012, the Enterprise Value of Bluegreen calculated by Ewing was $268,380,061, or $8.54 per share of Common Stock as follows:

Market Cap of Equity	$198,156,061
Corporate Indebtedness	$131,223,000
Non-Controlling Interest	$ 39,201,000
Cash	($100,200,000)
Enterprise Value	$268,380,061

Enterprise Value calculations are often used to compare the values of companies by calculating the ratio of their Enterprise Value to their EBITDA. These ratios for the vacation ownership industry’s largest companies, Starwood Hotels and Resorts Worldwide (“Starwood”), Wyndham Worldwide Corporation (“Wyndham”) and Marriott Vacations Worldwide Corp. (“ Marriott ”), were between 9 to 12 times as of September 30, 2012 compared to 3.4 times for Bluegreen prior to November 10, 2012, the last day prior to the entry into the 2011 merger agreement, and 2.7 times as of September 30, 2012.

Ewing selected these three companies for its analysis because of their activities in the vacation ownership industry as well as the widely-held and active public trading markets for their shares, but noted their relative size and dominant market positions. The following table reflects the relevant data for each of these three companies as of September 30, 2012, including EBITDA calculated by Ewing for the last twelve months ended September 30, 2012 and the Enterprise Value to EBITDA ratios as of September 30, 2012.

($ in millions)

Company	Estimated 2012 Revenue	Enterprise Value	TTM EBITDA	Enterprise Value as a Multiple of TTM EBITDA
Starwood	$3,980	$11,174	$1,091	10.24
Wyndham	4,500	9,184	988	9.30
Marriott	1,600	1,917	160	11.98

Ewing observed that the four largest companies in Bluegreen’s industry, including Bluegreen, have survived the recessionary period over the last five years and that, based on the current trading prices of their shares, Starwood, Wyndham, and Marriott have relatively high Enterprise Value to EBITDA ratios. Ewing noted that it believes that the market price of Bluegreen’s Common Stock and Bluegreen’s Enterprise Value have been adversely impacted by the recession, the expense of its corporate restructuring, the past difficulty in the credit markets for financing Bluegreen’s receivables, Bluegreen’s relatively small size compared to the three largest companies in its industry, and the fact that Bluegreen is controlled by BFC. Ewing noted that the market traditionally places a higher value on the shares of larger companies because of their greater market share, established brand names, better access to capital, more stable earnings, and the greater liquidity of their shares. Accordingly, because Ewing believed that the Enterprise Value to EBITDA ratios of Starwood, Wyndham and Marriott reflect the higher valuations the market places on larger, widely-held publically-traded companies, Ewing did not consider their Enterprise Value to EBITDA ratios as being meaningful for this analysis. Ewing did not consider the operations of the smaller, privately-held companies in the vacation ownership industry.

Ewing considered the calculated Enterprise Value of Bluegreen as of September 30, 2012 of $8.54 per share of Bluegreen’s Common Stock, together with the other indicators of value presented in its analysis, in arriving at its opinion that the $10.00 per share merger consideration is fair to holders of BFC’s Class A Common Stock and Class B Common Stock.

Premium Analysis

Ewing compared the merger consideration of $10.00 per share of Bluegreen’s Common Stock to the trading price of Bluegreen Common Stock at various dates, from November 10, 2011, the day prior to the entry into of the 2011 merger agreement (pursuant to which eight shares of BFC’s Class A Common Stock were to be issued in exchange for each share of Bluegreen’s Common Stock), to November 13, 2012, the day before the announcement of the currently proposed merger agreement. The comparable premiums are set forth below:

Date	Bluegreen Common Stock Closing Trading Price ($)	Premium of $10.00 per share Merger Consideration Over Bluegreen Trading Price (%)	BFC Class A Common Stock Closing Trading Price ($)

November 10, 2011(1)	2.08	381	0.56
June 19, 2012(2)	5.73	75	0.68
July 31, 2012(3)	4.79	109	0.63
November 14, 2012(4)	5.76	74	0.76

On November 13, 2012, the indicated purchase premium was over 70%, which Ewing considered to be a high premium by current market standards.

Market Comparisons

Ewing noted that market comparisons of merger and acquisition transactions can be very important in valuation analyses, particularly in industries where there are many companies of similar size and transactions can be easily compared using price/book ratios and price/earnings ratios, among other data. However, due to the disparity in the size of Bluegreen compared to its three largest competitors, Ewing did not believe that market comparisons were useful with respect to valuation of Bluegreen’s Common Stock. Ewing noted that while there were many merger and acquisition transactions involving companies in Bluegreen’s industry during the years 2000 through 2006 when the economy was strong and real estate values were appreciating, during the last five recessionary years, there have been few transactions other than liquidations. The only recent comparable transaction involved the sale of Silverleaf Resorts, Inc. (“Silverleaf”) to Cerberus Capital Management, Ewing determined that the sale of Silverleaf was the only transaction during the last 3 years involving the sale of a publically-traded company in Bluegreen’s industry which was comparable in size to Bluegreen. Silverleaf was acquired for a total purchase price of approximately $95 million as compared to an imputed market value for the equity of Bluegreen in the proposed merger of approximately $316 million. Ewing noted that publicly available information regarding Silverleaf reflect that its sale was motivated by a lack of working-capital liquidity and its difficulty in securing financing to support sales of receivables. The $95 million purchase price paid by Cerberus Capital Management represented less than 50% of Silverleaf’s stockholders’ equity at that time, which was approximately $209 million. For these reasons, Ewing gave little weight to market comparisons in its analysis.

Ewing observed that the merger consideration of $10.00 per share of Bluegreen’s Common Stock approximates the $9.62 per share book value of Bluegreen’s Common Stock as of September 30, 2012. Ewing noted that the net income of Bluegreen for the nine months ended September 30, 2012 of $30,570,000 and the cash flow projections from Bluegreen’s management for the years 2013, 2014 and 2015 support the aggregate merger consideration of approximately $151,000,000.

Miscellaneous

In connection with the review of the merger by the board of directors of BFC, Ewing performed a variety of financial and comparative analysis for purposes of rendering its opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Ewing believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Ewing may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. Therefore, the range of valuations resulting from any particular analysis described above should not be taken to be Ewing’s view of the actual value of Bluegreen.

In performing its analyses, Ewing made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Bluegreen, such as the impact of competition on Bluegreen, growth in the real estate and time share industries and other factors which may affect such industries, and the absence of any adverse material change in the financial condition and prospects of Bluegreen or the financial markets in general. Ewing believes that mathematical analysis, such as determining the mean or median, or the high or the low, is not in itself a meaningful method of using comparable transaction data. Any estimates contained in Ewing’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of the analyses of Ewing of the fairness, from a financial point of view, to holders of BFC’s Class A Common Stock and Class B Common Stock of the $10.00 per share merger consideration to be paid to holders of Bluegreen’s Common Stock (other than BFC, Woodbridge and Merger Sub) pursuant to the merger agreement and were conducted in connection with the delivery by Ewing of its opinion, dated November 14, 2012, to the board of directors of BFC.

In the ordinary course of business and in compliance with applicable laws, certain of Ewing’s affiliates, as well as investment funds in which Ewing or its affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions, in debt, equity and other securities and financial instruments (including bank loans and other obligations) of, or investments in, BFC, Bluegreen and any other party that may be involved in the merger and their respective affiliates.

Pursuant to the engagement letter between BFC and Ewing, BFC has agreed to pay Ewing a fee of $200,000 in consideration for its financial advisory services, including the rendering of its opinion, in connection with the merger, no portion of which is contingent upon the consummation of the merger. BFC also agreed to reimburse Ewing for its reasonable expenses incurred in performing its services and to indemnify Ewing and its affiliates against certain liabilities related to or arising out of Ewing’s engagement. To the best of its knowledge after reasonable inquiry, Ewing and its affiliates have not earned any fees from BFC, any other member of the Purchaser Group, or Bluegreen, or any of their respective affiliates, in the past two years.

Effects of the Merger

If the merger agreement is approved by Bluegreen’s shareholders and the other conditions to closing the merger are either satisfied or waived (to the extent waiver is permitted by applicable law), Merger Sub will be merged with and into Bluegreen, with Bluegreen continuing as the surviving corporation of the merger and a wholly owned subsidiary of Woodbridge.

If the merger is completed, each share of Bluegreen’s Common Stock outstanding at the effective time of the merger, together with the associated preferred share purchase right attached thereto, will be canceled and (other than shares owned by BFC, Woodbridge and Merger Sub and shares owned by holders of Bluegreen’s Common Stock who duly exercise and perfect their appraisal rights in accordance with the MBCA) will be converted automatically into the right to receive $10.00 in cash, without interest and less any applicable withholding taxes. No consideration will be paid for shares of Bluegreen’s Common Stock owned by BFC, Woodbridge or Merger Sub. Each option to acquire shares of Bluegreen’s Common Stock that is outstanding at the effective time of the merger, whether vested or unvested, will be canceled in exchange for the holder’s right to receive the excess, if any, of the $10.00 per share merger consideration over the exercise price per share of the option. No consideration will be paid in respect of any stock options with exercise prices equal to or greater than $10.00. In addition, each Bluegreen restricted stock award outstanding at the effective time of the merger, whether vested or unvested, will convert into the right to receive, with respect to each share of Bluegreen’s Common Stock then subject to the award, the $10.00 per share merger consideration.

If the merger is completed, you will receive, in exchange for each share of Bluegreen’s Common Stock that you own at the effective time of the merger, the $10.00 per share merger consideration or, alternatively, if you duly exercise and perfect your appraisal rights, the “fair value” of such shares as determined in accordance with the MBCA. On January 16, 2013, the closing sales price of Bluegreen’s Common Stock on the NYSE was $9.67 per share. Following the merger, you will not own any shares of capital stock of Bluegreen and, accordingly, you will cease to have any rights as a shareholder of Bluegreen other than to receive the merger consideration to which you are entitled or, if applicable, your rights to appraisal under the MBCA. After completion of the merger, you will no longer be entitled to any of the rewards of ownership of Bluegreen, including with respect to future dividends, earnings, appreciation and growth of Bluegreen, if any, or bear any of the risks of ownership of Bluegreen, including those relating to Bluegreen’s ongoing operations and the risks of any decrease in the value of Bluegreen. Further, following the merger, you will no longer be entitled to the rights and protections with respect to Bluegreen that federal securities laws provide to security holders.

Upon completion of the merger, Bluegreen will become a wholly owned subsidiary of Woodbridge. As a result, following the merger, Woodbridge and its members will be entitled to 100% of the benefits and bear 100% of the risks and detriments with respect to the ownership of Bluegreen, including the risks and rewards described above as well as risks related to the any debt incurred by Bluegreen in connection with the merger. Assuming the consummation of BBX Capital’s proposed investment in Woodbridge in connection with the financing of the merger, following the merger, the members of Woodbridge will be BFC, which it is anticipated will own 54% of Woodbridge’s equity interests, and BBX Capital, which it is anticipated will own the remaining 46% of Woodbridge’s equity interests. Alan B. Levan and John E. Abdo, as the controlling shareholders of BFC and, through BFC, BBX Capital, will participate and share in the above-described benefits and be subject to the risks and detriments associated with the ownership of Bluegreen.

The tables below set forth the direct and indirect interests of the members of the Purchaser Group other than Merger Sub (the separate corporate existence of which will cease upon consummation of the merger) in Bluegreen’s net book value and net earnings (loss) prior to and immediately after consummation of the merger, based on Bluegreen’s net book value and net earnings (loss) as of and for the year ended December 31, 2011 and the nine months ended September 30, 2012 (dollars in thousands).

As of or for the Year Ended December 31, 2011

Ownership of Bluegreen Prior to the Merger				Fully Diluted Ownership of Bluegreen After the Merger(1)
	Percentage Ownership	Net Loss for the year ended December 31, 2011	Net Book Value as of December 31, 2011	Percentage Ownership	Net Loss for the year ended December 31, 2011	Net Book Value as of December 31, 2011
Woodbridge	53.6%	$(9,248)	$4.61	100.0%	$(17,253)	$8.61
BFC(2)	53.6%	$(9,248)	$4.61	78.4%	$(13,523)	$6.75
BBX Capital	0%	$—	$—	46.0%	$(7,936)	$3.96
Alan B. Levan(3)	8.1%	$(1,396)	$0.70	11.7%	$(2,021)	$1.01
John E. Abdo(3)	5.4%	$(934)	$0.47	7.8%	$(1,343)	$0.67

As of or for the Nine Months Ended September 30, 2012

Ownership of Bluegreen Prior to the Merger				Fully Diluted Ownership of Bluegreen After the Merger(1)
	Percentage Ownership	Net Earnings for the nine months ended September 30, 2012	Net Book Value as of September 30, 2012	Percentage Ownership	Net Earnings for the nine months ended September 30, 2012	Net Book Value as of September 30, 2012
Woodbridge	53.6%	$16,386	$5.16	100.0%	$30,570	$9.62
BFC(2)	53.6%	$16,386	$5.16	78.4%	$23,961	$7.54
BBX Capital	0%	$—	$—	46.0%	$14,062	$4.43
Alan B. Levan(3)	8.3%	$2,539	$0.80	11.8%	$3,612	$1.14
John E. Abdo(3)	5.6%	$1,720	$0.54	7.9%	$2,414	$0.76

(1)	All percentages and dollar amounts related to the ownership of Bluegreen after the merger assume the consummation of the proposed investment in Woodbridge by BBX Capital on the currently contemplated terms, including the issuance to BBX Capital of 46% of the equity interests in Woodbridge, with BFC continuing to own the remaining 54% of the equity interests in Woodbridge. See “-Financing of the Merger” below for additional information regarding the BBX Capital’s contemplated investment in Woodbridge in connection with the merger.

(2)	Represents (i) prior to consummation of the merger, BFC’s interest through Woodbridge directly and (ii) following consummation of the merger and BBX Capital’s investment in Woodbridge, BFC’s interest through Woodbridge directly and indirectly through its ownership of BBX Capital’s common stock.
(3)	Represents (i) prior to consummation of the merger, Messrs. Levan and Abdo’s respective interests through Woodbridge indirectly through their ownership of BFC’s common stock and (ii) following consummation of the merger and BBX Capital’s investment in Woodbridge, Messrs. Levan and Abdo’s respective interests through Woodbridge indirectly through (a) their ownership of BFC’s common stock and (b) their and BFC’s ownership of BBX Capital’s common stock.

Bluegreen’s Common Stock is currently registered under the Exchange Act and traded on the NYSE under the ticker symbol "BXG." If the merger is completed, Bluegreen’s Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and Bluegreen’s Common Stock will cease to be publicly traded. In connection with the deregistration of its Common Stock, Bluegreen will no longer be required to file periodic and other reports and statements with the SEC or to comply with certain other rules and regulations promulgated by the SEC and applicable to companies which have publicly held equity securities, including the Sarbanes-Oxley Act of 2002. This may result in cost savings to Bluegreen and eliminate certain of the time and other constraints imposed upon Bluegreen and its management. However, following the merger, Bluegreen will be a subsidiary of BFC, which is expected to remain a public company and subject to the above-described disclosure requirements and other rules and regulations. In addition, following consummation of the merger, the reporting obligations under Section 16 of the Exchange Act for Bluegreen’s directors, officers and principal shareholders, in their capacities as such, will cease.

At the effective time of the merger, the then-serving directors and officers of Bluegreen will remain the directors and officers, respectively, of Bluegreen as the Surviving Company. In addition, the merger agreement provides for the articles of organization and bylaws of Bluegreen at the effective time of the merger to be the articles of organization and bylaws, respectively, of the Surviving Company until they may be subsequently amended in accordance with the MBCA and the provisions of the articles of organization or bylaws, as the case may be. It is contemplated that, in connection with BBX Capital’s proposed investment in Woodbridge, Bluegreen’s bylaws will be amended immediately following the effective time of the merger to require the approval of Woodbridge, in its capacity as the Surviving Company’s sole shareholder, prior to Bluegreen making certain “major decisions.” The form of Bluegreen’s bylaws, as currently expected to be amended following the effective time of the merger (subject to the mutual agreement of BFC and BBX Capital) in connection with BBX Capital’s contemplated investment in Woodbridge, is included as Annex E to this proxy statement. See “-Financing of the Merger” below for additional information regarding BBX Capital’s contemplated investment in Woodbridge and the impact it may have on Bluegreen following the merger.

See also “—Material United States Federal Income Tax Consequences” below for information regarding the material United States federal income tax consequences of the merger on Bluegreen and the members of the Purchaser Group.

Effects on Bluegreen if the Merger is Not Completed

If the merger agreement is not approved by Bluegreen’s shareholders or the merger is not completed for any other reason, Bluegreen’s shareholders will not receive any payment for their shares of Bluegreen’s Common Stock pursuant to the merger agreement. Instead, Bluegreen will remain a public company and its Common Stock will continue to be registered under the Exchange Act and listed on the NYSE (subject to its continued compliance with the listing standards of the NYSE). In addition, if the merger is not completed, it is expected that Bluegreen’s management will operate Bluegreen’s business in a manner similar to that in which it is currently operated and continue to evaluate and review Bluegreen’s business operations, prospects and capitalization, and Bluegreen’s shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, among others, the conditions of the real estate and vacation ownership industries as well as general economic, regulatory and market conditions.

The market price of Bluegreen’s Common Stock on November 14, 2012, the last trading day prior to the public announcement of the merger agreement, was $5.76 per share, which is significantly lower than the per share merger consideration offered in the merger and the current market price of Bluegreen’s Common Stock (which increased following the announcement of the merger agreement). If the merger is not completed, the market price of Bluegreen’s Common Stock may decrease, including to or below the level of the market price of Bluegreen’s Common Stock prior to the public announcement of the currently proposed merger agreement or prior to the public announcement of the November 2011 merger agreement.

If the merger is not completed, there can be no assurance that any other transaction acceptable to Bluegreen will be offered in the future or that Bluegreen’s business, prospects or results of operations will not be adversely impacted.

Plans for Bluegreen After the Merger

It is expected that, upon consummation of the merger, the operations of Bluegreen will be conducted substantially as they are currently being conducted, except that Bluegreen’s Common Stock will cease to be publicly traded and Bluegreen will be a wholly owned subsidiary of Woodbridge. In addition, Bluegreen may incur additional debt upon consummation of the merger in connection with the financing of the merger.

Other than in connection with the financing of the merger, neither Bluegreen nor any member of the Purchaser Group has any current plans or proposals and is not in negotiations to cause Bluegreen to engage in (i) an extraordinary corporate transaction following consummation of the merger involving Bluegreen’s corporate structure, business or management, such as a merger, reorganization or liquidation, (ii) the sale or transfer of a material amount of Bluegreen’s assets (other than in the ordinary course of business, consistent with past practices) or (iii) any other material changes in Bluegreen’s business. It is expected that following the merger Bluegreen’s management and board of directors will continue to assess Bluegreen’s assets, corporate and capital structure, capitalization, operations, business and properties in light of then-current market and relevant industry conditions to determine what changes, if any, might be desirable to enhance the business and operations of Bluegreen and may cause Bluegreen to engage in the types of transactions discussed above. It is expected that, following the merger, any such corporate actions will require the approval of Woodbridge, in its capacity as the sole shareholder of Bluegreen.

Financing of the Merger

As previously described, consummation of the merger is subject to, among other things, Woodbridge obtaining the financing necessary to consummate the merger. It is estimated that the total amount of funds required to consummate the merger, including the payment of fees and expenses in connection with the merger, will be approximately $150 million.

BBX Capital and BFC have entered into a letter agreement, dated November 30, 2012, relating to a proposed investment by BBX Capital of $71.75 million in Woodbridge. It is contemplated that the proposed investment, which is subject to the execution of definitive agreements by BBX Capital and BFC, would be made by BBX Capital at the effective time of the merger in exchange for a 46% equity interest in Woodbridge. BFC would continue to hold the remaining 54% of Woodbridge’s equity interests. It is anticipated that the investment will consist of approximately $60 million in cash and a promissory note in Woodbridge’s favor in the principal amount of approximately $11.75 million. The cash proceeds from the investment are expected to be utilized to pay a portion of the aggregate merger consideration. It is also contemplated that, in connection with the investment, Woodbridge’s Operating Agreement will be amended to set forth BFC’s and BBX Capital’s respective rights as members of Woodbridge following the investment and provide, among other things, for unanimity on certain specified “major decisions.” In addition, the documents governing the investment are expected to include affirmative covenants regarding the distribution of any cash dividends at the Bluegreen and Woodbridge levels, which, with respect to Woodbridge, would be made to BFC and BBX Capital pro rata based on their respective membership interests. Further, Bluegreen’s bylaws are expected to be amended immediately following the effective time of the merger to require the approval of Woodbridge, in its capacity as Bluegreen’s sole shareholder, prior to Bluegreen making certain specified “major decisions.” The letter agreement has a term of 60 days (unless earlier terminated upon the mutual agreement of the parties or upon the termination of the merger agreement). BBX Capital and BFC have agreed in the letter agreement to cooperate in good faith to prepare the definitive agreements governing the terms of the investment as promptly as practicable during such period. In addition, BFC agreed to refrain from, directly or indirectly, soliciting, discussing or negotiating any proposal, offer, agreement or arrangement with any party other than BBX Capital relating to the acquisition of an equity interest in Woodbridge during the term of the letter agreement.

A copy of the letter agreement between BBX Capital and BFC is included as Annex D to this proxy statement. Shareholders are urged to read the letter agreement in its entirety for more details regarding the proposed investment by BBX Capital.

Woodbridge expects to fund the balance of the merger consideration not financed through BBX Capital’s proposed investment by utilizing the assets of Bluegreen, including the incurrence of debt financing by Bluegreen. While potential lenders have been approached and provided information, such financing has not yet been obtained. In addition, no member of the Purchaser Group has entered into any alternative financing arrangements or alternative financing plans.

There is no assurance that BBX Capital and BFC will enter into definitive agreements with respect to BBX Capital’s proposed investment in Woodbridge on the contemplated terms, including in the contemplated time frame, or at all, or that the financing necessary to consummate the merger will be obtained even if such definitive agreements are reached. BFC, Woodbridge and Merger Sub will have no obligation to consummate the merger if Woodbridge does not obtain the financing necessary to consummate the merger and, subject to compliance with their respective obligations under the merger agreement, including those relating to their efforts to obtain the necessary financing, none of them will have any liability to Bluegreen if the merger is not completed as a result of the financing condition not being satisfied.

Interests of Certain Persons in the Merger

In considering the recommendation of Bluegreen’s board with respect to the merger agreement, you should be aware that, as more fully described below, certain of Bluegreen’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Bluegreen’s shareholders generally. Bluegreen’s special committee and board of directors were aware of these interests and considered them, among other matters, in reaching their respective decisions to approve the merger and recommend that Bluegreen’s shareholders vote to approve the merger agreement.

Interests of Alan B. Levan and John E. Abdo

Alan B. Levan, Bluegreen’s Chairman, and John E. Abdo, Bluegreen’s Vice Chairman, serve as Chairman, Chief Executive Officer and President of BFC and Vice Chairman of BFC, respectively, and collectively beneficially own approximately 17% of the outstanding shares of BFC’s Class A Common Stock and approximately 87% of the outstanding shares of BFC’s Class B Common Stock, which represents in the aggregate approximately 72% of the general voting power and approximately 24% of the total common equity of BFC. As a result of their ownership position in BFC’s Class A Common Stock and Class B Common Stock, Messrs. Levan and Abdo may be deemed to control BFC and therefore beneficially own the 16,922,953 shares of Bluegreen’s Common Stock owned indirectly by BFC through Woodbridge, which represents approximately 54% of the outstanding shares of such stock. Assuming the merger and BBX Capital’s proposed investment in Woodbridge described below are consummated on the contemplated terms, it is estimated that, following completion of the merger, Messrs. Levan and Abdo will, directly or indirectly, have an approximately 12% and 8%, respectively, equity ownership interest in Bluegreen. In addition, each of Messrs. Levan and Abdo currently holds unvested restricted stock awards of 71,000 shares of Bluegreen’s Common Stock which were granted during 2008 in consideration for his service as Chairman and Vice Chairman, respectively. As previously described, the merger agreement provides that each unvested restricted stock award outstanding at the effective time of the merger will convert into the right to receive, with respect to each share of Bluegreen’s Common Stock then subject to the award, the $10.00 per share merger consideration. Other than the restricted stock awards held by Messrs. Levan and Abdo, and restricted stock awards of 2,685 shares of Bluegreen’s Common Stock held by the wife of Anthony M. Puleo, Senior Vice President, Chief Financial Officer and Treasurer of Bluegreen (who is an employee of Bluegreen), none of Bluegreen’s directors or executive officers currently holds any restricted stock awards. See also “- Treatment of Stock Options” below.

Proposed BBX Capital Investment

As described in further detail in “- Financing of the Merger,” BBX Capital has entered into a letter agreement with BFC relating to a proposed $71.75 million investment in Woodbridge in connection with the financing of the merger, pursuant to which BBX Capital would receive a 46% equity interest in Woodbridge at the effective time of the merger, with BFC continuing to hold the remaining 54% of Woodbridge’s outstanding equity interests. BFC currently holds shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing approximately 75% of the general voting power and approximately 53% of the total common equity of BBX Capital. Further, in addition to the shares of BBX Capital’s Class A Common Stock and Class B Common Stock which Messrs. Levan and Abdo may be deemed to beneficially own by virtue of their controlling position in BFC’s common stock, Messrs. Levan and Abdo beneficially own 127,559 shares and 104,091 shares, respectively, of BBX Capital’s Class A Common Stock, which in each case represents approximately 1% of the outstanding shares of such stock. Mr. Levan also serves as Chairman and Chief Executive Officer of BBX Capital, and Mr. Abdo serves as Vice Chairman of BBX Capital. Assuming the merger and the proposed BBX Capital investment are consummated on the contemplated terms, it is estimated that, following completion of the merger, BFC will, directly or indirectly through BBX Capital, have an approximately 24% equity ownership interest in Bluegreen.

Special Committee Compensation

The members of Bluegreen’s special committee, who are James R. Allmand, III, Lawrence A. Cirillo, Mark A. Nerenhausen, Norman Becker, Orlando Sharpe and Arnold Sevell, received compensation in consideration of the time and effort required of them for service on the committee, including attending meetings, evaluating the merger and negotiating the terms and conditions of the merger agreement. Mr. Sevell received $25,000 for serving as Chairman of the special committee. Each of the other members of the special committee received $15,000. In addition, each member of the special committee, including Mr. Sevell, receives $1,000 for each meeting of the special committee which he attends. These fees are not contingent upon the consummation of the merger or the special committee’s recommendation of the merger. See also “- Appointments to BFC’s Board of Directors” below.

Appointments to BFC’s Board of Directors

Pursuant to the terms of the merger agreement, BFC has agreed to cause James R. Allmand, III, Lawrence A. Cirillo, Mark A. Nerenhausen, Norman Becker, Orlando Sharpe and Arnold Sevell, the six current directors of Bluegreen who are not currently directors of BFC, to be appointed to BFC’s board of directors at the effective time of the merger. These directors, as well as BFC’s other directors and BFC’s executive officers, will receive compensation, which may include equity-based compensation, from BFC for their services. BFC and Bluegreen currently provide the same compensation to their respective directors for board and committee service.

Treatment of Stock Options

         As of January 10, 2013 , there were approximately 839,469 shares of Bluegreen’s Common Stock issuable pursuant to outstanding stock options granted under Bluegreen’s equity incentive plans to Bluegreen’s executive officers and directors. As previously described, the merger agreement provides that each option to acquire shares of Bluegreen’s Common Stock that is outstanding at the effective time of the merger, whether vested or unvested, will be canceled in exchange for the holder’s right to receive the excess, if any, of the $10.00 per share merger consideration over the exercise price per share of the option, without interest and less any applicable withholding taxes.

The following table sets forth, for each of Bluegreen’s directors and executive officers as of January 10, 2013 (and for all such directors and executive officers as a group), (i) the aggregate number of shares of Bluegreen’s Common Stock subject to vested stock options, (ii) the aggregate number of shares of Bluegreen’s Common Stock subject to unvested stock options, (iii) with respect to each of the vested and unvested stock options, the value of those stock options on a pre-tax basis, calculated by multiplying (A) the excess, if any, of the $10.00 per share merger consideration over the respective per share exercise prices of those stock options by (B) the number of shares of Bluegreen’s Common Stock subject to those stock options, and (iv) the aggregate cash payment expected to be received by each of Bluegreen’s directors and executive officers (and all of them as a group) at the effective time of the merger in respect of his stock options. The following table also sets forth the number of shares of Bluegreen’s Common Stock held by each director and executive officer of Bluegreen as of January 10, 2013, including unvested restricted shares, and the aggregate cash payment expected to be received by each of them (and all of them as a group) at the effective time of the merger in respect of such stock.

			Unvested Stock
			Options That Will		Aggregate Merger		Aggregate Merger
	Vested Stock Options		Vest in Connection with the Merger		Consideration for All Stock Options		Consideration for Common Stock
Name	Shares	Value	Shares	Value	Shares	Value	Shares	Value
Executive Officers
John M. Maloney, Jr.	100,000	$416,000	—	$—	100,000	$416,000	20,000	$200,000
David L. Pontius	—	—	—	—	—	—	—	—
David A. Bidgood	—	—	—	—	—	—
Anthony M. Puleo	—	—	—	—	—	—	20,185	201,850
Susan J. Saturday	7,500	48,900	—	—	7,500	48,900

Directors					—	—
Alan B. Levan	150,000	—	121,000	212,000	271,000	212,000	71,100	711,000
John E. Abdo	150,000	—	121,000	212,000	271,000	212,000	71,000	710,000
James R. Allmand, III	—	—	—	—	—	—	—	—
Norman H. Becker	11,010	—	—	—	11,010	—	39,940	399,400
Lawrence A. Cirillo	77,712	283,908	—	—	77,712	283,908	100	1,000
Mark A. Nerenhausen	24,499	20,550	—	—	24,499	20,550	32,384	323,840
Arnold Sevell	76,748	281,794	—	—	76,748	281,794	6,000	60,000
Orlando Sharpe	—	—	—	—	—	—	—	—

Executive Officers and Directors as a Group	597,469	$1,051,152	242,000	$424,000	839,469	$1,475,152	260,709	$2,607,090

See also “- Named Executive Officer Compensation in Connection with the Merger” and “Information About Bluegreen - Security Ownership of Certain Beneficial Owners and Management” below.

Indemnification and Insurance Provisions in the Merger Agreement

The merger agreement provides that Bluegreen as the Surviving Company will indemnify, defend and hold harmless each present and former director and officer of Bluegreen for each such director’s and officer’s liabilities with respect to acts or omissions occurring prior to the effective time of the merger, to the same extent as provided for under the MBCA and in Bluegreen’s Articles of Organization or Bylaws.

The merger agreement also provides that, for six years after the effective time of the merger, the Surviving Company will maintain or cause to be maintained in effect the current policies of directors’ and officers’ and in-house counsel liability insurance maintained by Bluegreen or a substitute policy of at least the same coverage and amount as, and containing terms and conditions which are substantially no less advantageous than, the Bluegreen policy, in each case, with respect to claims arising from facts or events which occurred before the effective time of the merger. Alternatively, the Bluegreen may obtain single limit tail coverage providing at least the same coverage and amount as, and containing terms and conditions which are substantially no less advantageous than, the Bluegreen policy for such six-year period with respect to claims arising from facts or events which occurred before the effective time of the merger.

Named Executive Officer Compensation in Connection with the Merger

The information below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each “named executive officer” of Bluegreen that is based on or otherwise relates to the merger. The compensation payable by Bluegreen is subject to a non-binding advisory vote of Bluegreen's shareholders, as described in the section of this proxy statement entitled "Shareholder Advisory Vote on Named Executive Officer Compensation in Connection with the Merger.”

As previously described, pursuant to the terms of the merger agreement, each option to acquire shares of Bluegreen’s Common Stock that is outstanding at the effective time of the merger, whether vested or unvested, will be canceled in exchange for the holder’s right to receive the excess, if any, of the $10.00 per share merger consideration over the exercise price per share of the option. As of the date of this proxy statement, John M. Maloney, Jr., Bluegreen’s President and Chief Executive Officer, holds options to purchase 100,000 shares of Bluegreen’s Common Stock at an exercise price of $5.84 per share. These currently vested options were granted to Mr. Maloney during 2003. The payment that Mr. Maloney will receive in respect of these options pursuant to the terms of the merger agreement, as set forth in the table below, is deemed to be compensation payable to Mr. Maloney in connection with the merger for purposes of Item 402(t) of Regulation S-K and represents the only compensation payable to him in connection with the merger. Neither of Bluegreen’s other named executive officers- David Pontius, Executive Vice President and Chief Strategy Officer of Bluegreen, and President of Bluegreen Services; and David A. Bidgood, Senior Vice President of Bluegreen, and President of Bluegreen Resorts Field Sales and Marketing – owns any options to purchase shares of Bluegreen’s Common Stock or is otherwise entitled to compensation in connection with the merger.

Name and Principal Position	Cash ($)	Equity ($)		Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
John M. Maloney, Jr. President and Chief Executive Officer	—	416,000	(1)	—	—	—	—	416,000	(1)

(1)	Amount obtained by multiplying (i) 100,000, which is the number of shares of Bluegreen’s Common Stock which may be acquired by Mr. Maloney upon exercise of the options held by him, by (ii) the excess of the $10.00 per share merger consideration over the $5.84 per share exercise price of the options.

Other Relationships

Bluegreen paid BFC or its affiliated entities approximately $1.7 million, $1.2 million and $1.1 million during 2010, 2011 and the nine months ended September 30, 2012, respectively, for management advisory, risk management, administrative and other services. Additionally, during 2010, Bluegreen reimbursed BFC and Woodbridge an aggregate of approximately $1.4 million for expenses they incurred in assisting Bluegreen in its efforts to explore potential sources of liquidity. In addition, Bluegreen had an agreement with BFC relating to the maintenance of different registered public accounting firms, pursuant to which Bluegreen agreed to reimburse BFC for fees related to certain procedures performed by BFC’s independent registered public accounting firm at Bluegreen. Bluegreen reimbursed BFC approximately $0.1 million, $0.5 million and $0.4 million during 2010, 2011 and the nine months ended September 30, 2012, respectively, under this agreement. Bluegreen and BFC terminated the agreement during October 2012 in connection with Bluegreen’s decision to change independent registered public accounting firms from Ernst & Young, LLP to PricewaterhouseCoopers LLP, which also serves as BFC’s independent registered public accounting firm.

BFC held a significant investment in Benihana until August 2012, when Benihana was sold, and Alan B. Levan and John E. Abdo served on Benihana’s board of directors until that time. In 2009, Bluegreen entered into a land lease with Benihana, which constructed and operates a restaurant at one of Bluegreen’s resort properties. Under the terms of the lease, Bluegreen received payments from Benihana of approximately $0.1 million during each of 2010, 2011 and the nine months ended September 30, 2012.

Material United States Federal Income Tax Consequences

The following is a summary of certain material United States federal income tax consequences of the merger to United States holders (as defined below) of Bluegreen’s Common Stock whose shares are converted into the right to receive cash in the merger. The summary is based on the Internal Revenue Code (the “Code”) , Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to shares of Bluegreen’s Common Stock held as capital assets, and does not address the tax consequences that may be relevant to holders of Bluegreen’s Common Stock that are subject to special tax rules, such as insurance companies, United States expatriates, tax-exempt organizations, broker-dealers, financial institutions, cooperatives, traders in securities that elect to mark to market, United States holders whose functional currency is not the U.S. dollar, or holders who hold Bluegreen’s Common Stock through pass-through entities, as part of a hedge, straddle or conversion transaction, holders deemed to sell Bluegreen’s Common Stock under the constructive sale provisions of the Code , holders who exercise appraisal rights, holders who acquired Bluegreen’s Common Stock pursuant to the exercise of stock options or otherwise as compensation or individuals who may receive cash in the merger in consideration for restricted stock awards of Bluegreen held by them. In addition, this summary does not address the United States federal income tax consequences of the merger to holders of Bluegreen’s Common Stock who are not United States holders, nor does it consider any aspect of state, local or foreign taxation or any United States federal taxation other than income taxation.

For purposes of this summary, a United States holder means a beneficial owner of Bluegreen’s Common Stock that is a citizen or resident of the United States, a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or any state thereof (or the District of Columbia), an estate the income of which is subject to United States federal income tax regardless of its source, a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for United States federal income taxation) is a holder of Bluegreen’s Common Stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and partners should consult their own tax advisors as to the particular United States federal income tax consequences of the merger to them.

The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of Bluegreen’s Common Stock should consult with such holder’s own tax advisor with respect to the particular tax effects of the merger to such holder, including the application and effect of state, local, foreign and other tax laws.

United States Holders. The receipt of cash by a United States holder for shares of Bluegreen’s Common Stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a United States holder who receives the merger consideration will recognize gain or loss equal to the difference between the holder’s adjusted tax basis in the shares of Bluegreen’s Common Stock converted to cash in the merger and the amount of cash received therefor. Gain or loss will be calculated separately for each block of Bluegreen’s Common Stock converted in the merger (generally shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the shares of Bluegreen’s Common Stock have been held for more than one year as of the effective time of the merger. The deductibility of capital losses is limited.

Cash consideration received by a non-corporate United States holder in the merger may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if the United States holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each United States holder should complete and sign the Form W-9 that will be part of the letter of transmittal to be returned to the paying agent engaged with respect to the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a United States holder’s federal income tax liability or may be refundable, provided such United States holder timely furnishes the required information to the Internal Revenue Service. United States holders should consult with their own tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

Bluegreen. Bluegreen will not recognize income or loss as a result of the merger and is not currently expected to experience, as a result of the merger, a change of control under Section 382 of the Code with respect to its ability to use net operating losses to offset future taxable income.

The Purchaser Group. No member of the Purchaser Group will recognize income or loss as a result of the merger other than Alan B. Levan and John E. Abdo who will recognize income in connection with the payments that they receive in exchange for shares of Bluegreen’s Common Stock that they hold at the effective time of the merger, including accelerated unvested restricted shares. BBX Capital will obtain a cost basis in its membership interest in Woodbridge equal to the amount paid by BBX Capital for such membership interest. Woodbridge itself will obtain a cost basis in the shares of Bluegreen’s Common Stock acquired in the merger equal to the amount paid by Woodbridge for such shares.

Regulatory Matters

None of the parties is aware of any regulatory approvals or filings required for the completion of the merger, other than filing Articles of the Merger with the Secretary of the Commonwealth of Massachusetts and the Florida Department of State, and complying with the SEC proxy and “going-private” filing requirements.

Provisions for Unaffiliated Shareholders

No provision has been made to grant Bluegreen’s unaffiliated shareholders access to the corporate files of Bluegreen, any other party to the merger, or any of their respective affiliates or to obtain counsel or appraisal services at the expense of Bluegreen or any other such party or affiliate.  Furthermore, Bluegreen’s special committee believes that sufficient procedural safeguards were present, and will be present, to ensure the fairness of the merger to Bluegreen’s unaffiliated shareholders without retaining an unaffiliated representative to act solely on behalf of such shareholders for purposes of negotiating a transaction or preparing a report concerning the fairness of the merger.  The special committee believes that the independence of the members of the special committee and the retention by the special committee of its own independent legal counsel and financial advisor permitted the special committee to effectively represent the interests of the unaffiliated shareholders.

Litigation Related to the Merger

Between November 16, 2011 and February 13, 2012, seven purported class action lawsuits related to the previously proposed 2011 merger between BFC and Bluegreen were filed against Bluegreen, the members of Bluegreen’s board of directors, BFC and Merger Sub. As described below, four of these lawsuits have been consolidated into a single action in Florida , and the other three lawsuits have been consolidated into a single action in Massachusetts and stayed in favor of the Florida action. Further information regarding each of these lawsuits is set forth below.

The four Florida lawsuits, captioned and styled Ronald Kirkland v. Bluegreen Corporation et al. (filed on November 16, 2011); Richard Harriman v. Bluegreen Corporation et al. (filed on November 22, 2011); Alfred Richner v. Bluegreen Corporation et al. (filed on December 2, 2011); and BHR Master Fund, LTD et al. v. Bluegreen Corporation et al. (filed on February 13, 2012) were consolidated into an action styled In Re Bluegreen Corporation Shareholder Litigation. On April 9, 2012, the plaintiffs filed a consolidated amended class action complaint which alleged that the individual director defendants breached their fiduciary duties by (i) agreeing to sell Bluegreen without first taking steps to ensure adequate, fair and maximum consideration, (ii) engineering a transaction to benefit themselves and not the shareholders, and (iii) failing to protect the interests of Bluegreen’s minority shareholders. In the complaint, the plaintiffs also alleged that BFC breached its fiduciary duties to Bluegreen’s minority shareholders and that Merger Sub aided and abetted the alleged breaches of fiduciary duties by Bluegreen’s directors and BFC. In addition, the complaint included allegations relating to claimed violations of the MBCA. The complaint sought declaratory and injunctive relief, along with damages and attorneys’ fees and costs. On September 13, 2012, Bluegreen’s motion to dismiss the action was denied. Bluegreen subsequently answered the complaint.

Following the public announcement of the termination of the 2011 merger agreement and the entry into the currently proposed merger agreement, the plaintiffs in the Florida action filed a motion for leave to file a supplemental complaint on November 28, 2012 in order to challenge the structure of, and consideration contemplated to be received by Bluegreen’s shareholders in the currently proposed merger.  On November 30, 2012, the Florida court granted the plaintiffs’ motion and the supplemental complaint was deemed filed as of that date.   The supplemental complaint alleges that the merger consideration remains inadequate and continues to be unfair to Bluegreen’s minority shareholders.

The three Massachusetts lawsuits were filed in the Superior Court for Suffolk County in the Commonwealth of Massachusetts and styled as follows: Gaetano Bellavista Caltagirone v. Bluegreen Corporation et al. (filed on November 16, 2011); Alan W. Weber and J.B. Capital Partners L.P. v. Bluegreen Corporation et al. (filed on November 29, 2011); and Barry Fieldman, as Trustee for the Barry & Amy Fieldman Family Trust v. Bluegreen Corporation et al. (filed on December 6, 2011). In their respective complaints, the plaintiffs alleged that the individual director defendants breached their fiduciary duties by agreeing to sell Bluegreen without first taking steps to ensure adequate, fair and maximum consideration. The Fieldman and Weber actions contained the same claim against BFC. In addition, the complaints included claims that Merger Sub, in the case of the Fieldman action, BFC and Merger Sub, in the case of the Caltagirone action, and Bluegreen, in the case of the Weber action, aided and abetted the alleged breaches of fiduciary duties. On January 17, 2012, the three Massachusetts lawsuits were consolidated into a single action styled In Re Bluegreen Corp. Shareholder Litigation, which is presently stayed in favor of the Florida action.

BFC and Bluegreen believe that these lawsuits are without merit and intend to defend against them vigorously.

Estimated Fees and Expenses

Fees and expenses incurred or to be incurred by Bluegreen and BFC in connection with the merger are estimated at the date of this proxy statement to be as follows:

Description

Financing fees and expenses and other professional fees	$
Legal fees and expenses
Special committee fees
Miscellaneous (including accounting fees, filing fees, printer,
proxy solicitation and mailing costs, and paying agent fees and expenses)	__________________
Total	$

These expenses will not reduce the merger consideration to be received by Bluegreen’s shareholders in the merger. If the merger is consummated, the party incurring any costs and expenses in connection with the merger and the merger agreement shall pay such costs and expenses, except that Bluegreen and BFC have agreed to share equally the legal expenses related to the litigation challenging the transaction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement and the documents attached hereto or incorporated by reference herein are forward-looking statements. Statements relating to the objectives, expectations, plans or goals of Bluegreen, BFC, Woodbridge, Merger Sub and their respective affiliates are forward-looking statements, including, without limitation, statements relating to the future performance of Bluegreen, including the financial forecasts set forth in the section of this proxy statement entitled “Special Factors – Projected Financial Information,” and statements relating to the completion of the merger. Forward-looking statements, which are based on estimates and assumptions, can be identified by forward-looking language, including words such as “believes,” “anticipates,” “contemplates,” “expects,” “estimates,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “will,” “would,” and similar expressions, or the negative of these words. There are a number of risks and uncertainties that could cause actual results or events to differ materially from what is expressed in the forward-looking statements, including the following:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the inability to complete the merger due to the inability to obtain the required approval of Bluegreen’s shareholders, the inability of Woodbridge to obtain the financing necessary to complete the merger (including that BFC and BBX Capital may not enter into definitive agreements relating to BBX Capital’s proposed investment in Woodbridge on the contemplated terms, or at all, and Woodbridge may not be successful in obtaining the necessary financing even if such agreements are reached) or the inability to satisfy other conditions to consummation of the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed merger may disrupt current business plans and operations, including contractual restrictions during the pendency of the merger;

•	the diversion of management's attention from ongoing business operations;

•	the possible effect of the announcement of the merger on Bluegreen’s relationships with its employees, consumers and others with whom it conducts business;

•	risks associated with the appraisal rights process, including uncertainties regarding the amount paid to dissenting shareholders in respect of the “fair value,” as determined in accordance with the MBCA, of the shares held by them, which may be less than, equal to or more than the $10.00 per share merger consideration, and the requirement that dissenting shareholders strictly comply with the appraisal rights procedures set forth in the MBCA in order to duly exercise and perfect their appraisal rights;

•	the effects, including the costs, fees and expenses of defending, and outcome of, any legal proceedings that have been or may be instituted with respect to the merger, including those described in the section of this proxy statement entitled “Special Factors – Litigation Related to the Merger”;

•	other costs, fees and expenses incurred or to be incurred by Bluegreen with respect to the merger; and

•	other risks detailed in Bluegreen’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its subsequent Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference. (See the section of this proxy statement entitled "Where You Can Find More Information.”)

In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. Moreover, except as required by applicable law, rule or regulation, neither Bluegreen nor any other person, including any member of the Purchaser Group, undertakes any obligation to update the forward-looking statements to reflect future events or circumstances.

THE SPECIAL MEETING

General

This proxy statement is being provided to Bluegreen’s shareholders as part of a solicitation of proxies by the board of directors of Bluegreen for use at a special meeting of Bluegreen’s shareholders.

Date, Time and Place

The special meeting of Bluegreen’s shareholders will be held on _______________, 2013 at __:__ _.m., local time, at _____________________________________________________________.

Purpose of the Meeting

The purpose of the meeting is to consider and vote upon a proposal to approve the merger agreement. Bluegreen’s shareholders will also be asked to consider and vote upon a proposal to approve, on a non-binding advisory basis, the amounts deemed compensation payable to Bluegreen’s named executive officers in connection with the merger.

Recommendation of the Board of Directors of Bluegreen

For the reasons described in this proxy statement, including the recommendation of Bluegreen’s special committee, the board of directors of Bluegreen has determined that the merger is advisable, fair to and in the best interests of Bluegreen’s shareholders. Accordingly, the board of directors of Bluegreen recommends that Bluegreen’s shareholders vote “FOR” the merger agreement. See “Special Factors—Recommendation of the Special Committee and Board of Directors; Their Reasons for the Merger; Fairness of the Merger.” The board also recommends that shareholders vote “FOR” the compensation payable to Bluegreen's named executive officers in connection with the merger. In making this recommendation, the board considered that such amounts relate solely to stock options granted to one named executive officer over nine years ago unrelated to any transaction. See “Special Factors-Named Executive Officer Compensation in Connection with the Merger” and “Shareholder Advisory Vote on Named Executive Officer Compensation in Connection with the Merger.”

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record of Bluegreen at the close of business on _____________, 2013, the record date for the meeting, are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. On the record date, _________ shares of Bluegreen’s Common Stock were issued and outstanding. A complete list of Bluegreen’s shareholders of record will be open for examination by any shareholder of record at Bluegreen’s corporate offices, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431, during regular business hours for a period of no less than ten days prior to the meeting. The list will also be available for examination by any shareholder of record present at the meeting.

Holders of Bluegreen’s Common Stock are entitled to one vote per share on each proposal to be voted upon at the meeting.

A quorum will be present at the meeting if a majority of the shares of Bluegreen’s Common Stock outstanding on the record date are represented, in person or by proxy, at the meeting. In the event that a quorum is not present, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required for Approval

Under the MBCA, the affirmative vote of holders of shares of Bluegreen’s Common Stock representing at least 66-2/3% of the shares of such stock outstanding on the record date is required to approve the merger agreement.

Under Bluegreen’s bylaws, the affirmative vote of holders of a majority of the shares of Bluegreen’s Common Stock represented at the meeting in person or by proxy and entitled to vote is required to approve, on a non-binding advisory basis, the compensation payable to Bluegreen’s named executive officers in connection with the merger.

In the absence of instructions from the beneficial owners of shares of Bluegreen’s Common Stock, brokers, banks and other nominees will not have discretionary voting authority with respect to either proposal to be voted upon at the meeting. Shares represented by such “broker non-votes,” as well as abstentions and failures to vote, will have the same effect as votes cast against the merger agreement but they will have no impact on the proposal to approve on a non-binding advisory basis, the compensation payable to Bluegreen’s named executive officers in connection with the merger.

Shares Owned by BFC, Woodbridge and Merger Sub

Woodbridge currently owns and is entitled to vote 16,922,953 shares of Bluegreen’s Common Stock, representing approximately 54% of the outstanding shares of such stock.  Woodbridge agreed in the merger agreement to vote all such shares in favor of the merger agreement. As described above, approval of the merger agreement will require the affirmative vote of holders of at least 66-2/3% of the shares of Bluegreen’s Common Stock outstanding on the record date.

It is also expected that Woodbridge will vote its shares of Bluegreen’s Common Stock in favor of the proposal to approve, on a non-binding advisory basis, the compensation payable to Bluegreen’s named executive officers in connection with the merger. Because this proposal requires the affirmative vote of holders of a majority of the shares of Bluegreen’s Common Stock represented in person or by proxy at the meeting and entitled to be cast on the proposal, Woodbridge’s vote in favor of the proposal would assure its approval.

BFC does not own any shares of Bluegreen’s Common Stock other than through Woodbridge. Merger Sub does not own any shares of Bluegreen’s Common Stock.

Shares Owned by Directors and Executive Officers of Bluegreen

In addition to the shares of Bluegreen’s Common Stock owned by BFC, which may be deemed to be beneficially owned by Alan B. Levan, Chairman of Bluegreen and Chairman, Chief Executive Officer and President of BFC, and John E. Abdo, Vice Chairman of each of Bluegreen and BFC, by virtue of their collective ownership interest in BFC, Bluegreen’s directors and executive officers collectively own, directly or indirectly, and are entitled to vote 260,709 shares, or approximately 0.8% , of Bluegreen’s Common Stock.  See the section of this proxy statement entitled “Information About Bluegreen- Security Ownership of Certain Beneficial Owners and Management” for additional information, including information regarding the ownership of Bluegreen’s Common Stock by Mr. Abdo and Mr. Levan. It is anticipated that Bluegreen’s directors and executive officers will vote their shares of Bluegreen’s Common Stock for each of the proposals to be voted upon at the meeting, although they are not required to do so.

Voting by Proxy

Bluegreen’s shareholders may vote their shares of Bluegreen’s Common Stock by proxy. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” A proxy card is enclosed for the use of Bluegreen’s shareholders of record and voting instructions are included on such proxy card. Bluegreen’s shareholders of record may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise transmitting their voting instructions as described on the proxy card. Shareholders of Bluegreen who hold their shares in “street name,” which means such shares are held of record by a broker, bank or other nominee, will receive instructions from their respective brokers, banks or other nominees that such shareholders must follow in order to vote their shares. As described above, the failure of “street name” holders to provide voting instructions to their brokers, banks or other nominees will result in “broker non-votes” for those shares, and such “broker non-votes” will count as votes against the proposal to approve the merger agreement, although they will not have any impact on the proposal to approve, on a non-binding advisory basis, the compensation payable to Bluegreen’s named executive officers in connection with the merger. All properly signed and returned proxy cards that are received prior to the meeting and other voting instructions timely received and not revoked will be voted at the meeting as indicated on the proxy card or according to the voting instructions, as the case may be. If a proxy card is signed, returned and received prior to the meeting but does not indicate how the shares represented thereby should be voted, those shares will be voted “FOR” each of the proposals to be considered at the meeting.

Voting in Person

Shareholders of record of Bluegreen that plan to attend the meeting and wish to vote in person will be given a ballot at the meeting. It should be noted, however, that a shareholder of Bluegreen who holds his, her or its shares in “street name” and wishes to vote at the meeting must bring to the meeting proxies from the record holders of the shares authorizing the shareholder to vote in person at the meeting.

SHAREHOLDERS OF BLUEGREEN WHO WISH TO ATTEND THE MEETING MAY BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS A DRIVER’S LICENSE OR PASSPORT. CAMERAS, RECORDING DEVICES AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING. SHAREHOLDERS OF RECORD SHOULD BRING THE ADMISSION TICKET ATTACHED TO THEIR PROXY CARD IN ORDER TO FACILITATE THEIR REGISTRATION PROCESS AT THE MEETING. SHAREHOLDERS WHO HOLD THEIR SHARES IN “STREET NAME” AND, THEREFORE, DID NOT RECEIVE AN ADMISSION TICKET, WILL NEED TO BRING A COPY OF THE BROKERAGE STATEMENT REFLECTING THEIR STOCK OWNERSHIP AS OF THE CLOSE OF BUSINESS ON THE RECORD DATE IN ORDER TO REGISTER AT THE MEETING.

The votes of all shareholders of Bluegreen are important. Accordingly, all shareholders of Bluegreen should sign and return the enclosed proxy card or otherwise transmit their voting instructions as described on the proxy card (or pursuant to the voting instructions received from brokers, banks or other nominees in the case of “street name” holders), whether or not they plan to attend the meeting in person. Shareholders of record and “street name” holders who have obtained proxies to vote their shares in person can always change their votes at the meeting.

Revocation of Proxies

Holders of record of Bluegreen’s Common Stock may revoke their proxies by providing written notice of revocation addressed to, or in person to, Anthony M. Puleo, Secretary, at Bluegreen’s principal executive offices set forth on the notice of special meeting accompanying this proxy statement.  Holders of record of Bluegreen’s Common Stock may also revoke previously granted proxies or voting instructions by submitting a new valid proxy bearing a later date or by transmitting new voting instructions in accordance with the voting procedures described on the proxy card. To be valid, any such revocation notice or new proxy card or voting instructions must be received by no later than 11:59 p.m., local time, on the date immediately preceding the meeting. In addition, holders of record of Bluegreen’s Common Stock may revoke previously granted proxies or voting instructions by attending the meeting and voting in person, although attendance at the meeting will not by itself revoke a previously granted proxy.

The options described in the preceding paragraph do not apply to shareholders of Bluegreen who hold their shares in “street name.”  Rather, shareholders of Bluegreen who hold their shares in “street name” must contact their broker, bank or other nominee to find out how to change their vote.

Proxy Solicitation

Bluegreen is soliciting proxies for the special meeting of its shareholders. Bluegreen will bear the entire cost of soliciting proxies from its shareholders. In addition to the solicitation of proxies by mail, Bluegreen will request that brokers, banks and other nominees send proxies and proxy materials to Bluegreen’s beneficial shareholders and secure their voting instructions, if necessary. Bluegreen will reimburse those record holders for their reasonable expenses in so doing. Additionally, Bluegreen has engaged Georgeson, a proxy solicitation firm, to assist in the solicitation of proxies from their shareholders. Bluegreen has agreed to pay Georgeson customary fees for its services, as well as reimburse Georgeson for its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters, and indemnify Georgeson against any losses arising out of its proxy soliciting services. Bluegreen also may use its directors, officers and other employees, who will not be specially compensated, to solicit proxies from Bluegreen’s shareholders, personally or by telephone, the Internet, telegram, facsimile or special delivery letter.

No Other Business

No other business will be considered at the meeting.

Assistance

If you are a shareholder of Bluegreen and you need assistance in completing your proxy card or otherwise providing your voting instructions, or if you have questions regarding the meeting or the merger, please contact the information agent for the merger, Georgeson, at (888) 613-9988.

PARTIES TO THE MERGER AGREEMENT

Bluegreen Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

(561) 912-8000

Bluegreen Corporation, a Massachusetts corporation, is a sales, marketing and management company focused on the vacation ownership industry. Bluegreen’s business has historically been conducted through two operating segments — Bluegreen Resorts, its resorts business segment, and Bluegreen Communities, its residential communities business segment.

Bluegreen’s continuing operations relate to Bluegreen Resorts. Bluegreen Resorts markets, sells and manages vacation ownership interests, or VOIs, in resorts, which are generally located in popular, high-volume, “drive-to” vacation destinations, and were either developed or acquired by Bluegreen or developed and owned by others, in which case Bluegreen earns fees for providing these services. VOIs in Bluegreen’s resorts and those sold by Bluegreen on behalf of third parties typically entitle the buyer to use resort accommodations through an annual or biennial allotment of “points” which represent their ownership and beneficial use rights in perpetuity in the Bluegreen Vacation Club (supported by an underlying deeded VOI held in trust for the buyer). Owners in the Bluegreen Vacation Club may stay in any of the 59 Bluegreen Vacation Club resorts or take advantage of an exchange program offered by a third-party worldwide vacation ownership exchange network of over 4,000 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Resorts also provides resort management services, VOI title services and mortgage servicing. In addition, Bluegreen Resorts provides financing to individual purchasers of VOIs, which provides significant interest income to Bluegreen.

Bluegreen Communities historically marketed residential homesites. Bluegreen Communities’ operations also included realty and daily-fee golf course operations. On May 4, 2012, Bluegreen sold substantially all of the assets that comprised Bluegreen Communities to Southstar Development Partners, Inc. (“Southstar”) for a purchase price of $29.0 million in cash. Southstar also agreed to pay an amount equal to 20% of the net proceeds (as calculated in accordance with the terms of the purchase and sale agreement), if any, it receives in the event of its sale of two specified parcels of real estate purchased by Southstar under the purchase and sale agreement. Certain assets related to Bluegreen Communities, including primarily Bluegreen Communities’ notes receivable portfolio, were not sold to Southstar in the transaction.

Bluegreen’s Common Stock currently trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “BXG.”

More information about Bluegreen is available on its website at www.bluegreencorp.com. Bluegreen’s website and the information contained therein or connected thereto are not incorporated into this proxy statement. See also the section of this proxy statement entitled “Where You Can Find More Information” for additional information regarding Bluegreen.

BFC Financial Corporation

Woodbridge Holdings, LLC

BXG Florida Corporation

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida 33301

(954) 940-4900

BFC Financial Corporation

BFC Financial Corporation, a Florida corporation, is a holding company whose principal holdings include a direct controlling interest in BBX Capital and, through Woodbridge, an indirect controlling interest in Bluegreen. BFC currently has an approximately 53% ownership interest and 75% voting interest in BBX Capital and, through Woodbridge, a 54% ownership and voting interest in Bluegreen. BFC also had a significant investment in Benihana prior to the acquisition of Benihana by Safflower Holdings Corp. during August 2012.

BFC has two classes of publicly traded common stock. BFC’s Class A Common Stock currently trades on the OTCQB under the ticker symbol “BFCF.” BFC’s Class B Common Stock currently trades on the OTCBB under the ticker symbol “BFCFB.”

BFC may be deemed to be controlled by its Chairman, Chief Executive Officer and President, Alan B. Levan, and its Vice Chairman, John E. Abdo, who collectively hold shares of BFC’s Class A Common Stock and Class B Common Stock representing approximately 72% of the total voting power of such stock. Messrs. Levan and Abdo also serve as non-executive Chairman and Vice Chairman, respectively, of Bluegreen. In addition, Mr. Levan is the Chairman and Chief Executive Officer of BBX Capital, and Mr. Abdo is the Vice Chairman of BBX Capital. See the sections of this proxy statement entitled “Special Factors – Interests of Certain Persons in the Merger” and “Information About the Purchaser Group” for additional information regarding Messrs. Levan and Abdo, including their interests in the merger which may be different from the interests of Bluegreen’s other shareholders in the merger.

Woodbridge Holdings, LLC

Woodbridge Holdings, LLC, a Florida limited liability company, is currently a wholly owned subsidiary of BFC. Woodbridge currently owns approximately 54% of Bluegreen’s issued and outstanding common stock. Woodbridge historically engaged in real estate operations through its wholly owned subsidiaries, including Core Communities, LLC and Carolina Oak Homes, LLC. Woodbridge has also made certain investments unrelated to real estate, including its current investment in Snapper Creek Equity Management, LLC and its former equity interest in Pizza Fusion Holdings, Inc. Woodbridge merged with BFC in 2009. Prior to such merger, Woodbridge Holdings Corporation was a separate publicly traded company.

BXG Florida Corporation

BXG Florida Corporation is a wholly owned subsidiary of Woodbridge. It was initially formed as a Florida limited liability company for the purpose of entering into the previously proposed stock merger between BFC and Bluegreen. Following its formation, it was converted into a Florida corporation. In connection with the currently proposed merger, the parties agreed that BXG Florida Corporation would be the merger subsidiary used for purposes of the merger. Merger Sub has no business activities or operations and, except for obligations and liabilities incurred in connection with its organization and the transactions contemplated by the merger agreement, it has no obligations or liabilities.

See the section of this proxy statement entitled “Information About the Purchaser Group – BBX Capital” for certain information regarding BBX Capital and its business.

THE MERGER AGREEMENT

The following discussion describes certain material provisions of the merger agreement and may not contain all the information about the merger agreement that is important to you. This discussion is qualified in its entirety by reference to the full text of the merger agreement, which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. You are encouraged to carefully read the merger agreement in its entirety.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with Florida and Massachusetts law, at the effective time of the merger, Merger Sub will merge with and into Bluegreen. Bluegreen will continue as the surviving corporation of the merger and a direct wholly owned subsidiary of Woodbridge. Merger Sub’s separate corporate existence will cease at the effective time of the merger.

At the effective time of the merger, the then-serving directors and officers of Bluegreen will become the directors and officers, respectively, of the Surviving Company. In addition, the merger agreement provides for the articles of organization and bylaws of Bluegreen at the effective time of the merger to be the articles of organization and bylaws, respectively, of the Surviving Company until they may be subsequently amended in accordance with the MBCA and the provisions of the articles of organization or bylaws, as the case may be. It is contemplated that, in connection with BBX Capital’s proposed investment in Woodbridge, the Surviving Company’s bylaws will be amended immediately following the effective time of the merger to require the approval of Woodbridge, in its capacity as the Surviving Company’s sole shareholder, prior to the Surviving Company making certain “major decisions.” See the section of this proxy statement entitled “Special Factors-Financing of the Merger” for additional information regarding BBX Capital’s contemplated investment in Woodbridge.

Following the completion of the merger, Bluegreen’s Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and Bluegreen’s Common Stock will cease to be publicly traded.

Effective Time of the Merger

The consummation of the merger will occur as promptly as practicable after the satisfaction or waiver (to the extent waiver is permitted by applicable law) of the conditions to consummation of the merger set forth in the merger agreement. The merger will become effective as of 5:00 p.m., Eastern Time, on the date on which the merger is consummated.

Consideration to be Received Pursuant to the Merger

At the effective time of the merger, each outstanding share of Bluegreen’s Common Stock, together with the associated preferred share purchase right attached thereto, will be canceled and (other than shares owned by BFC, Woodbridge and Merger Sub and shares owned by holders of Bluegreen’s Common Stock who duly exercise and perfect their appraisal rights in accordance with the MBCA) will be converted automatically into the right to receive $10.00 in cash, without interest and less any applicable withholding taxes. No consideration will be paid for shares of Bluegreen’s Common Stock owned by BFC, Woodbridge and Merger Sub.

Treatment of Stock Options and Restricted Stock Awards Outstanding under Bluegreen’s Stock Incentive Plans

Under the merger agreement, each option to acquire shares of Bluegreen’s Common Stock that is outstanding at the effective time of the merger, whether vested or unvested, will be canceled in exchange for the holder’s right to receive the excess, if any, of the $10.00 per share merger consideration over the exercise price per share of the option. No consideration will be paid in respect of any stock options with exercise prices equal to or greater than $10.00.

Pursuant to the merger agreement, each Bluegreen unvested restricted stock award outstanding at the effective time of the merger, will convert into the right to receive, with respect to each share of Bluegreen’s Common Stock then subject to the award, the $10.00 per share merger consideration.

Exchange and Payment Procedures

Holders of Common Stock and Restricted Stock Awards

At or prior to the effective time of the merger, BFC or Woodbridge will designate a paying agent reasonably acceptable to Bluegreen to receive the aggregate merger consideration for the benefit of the holders of shares of Bluegreen’s Common Stock and deliver, or cause to be delivered, to the paying agent such aggregate merger consideration.

Promptly after the effective time of the merger (and in any event not later than the second business day after the effective time of the merger), the Surviving Company will cause the paying agent to mail to each holder of record of shares of Bluegreen’s Common Stock outstanding at the effective time of the merger a letter of transmittal and instructions advising such shareholders how to exchange their certificates or book-entry shares for the merger consideration. The paying agent will pay to a Bluegreen shareholder the merger consideration to which they are entitled only after such shareholder has (a) surrendered his, her or its certificates or book-entry shares to the paying agent and (b) provided to the paying agent a completed and signed letter of transmittal and any other items reasonably required by the paying agent. Interest will not accrue or be paid in respect of the merger consideration. The paying agent will reduce the amount of any merger consideration paid to shareholders by any applicable withholding taxes.

You should NOT return your stock certificates with the enclosed proxy card, and you should NOT forward your stock certificates to the paying agent without a letter of transmittal.

If any funds deposited with the paying agent are not claimed within one year following the effective time of the merger, such funds will be delivered to the Surviving Company. Subject to any applicable abandoned property, escheat or other similar property laws, after that point, holders of shares of Bluegreen’s Common Stock outstanding at the effective time of the merger will be entitled to look only to the Surviving Company as general creditors thereof with respect to any merger consideration that may be payable upon surrender of any certificates or book-entry shares.

At the effective time of the merger, the stock transfer books of Bluegreen will be closed, and thereafter there will be no further registration of transfers of shares of Bluegreen’s Common Stock that were outstanding prior to the effective time of the merger. If, after the effective time of the merger, stock certificates are presented to the Surviving Company or the paying agent for any reason, such stock certificates will be canceled and exchanged for the merger consideration.

If any merger consideration is to be paid to a person other than the person in whose name the certificates or book-entry shares surrendered in exchange therefore is registered, the person requesting such payment will be required to pay to the paying agent any transfer or other taxes required by reason of payment of the merger consideration to a person other than the registered holder of the certificate or book-entry share surrendered, or shall establish to the reasonable satisfaction of the paying agent that such tax has been paid or is not applicable.

If any Bluegreen shareholder has lost his, her or its certificate representing shares of Bluegreen’s Common Stock, or if it has been stolen or destroyed, the shareholder will be required to provide an affidavit of that fact in a form reasonably satisfactory to Woodbridge and the paying agent and, if required by the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against the paying agent with respect to such certificate. The letter of transmittal instructions will instruct shareholders what to do in these circumstances.

Holders of Stock Options

Holders of options to purchase shares of Bluegreen’s Common Stock with per share exercise prices less than $10.00 will receive payment of the consideration to which they are entitled with respect to those options directly from the Surviving Company as soon as reasonably practicable after the effective time of the merger (and in any event not later than the fifth business day after the effective time of the merger).

Conditions to Consummation of the Merger

The parties’ respective obligations to consummate the merger are subject to a number of conditions, including:

•	Bluegreen obtaining the approval of its shareholders required by the MBCA;
•	the absence of any legal restraints or prohibitions preventing the completion of the merger; and
•	the receipt of all consents, approvals, assignments and authorizations reasonably necessary to consummate the merger.

Bluegreen’s obligation to consummate the merger is subject to the following additional conditions:

•	the representations and warranties of BFC, Woodbridge and Merger Sub contained in the merger agreement being true and correct, subject to certain materiality qualifications;
•	the performance in all material respects by BFC, Woodbridge and Merger Sub of all obligations required to be performed by them under the merger agreement; and
•	the delivery by BFC to Bluegreen of a certificate, dated as of the effective time of the merger and signed by the chief executive officer and chief financial officer of BFC, certifying the satisfaction of each of the two foregoing conditions

The obligations of BFC, Woodbridge and Merger Sub to consummate the merger are subject to the following additional conditions:

•	Woodbridge obtaining the financing necessary to pay the aggregate merger consideration;
•	the absence of any “material adverse effect” with respect to Bluegreen;
•	the representations and warranties of Bluegreen contained in the merger agreement being true and correct, subject to certain materiality qualifications;
•	the performance in all material respects by Bluegreen of all obligations required to be performed by it under the merger agreement;
•	the delivery by Bluegreen to BFC of a certificate, dated as of the effective time of the merger and signed by the chief executive officer and chief financial officer of Bluegreen, certifying the satisfaction of each of the two foregoing conditions; and
•	the receipt of all consents, approvals, assignments and authorizations reasonably necessary to continue in full force and effect certain material contracts to which Bluegreen is a party.

For purposes of the merger agreement, a “material adverse effect” with respect to Bluegreen means, subject to certain limited exceptions, any effect, change, event, state of fact, development, circumstance or condition (including, without limitation, changes in banking, thrift or similar laws, rules or regulations) which when considered individually or in the aggregate, has materially and adversely affected, or could reasonably be expected to materially and adversely affect, the results of operations, financial condition, including cash and cash equivalents position, assets, liabilities, or business of Bluegreen, or Bluegreen’s ability to consummate the merger.

To the extent permitted by applicable law, any party may, in its sole discretion, choose to waive any of the conditions to consummation of the merger and choose to proceed to closing notwithstanding the fact that any such condition has not been fulfilled. The requirement for Bluegreen’s shareholders to approve the merger agreement may not be waived. No shareholder vote will be required in connection with the waiver of a closing condition.

Representations and Warranties

The merger agreement contains customary representations and warranties, including representations and warranties by each of the parties relating to, among other things:

•	organization, good standing and similar matters;
•	capitalization;
•	due authorization, execution, delivery and enforceability of the merger agreement;
•	absence of conflicts with each such party’s governing documents, applicable laws and contracts;
•	pending or threatened litigation;
•	engagement and payment of fees of investment bankers, brokers and finders;

•	accuracy of information supplied by such party in connection with this proxy statement and the Schedule 13E-3;
•	the receipt of fairness opinions from BFC’s and Bluegreen’s respective financial advisors;
•	accuracy and sufficiency of information contained in the merger agreement; and
•	compliance with laws.

In addition, Bluegreen has represented and warranted to BFC, Woodbridge and Merger Sub as to the following matters, among others:

•	documents filed by it with the SEC, including financial statements, compliance with applicable SEC filing requirements and the accuracy of information contained in such documents;
•	its subsidiaries;
•	the absence of any event or occurrence of any condition since September 30, 2012 that (i) has had or could reasonably be expected to have a material adverse effect with respect to Bluegreen, (ii) could reasonably be expected to render any of the representations and warranties of Bluegreen contained in the merger agreement incorrect or untrue as of the effective time of the merger or (iii) would result in a violation of the covenants of Bluegreen contained in the merger agreement had such event or condition occurred after the date of the merger agreement;
•	filing of tax returns and payment of taxes;
•	material contracts, and the enforceability of such contracts;
•	permits to operate its business;
•	employee benefit plans; and
•	environmental laws.

Each of BFC, Woodbridge and Merger Sub has also represented and warranted to Bluegreen as to the following matters, among others:

•	the operations of Merger Sub;
•	their solvency; and
•	the absence of certain agreements to which any of them is a party, including agreements (i) pursuant to which any shareholder of Bluegreen would be entitled to receive consideration of a different amount or nature than the merger consideration set forth in the merger agreement or pursuant to which any shareholder of Bluegreen agrees to vote to adopt or approve or otherwise to support the merger agreement or agrees to vote against any alternative acquisition proposal, or (ii) pursuant to which any member of Bluegreen’s board of directors or any of their immediate family members is entitled to benefits in connection with the merger (other than in their capacities as shareholders of Bluegreen).

Conduct of Business by Bluegreen Prior to Consummation of the Merger

Bluegreen has agreed that, during the period from the date of the merger agreement to the earlier of the consummation of the merger and the termination of the merger agreement, except as required by applicable law, expressly contemplated by the merger agreement or consented to in writing by BFC, Bluegreen will conduct its business in the ordinary course consistent with past practices and will not, among other things:

•	change or amend its governing documents;
•	subject to certain limited exceptions, issue or grant any shares of capital stock or any options or other rights to purchase or subscribe for, or enter into any agreement to issue or sell, any of shares of capital stock of Bluegreen or any of its subsidiaries or rights or obligations convertible into or exchangeable for any such shares of capital stock;
•	acquire, or sell, lease, license, transfer or otherwise dispose of, any assets or rights other than in the ordinary course of business consistent with past practices;
•	divide, combine or reclassify any of its capital stock or otherwise make any changes in its capital structure;
•	declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, except for dividends by any of its wholly owned subsidiaries;
•	other than in the ordinary course of business consistent with past practices, (i) incur, issue or assume any indebtedness for borrowed money or guarantee thereof or otherwise become liable for any indebtedness for borrowed money, including increasing the indebtedness for borrowed money under agreements in existence as of the date of the merger agreement (subject to certain limited exceptions); make any loans, advances or capital contributions to, or investments in, any entity other than to a wholly-owned Subsidiary of Bluegreen; or (iii) sell, transfer or hypothecate any accounts receivable;

•	amend or terminate, or waive any material rights under, any Bluegreen Material Contract, or enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract, agreement or other instrument that would constitute a material contract of Bluegreen or require the consent of any counterparty thereto in connection with the merger;
•	make or commit to any capital expenditure or expenditures outside of the ordinary course of business and not consistent with past practices;
•	make any pledge of any of its material assets or, subject to certain limited exceptions, permit any of its material assets to become subject to any liens, in each case other than in the ordinary course of business consistent with past practices;
•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
•	take any action that would cause its representations and warranties contained in the merger agreement to be untrue in any material respect;
•	make, change or revoke any election in respect of taxes, file any amended tax return, or adopt or change any material accounting method or period in respect of taxes;
•	commence or settle any legal or regulatory action, suit, proceeding or claim other than in the ordinary course of business consistent with past practices;
•	take any action that would reasonably be likely to materially delay the merger or result in a material adverse effect with respect to Bluegreen; or
•	agree to take, or make any commitment to take, any of the foregoing actions.

Financing Covenant; Bluegreen Cooperation

Each of BFC, Woodbridge and Merger Sub has agreed in the merger agreement to use its reasonable best efforts to consummate any and all financings required in order to consummate the merger. In addition, Bluegreen has agreed to provide, and use its reasonable best efforts to cause its representatives to provide, to BFC, Woodbridge and Merger Sub such cooperation reasonably requested by them in connection with the arrangement, syndication (including marketing efforts) and consummation of such financings, including furnishing or making available financial and other information and documents, participating in meetings, presentations and due diligence sessions, and participating in the negotiation of, and executing and delivering, customary financing agreements and documents; provided that (i) any such requested cooperation shall not unreasonably interfere with the ongoing operations of Bluegreen, (ii) no obligation of Bluegreen, or any lien on its assets, in connection with any such financing shall be effective until the effective time of the merger (other than any customary authorization letters) and (iii) no director or officer of Bluegreen will be required to execute any agreement or documents with respect to such financing that would be effective prior to the effective time of the merger.

Other Covenants and Agreements

The merger agreement contains other covenants and agreements by and between the parties, including:

•	covenants with respect to the preparation and filing with the SEC of this proxy statement and the Schedule 13E-3, as well as the responses to any comments from the SEC with respect to either document;
•	for Bluegreen to hold a special meeting of its shareholders as promptly as reasonably practicable and use its reasonable efforts in good faith to secure the required vote or consent of its shareholders, and for Woodbridge to vote its shares of Bluegreen’s Common Stock in favor of the merger agreement at the special meeting;
•	for each party to use its reasonable efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions within its control to cause the conditions precedent to its obligations to consummate the merger to be fulfilled, including to obtain all consents and approvals required in connection with the consummation of the transactions contemplated by the merger agreement;
•	for BFC to use its best efforts to cause the directors of Bluegreen who are not directors of BFC immediately prior to the effective time of the merger to be appointed to the board of directors of BFC at the effective time of the merger;

•	for each party to give prompt notice to the other party or parties of (i) any event known to such party which has or is reasonably likely to have a material adverse effect on such party, (ii) any event or circumstance that constitutes or could reasonably be expected to constitute a breach of any of the representations, warranties or covenants of such party contained in the merger agreement or (iii) any event or circumstance which could materially and adversely affect such party’s ability to satisfy the conditions to the merger;
•	for Bluegreen to provide BFC, Woodbridge and Merger Sub, and their respective subsidiaries, agents and authorized representatives, with reasonable access during regular business hours to the properties of Bluegreen and make its directors, management and other employees, agents and authorized representatives (including counsel and independent public accountants) available to confer with BFC, Woodbridge and Merger Sub, and their respective agents and authorized representatives, at reasonable times and upon reasonable request;
•	for Bluegreen to disclose and make available to BFC, Woodbridge and Merger Sub, and cause its agents and authorized representatives to disclose and make available to BFC, Woodbridge and Merger Sub, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Bluegreen, and for BFC, Woodbridge and Merger Sub to maintain the confidentiality of such information, except as otherwise required by law;
•	for the parties to consult before issuing, and for each party to provide the other party or parties with the opportunity to review, comment upon and approve, subject to applicable law, regulation or stock exchange rules, any press release or other public announcement with respect to the merger;
•	for each party to take any and all actions related to their agreement for the merger to be treated for tax purposes as an acquisition of the shares of Bluegreen’s Common Stock by Woodbridge in consideration for the merger consideration, including the reporting of the merger in accordance therewith;
•	for Bluegreen to take such actions as may be necessary to cause its shareholder rights plan to be inapplicable to the merger and to be terminated in connection with the consummation of the merger;
•	for Bluegreen to discontinue the sale or contribution (for any applicable period not commenced as of the date of the merger agreement) of Bluegreen’s Common Stock pursuant to any of Bluegreen’s employee benefit plans which are subject to Section 401(a) of the Code;
•	for Bluegreen to take such actions as may be necessary to cause dispositions of its securities in the merger by each of its directors and officers to be exempt under Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated there under; and
•	for each party to cooperate and consult with the other party or parties, to the fullest extent possible, in connection with any shareholder litigation against it or any of its directors or officers with respect to the merger.

No Solicitation

The merger agreement provides that, from and after the date of the merger agreement until the effective time of the merger, without the prior written consent of Woodbridge, and subject to the rights described under “Superior Proposal” below, Bluegreen will not, and Bluegreen will not permit its directors, officers, employees, investment bankers, attorneys, accountants or other representatives, agents or affiliates to, directly or indirectly:

•	solicit, initiate or knowingly encourage any “acquisition proposal” or any inquiries or proposals that could reasonably be expected to lead to any “acquisition proposal”;
•	engage in negotiations or discussions concerning, or provide any non-public information to any person in connection with, any “acquisition proposal” or under circumstances that could reasonably be expected to result in an “acquisition proposal”; or
•	agree to, approve, recommend or otherwise endorse or support any “acquisition proposal.”

As defined in the merger agreement, the term “acquisition proposal” means, other than the merger (or any modification thereof or proposal relating thereto), any proposal relating to a possible:

•	merger, consolidation, share exchange, business combination or similar transaction involving Bluegreen or any of its subsidiaries;
•	sale, lease, exchange, transfer or other disposition (other than sales of inventory in the ordinary course of business consistent with past practices), directly or indirectly, by merger, consolidation, share exchange or otherwise (whether in one or more transactions), of all or substantially all of the assets of Bluegreen and its subsidiaries on a consolidated basis;

•	liquidation, dissolution, recapitalization or other similar type of transaction involving Bluegreen or any of its subsidiaries;
•	tender or exchange offer for ten percent or more of the outstanding shares of Bluegreen’s Common Stock or other transaction with Bluegreen in which any person or group shall acquire or have the right to acquire beneficial ownership of ten percent or more of the outstanding shares of Bluegreen’s Common Stock; or
•	transaction which is similar in form, substance or purpose to any of the foregoing transactions.

The merger agreement further provides that, with respect to an acquisition proposal, Bluegreen will:

•	notify Woodbridge immediately, and in any event within one business day, if (i) an “acquisition proposal” is made or is modified in any material respect (including, without limitation, any written material provided by the offeror, the principal terms and conditions of any such “acquisition proposal” or modification thereto and the identity of the offeror), in which case Bluegreen will provide a copy of the “acquisition proposal” concurrently with such notice or (ii) Bluegreen furnishes non-public information to, or enters into discussions or negotiations with, any third party with respect to an “acquisition proposal”;
•	as promptly as practicable, advise Woodbridge orally and in writing of any request for information that could reasonably be expected to lead to an “acquisition proposal” as well as the material terms and conditions of such request or inquiry and keep Woodbridge informed in all material respects of the status of any such request or inquiry; and
•	provide Woodbridge with prior telephonic (promptly confirmed in writing) or written notice of any board of directors or committee meeting, including Bluegreen’s special committee, at which an “acquisition proposal” is expected or could reasonably be expected to be considered, together with a copy of the documentation relating to such “acquisition proposal” to the extent such documentation is then available (and otherwise provide such documentation as soon as available).

Superior Proposal

The merger agreement provides that, notwithstanding the restrictions described above, if at any time prior to the date, if any, on which Bluegreen receives the required approval of its shareholders with respect to the merger agreement, any third party submits to Bluegreen’s special committee or board of directors an unsolicited, bona fide, written “acquisition proposal” not resulting from a breach of the “no solicitation” provisions of the merger agreement, and Bluegreen’s special committee or board of directors reasonably determines in good faith, (i) after consultation with their financial, legal and other advisors, that such “acquisition proposal” will result in, or upon further discussion with or due diligence by such third party could reasonably be expected to constitute or result in, a “superior proposal” and (ii) after consultation with their legal advisors, that the failure to take the following actions may be inconsistent with the fiduciary duties of directors under applicable law, then Bluegreen may:

•	furnish information about its business to such third party under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such third party, provided that Bluegreen contemporaneously furnishes to Woodbridge all of the non-public information furnished to such third party; and
•	negotiate and participate in discussions with such third party with respect to the “acquisition proposal.”

As defined in the merger agreement, the term “superior proposal” means any unsolicited, bona fide, written “acquisition proposal” for consideration consisting of cash (not subject to a financing contingency) and/or securities, and otherwise on terms which Bluegreen’s special committee or board of directors determines, after consultation with their legal, financial and other advisors, are more favorable to Bluegreen’s shareholders from a financial point of view than the merger, taking into account the ability of the offeror to consummate the proposed transaction on substantially the terms proposed.

Nothing contained in the merger agreement prohibits Bluegreen from taking, and disclosing to its shareholders, a position required by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act.

Change of Recommendation

The merger agreement provides that the board of directors of Bluegreen may withhold, withdraw, modify or change its recommendation of the advisability of the merger or approve or recommend to Bluegreen’s shareholders a superior proposal if, after the date of the merger agreement and prior to the date, if any, on which Bluegreen receives the required approval of its shareholders with respect to the merger agreement, Bluegreen receives a “superior proposal” not in violation of the “no solicitation” provisions of the merger agreement and Bluegreen’s special committee or board of directors determines, in good faith and after consultation with their legal, financial and other advisors, that the failure to do so would be inconsistent with the fiduciary duties owed by directors under applicable law. In the case of such an event, Bluegreen must provide Woodbridge with at least two business days prior written notice stating its intention to take such actions, and such notice must include the principal terms and conditions of the “superior proposal” and the identity of the offeror.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger by the mutual written consent of the parties. In addition, Bluegreen, on the one hand, or BFC, Woodbridge and Merger Sub, on the other hand, may terminate the merger agreement prior to the effective time of the merger under certain circumstances, including:

•	if Bluegreen does not receive the approval of its shareholders required by the MBCA with respect to the merger agreement;
•	after complying with the “no solicitation” provisions of the merger agreement, Bluegreen’s special committee or board of directors determines to approve or recommend a “superior proposal” or withholds or withdraws its recommendation of the merger;
•	if any order, decree, ruling or other judgment issued by any court or other governmental entity prohibiting the consummation of the merger is in effect and has become final and nonappealable;
•	if any law is enacted, promulgated or issued, which is deemed applicable to the merger and would make consummation of the merger illegal; or
•	if the merger is not consummated by June 30, 2013 or, provided the parties are proceeding in good faith to consummate the merger, September 30, 2013.

In addition, BFC, Woodbridge or Merger Sub may terminate the merger at any time prior to the effective time of the merger if:

•	any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a “material adverse effect” on Bluegreen;
•	Bluegreen breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach is incapable of being cured or is not cured within 15 days following the giving of written notice to Bluegreen and which breach or failure to perform would result in the failure of a condition to BFC’s, Woodbridge’s and Merger Sub’s obligations to consummate the merger; or
•	a tender offer or exchange offer for ten percent or more of the outstanding shares of Bluegreen’s Common Stock is commenced or a registration statement or statement on Schedule TO with respect thereto is filed (other than by BFC or certain of its affiliates) and Bluegreen’s board of directors, notwithstanding the “no solicitation” provisions of the merger agreement, recommends that Bluegreen’s shareholders tender their shares in such tender or exchange offer or publicly announces its intention to take no position with respect to such tender offer.

The merger agreement also may be terminated by Bluegreen at any time prior to the effective time of the merger if BFC, Woodbridge or Merger Sub breaches or fails to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in the merger agreement, which breach is incapable of being cured or is not cured within 15 days following the giving of written notice to BFC, Woodbridge or Merger Sub, as the case may be, and which breach or failure to perform would result in the failure of a condition to Bluegreen’s obligation to consummate the merger.

None of the parties to the merger agreement will be required to pay a fee to any other party in the event the merger agreement is terminated, including in the event of a termination resulting from Bluegreen’s special committee or board of directors determining to approve or recommend a “superior proposal” or withholding or withdrawing its recommendation of the merger, in each case after complying with the “no solicitation” provisions of the merger agreement. In addition, none of the parties will be subject to any liability in the event the merger agreement is terminated, except in the case of a termination relating to a breach of the merger agreement by such party.

Expenses

All fees and expenses incurred in connection with the merger will be paid by the party incurring such fees or expenses, except that Bluegreen and BFC have agreed to share equally the legal expenses related to the litigation challenging the transaction.

Indemnification and Insurance

The merger agreement provides that the Surviving Company will indemnify, defend and hold harmless each present and former director and officer of Bluegreen for each such director’s and officer’s liabilities with respect to acts or omissions occurring prior to the effective time of the merger, to the same extent as provided for under the MBCA and in the articles of organization or bylaws of Bluegreen.

The merger agreement also provides that, for six years after the effective time of the merger, the Surviving Company will maintain or cause to be maintained in effect the current policies of directors’ and officers’ and in-house counsel liability insurance maintained by Bluegreen or a substitute policy of at least the same coverage and amount as, and containing terms and conditions which are substantially no less advantageous than, the Bluegreen policy, in each case, with respect to claims arising from facts or events which occurred before the effective time of the merger. Alternatively, the Surviving Company may obtain single limit tail coverage providing at least the same coverage and amount as, and containing terms and conditions which are substantially no less advantageous than, the Bluegreen policy for such six-year period with respect to claims arising from facts or events which occurred before the effective time of the merger, in which event and upon the request of Woodbridge, Bluegreen shall purchase such coverage immediately prior to the consummation of the merger.

Amendment and Waiver

The merger agreement may be amended or modified, in whole or in part, at any time only by a writing signed by BFC, Woodbridge, Merger Sub and Bluegreen. In addition, at any time prior to the completion of the merger, Bluegreen, on the one hand, and BFC, Woodbridge or Merger Sub, on the other hand, may waive the other parties’ or party’s compliance with certain provisions of the merger agreement, in each case by a writing signed by the waiving party or parties. Except as may be required by applicable law, prior to the effective time of the merger, any consent, waiver or other determination to be made, or action to be taken, by Bluegreen under the merger agreement will be made or taken only upon the approval of its special committee.

Appraisal Rights

General.  Section 13.02(a) of the MBCA provides that shareholders of a Massachusetts corporation, such as Bluegreen, are generally entitled to appraisal rights in the event of a merger as to which approval of the corporation’s shareholders is required. Accordingly, holders of Bluegreen’s Common Stock who properly assert and exercise appraisal rights with respect to their shares will be entitled to appraisal rights in connection with the merger under the MBCA, as described in further detail below.

Any Bluegreen shareholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Sections 13.01 through 13.31 of the MBCA, a copy of which is attached as Annex D to this proxy statement. A shareholder’s failure to strictly comply with the procedures specified in such sections of the MBCA may result in a loss of the shareholder’s appraisal rights.

Notice of Intent and Demand for Payment.  Any holder of Bluegreen’s Common Stock wishing to exercise the right to demand appraisal under the MBCA must (i) deliver to Bluegreen, before the vote to approve the merger agreement is taken at the special meeting of Bluegreen’s shareholders to be held on ________________, 2013 (or any adjournment or postponement thereof), written notice of the shareholder’s intent to demand payment for his, her or its shares of Bluegreen’s Common Stock if the merger is completed, and (ii) not vote, or cause or permit to be voted, any such shares in favor of the merger agreement. If a Bluegreen shareholder returns a signed proxy but does not specify a vote against the merger agreement or a direction to abstain with respect to such vote, the proxy will be voted FOR the merger agreement, which will have the effect of waiving that shareholder’s appraisal rights. The written notice described in clause (i) above must be delivered to Anthony M. Puleo, Senior Vice President, Chief Financial Officer, Treasurer and Secretary, Bluegreen Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431. Bluegreen recommends that any such notice be sent by registered or certified mail, return receipt requested.

Generally, a shareholder may assert appraisal rights only if the shareholder seeks appraisal rights with respect to all of his, her or its shares of Bluegreen’s Common Stock. A shareholder of record for more than one beneficial shareholder may assert appraisal rights with respect to fewer than all of the shares registered in such shareholder of record’s name, provided that such shareholder of record notifies Bluegreen in writing of the name and address of each beneficial shareholder on whose behalf such shareholder of record is asserting appraisal rights and, with respect to each such beneficial shareholder, appraisal rights are asserted in respect of all shares of Bluegreen’s Common Stock owned by the beneficial shareholder. A beneficial shareholder may assert appraisal rights as to shares of Bluegreen’s Common Stock only if he, she or it (i) submits to the Surviving Company the shareholder of record’s written consent to the assertion of such rights not fewer than 40 nor more than 60 days after the Surviving Company sends out the written appraisal notice described below, and (ii) asserts such appraisal rights with respect to all of his, her or its shares of Bluegreen’s Common Stock. Bluegreen shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Appraisal Notice and Form.  If the merger is completed, within 10 days after the effective date of the merger, the Surviving Company will deliver a written appraisal notice and a form containing certain information to all shareholders who have properly demanded appraisal rights. The appraisal notice will include a copy of Sections 13.01 through 13.31 of the MBCA and a form that specifies the date of the first announcement to shareholders of the principal terms of the merger. The form will require the shareholder asserting appraisal rights to certify (i) whether or not beneficial ownership of the shares for which appraisal rights are asserted were acquired before the date of the first announcement of the merger and (ii) that the shareholder did not vote, or cause or permit to be voted, any of his, her or its shares of Bluegreen’s Common Stock in favor of the merger. The form provided with the appraisal notice will state:

•	where the form must be returned, where certificates for shares must be deposited and the date by which such certificates must be deposited;

•	the date on which the form is due, which will not be fewer than 40 nor more than 60 days after the date the appraisal notice and form are sent, and notice that the shareholder shall have waived the right to demand appraisal with respect to such shares unless the form is received by the specified date;

•	the Surviving Company’s estimate of the “fair value” of the shares of Bluegreen’s Common Stock, as determined in accordance with the MBCA, as described below;

•	that, if requested in writing, the Surviving Company will provide within 10 days after the date on which all forms are due, the number of shareholders who have returned the forms and the total number of shares owned by such shareholders; and

•	the date by which the shareholder may withdraw his, her or its notice of intent to demand appraisal rights, which date will be within 20 days after the date on which all forms are due.

Fair Value Determination. Under the MBCA, “fair value” of the shares of Bluegreen’s Common Stock with respect to which appraisal rights are exercised means, for all purposes of the appraisal rights process, “the value of the shares immediately before the effective date of the [merger], excluding any element of value arising from the expectation or accomplishment of the [merger] unless exclusion would be inequitable.”

Perfection of Rights.  A Bluegreen shareholder who wishes to exercise appraisal rights shall execute and return the form provided, with all certifications completed, and deposit such shareholder’s certificates representing his, her or its shares of Bluegreen’s Common Stock in accordance with the terms of the notice. Once a shareholder deposits such stock certificates, the shareholder loses all rights as a shareholder of Bluegreen unless the shareholder withdraws his, her or its election in accordance with the withdrawal procedures summarized below. If a shareholder fails to make the certification on the appraisal form that such shareholder acquired the shares before the date of the first announcement of the merger, the Surviving Company may elect to treat the shareholder’s shares as “after-acquired shares,” as described below.

Withdrawal of Appraisal Rights.  A Bluegreen shareholder who has otherwise properly perfected his, her or its appraisal rights may decline to exercise such appraisal rights and withdraw from the appraisal process by notifying the Surviving Company in writing within 20 days after the date on which the appraisal form was due. If the shareholder fails to withdraw from the appraisal process before the expiration of the withdrawal period, such shareholder may not thereafter withdraw without the Surviving Company’s written consent.

Payment.  Within 30 days after the date on which the appraisal form is due, the Surviving Company will pay in cash to each shareholder who has properly perfected his, her or its appraisal rights the amount the Surviving Company estimates to be the “fair value” of the shareholder’s shares (as determined in accordance with the MBCA, as described above), plus interest but subject to any applicable withholding taxes. The payment to each shareholder will be accompanied by:

•	the required financial statements of Bluegreen;

•	a statement of the Surviving Company’s estimate of the “fair value” of the shares (as determined in accordance with the MBCA, as described above), which estimate will equal or exceed the estimate given with the appraisal notice; and

•	a statement that the shareholder may demand further payment if he, she or it is dissatisfied with the payment or offer in accordance with the procedures set forth in Section 13.26 of the MBCA, as described below.

Notwithstanding the foregoing, in the event that the shareholder is demanding payment for “after-acquired shares,” the Surviving Company may elect to withhold payment from such shareholder, in which case the Surviving Company must, within 30 days after the date on which the appraisal form is due, provide all shareholders who have “after-acquired shares” with the required financial statements of Bluegreen and notify them:

•	of the Surviving Company’s estimate of the “fair value” of the shares (as determined in accordance with the MBCA, as described above), which estimate will equal or exceed the estimate given with the appraisal notice;

•	that the shareholders may accept such offered payment in full satisfaction of their demands or demand appraisal under Section 13.26 of the MBCA, as described below;

•	that those shareholders who wish to accept the Surviving Company’s offer shall notify the Surviving Company of their acceptance within 30 days after receiving such offer; and

•	that those shareholders who do not satisfy the requirements for demanding appraisal under Section 13.26 of the MBCA shall be deemed to have accepted the Surviving Company’s offer.

Within 10 days after receiving the shareholder’s acceptance of the offer, the Surviving Company will pay in cash the amount offered to each shareholder who agreed to accept the Surviving Company’s offer for his, her or its “after-acquired shares.” Within 40 days after sending the notice to holders of “after-acquired shares,” the Surviving Company must pay in cash the amount offered to each shareholder who does not satisfy the requirements for demanding appraisal under Section 13.26 of the MBCA.

Procedure if Shareholder is Dissatisfied with Payment or Offer.  Pursuant to Section 13.26 of the MBCA, within 30 days after receipt of payment for his, her or its shares, a shareholder who properly perfected and exercised appraisal rights and is dissatisfied with the amount of the payment received for his, her or its shares shall notify the Surviving Company in writing of that shareholder’s estimate of the “fair value” of the shares (which shall be determined in accordance with the MBCA, as described above) and demand payment of that estimate plus interest, less any payment previously paid. In addition, within 30 days after receiving the Surviving Company’s offer to pay for a shareholder’s “after-acquired shares,” a shareholder holding “after-acquired shares” who was offered payment, as described above, and who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the “fair value” of the shares (which shall be determined in accordance with the MBCA, as described above) plus interest. A shareholder who fails to so notify the Surviving Company within the applicable 30 day period described above will be deemed to have waived the right to demand payment and shall be entitled only to the payment made or offered, as described above.

Court Proceedings.  If a shareholder makes a proper and timely demand for payment that remains unsettled, the Surviving Company will commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the “fair value” of the shares (as determined in accordance with the MBCA, as described above) and accrued interest. If the Surviving Company does not commence the proceeding within the 60-day period, it will pay in cash to each shareholder the amount the shareholder demanded, plus interest.

The foregoing discussion is not a complete statement of the law pertaining to appraisal rights under the MBCA and is qualified in its entirety by reference to the full text of Sections 13.01 through 13.31 of the MBCA, which is attached to this proxy statement as Annex D. The foregoing discussion does not constitute any legal or other advice nor does it constitute a recommendation as to whether or not holders of Bluegreen’s Common Stock should exercise their appraisal rights. Any Bluegreen shareholder wishing to exercise appraisal rights is urged to consult with his, her or its legal counsel before attempting to do so, as a failure to strictly comply with all of the procedures set forth in Sections 13.01 through 13.31 of the MBCA may result in the loss of the shareholder’s appraisal rights.

SHAREHOLDER ADVISORY VOTE ON NAMED EXECUTIVE OFFICER

COMPENSATION IN CONNECTION WITH THE MERGER

Background

Section 14A of the Exchange Act requires that Bluegreen provide its shareholders with the opportunity to approve, on a non-binding advisory basis, the compensation payable to Bluegreen's named executive officers in connection with the merger, as discussed in the section of this proxy statement entitled “Special Factors – Named Executive Officer Compensation in Connection with the Merger”. In accordance with Section 14A of the Exchange Act, Bluegreen is requesting its shareholders' approval, on a non-binding advisory basis, of the compensation payable to Bluegreen’s named executive offers in connection with the merger by adopting the following resolution:

RESOLVED, that the compensation payable to Bluegreen's named executive officers in connection with the merger, as disclosed in the section entitled "Special Factors—Named Executive Officer Compensation in Connection with the Merger," pursuant to Item 402(t) of Regulation S-K, and the agreements or understandings pursuant to which such compensation is payable, are hereby APPROVED."

Vote Required and Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to approve the merger agreement and vice versa. Because the vote is advisory, it will not be binding on Bluegreen or any other party to the merger agreement, regardless of whether the merger agreement is approved. Approval of the non-binding advisory proposal with respect to the compensation payable to Bluegreen's named executive officers in connection with the merger is not a condition to completion of the merger.

The proposal to approve the compensation payable to Bluegreen's named executive officers in connection with the merger will be approved if holders of a majority of the shares of Bluegreen’s Common Stock present at the special meeting of Bluegreen’s shareholders and entitled to be cast on the proposal vote in favor of the proposal. As previously described, if, as expected, Woodbridge votes all of its shares of Bluegreen’s Common Stock in favor of the proposal, approval of the proposal would be assured.

Bluegreen’s board of directors recommends that Bluegreen shareholders vote "FOR" the approval, on a non-binding advisory basis, of the compensation payable to Bluegreen's named executive officers in connection with the merger as it relates to options granted in 2003 unrelated to the transaction and amounts to be received are consistent with amounts paid to Bluegreen’s unaffiliated shareholders.

INFORMATION ABOUT BLUEGREEN

Directors and Executive Officers

The table below sets forth, as of the date of this proxy statement, the name of each executive officer and director of Bluegreen Corporation, as well as their respective positions within the company. Each person identified below is a citizen of the United States. Except as specified below, the principal business address of each individual is c/o Bluegreen Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431, and the principal business telephone number of each individual is (561) 912-8000.

Name	Position
John M. Maloney, Jr.	President and Chief Executive Officer
Anthony M. Puleo	Senior Vice President, Chief Financial Officer and Treasurer; President, Bluegreen Treasury Services
David L. Pontius	Executive Vice President and Chief Strategy Officer; President, Bluegreen Services
David Bidgood	Senior Vice President; President, Bluegreen Resorts Field Sales & Marketing
Susan J. Saturday	Senior Vice President and Chief Human Resources Officer
Alan B. Levan	Chairman
John E. Abdo	Vice Chairman
James R. Allmand III	Director
Norman H. Becker	Director
Lawrence A. Cirillo	Director
Mark A. Nerenhausen	Director
Arnold Sevell	Director
Orlando Sharpe	Director

John M. Maloney, Jr. joined Bluegreen in 2001 as Senior Vice President of Operations and Business Development for Bluegreen Resorts. In May 2002, Mr. Maloney was named Senior Vice President of Bluegreen and President of Bluegreen Resorts. He was appointed Executive Vice President and Chief Operating Officer in November 2005 and President and Chief Executive Officer in January 2007.

Anthony M. Puleo joined Bluegreen in 1997 as Chief Accounting Officer. Mr. Puleo was appointed Vice President in 1998 and Senior Vice President in 2004.

David L. Pontius joined Bluegreen in 2007 as Senior Vice President of the Company and President of Bluegreen Resorts. Mr. Pontius was appointed President of Bluegreen Services in December 2008 and Executive Vice President and Chief Strategy Officer in September 2010.

David Bidgood joined Bluegreen in 1997 as Vice President for the Midwest Region and Senior Vice President for the Midwest and Tennessee Regions. In December 2000, Mr. Bidgood was promoted to Senior Vice President, National Sales Director of Bluegreen Resorts. In 2007, Mr. Bidgood was promoted to Executive Vice President of National Sales and Marketing. In December 2008, Mr. Bidgood was appointed President of Bluegreen Resorts Field Sales & Marketing.

Susan J. Saturday joined Bluegreen in 1988. During her tenure, she has held various management positions, including Assistant to the Chief Financial Officer, Divisional Controller and Director of Accounting. In 1995, she was appointed Vice President and Director of Human Resources and Administration. In 2004, Ms. Saturday was appointed Senior Vice President and Chief Human Resources Officer.

Alan B. Levan formed the I.R.E. Group (predecessor to BFC) in 1972. Since 1978, he has been Chairman, Chief Executive Officer and President of BFC or its predecessors. Since 1994, he has been Chairman and Chief Executive Officer of BBX Capital, and he served as Chairman of BankAtlantic from 1987 through July 2012, when BankAtlantic was sold to BB&T. He was also Chairman of the Board and Chief Executive Officer of Woodbridge Holdings Corporation from 1985 until September 2009 when it merged with and into Woodbridge Holdings, LLC, a wholly owned subsidiary of BFC. Mr. Levan has served as a director and Chairman of the board of directors of Bluegreen since 2002. His principal business address is c/o BFC Financial Corporation 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, and his principal business telephone number is (954) 940-4900.

John E. Abdo has served as Vice Chairman of BFC since 1993 and Vice Chairman of BBX Capital since 1994. He was also Vice Chairman of the Board of BankAtlantic and Chairman of its Executive Committee from April 1987 and October 1985, respectively, until the completion of the sale of BankAtlantic to BB&T during July 2012. Mr. Abdo is also President of Abdo Companies, Inc., and he served as Vice Chairman of Woodbridge Holdings Corporation from 1985 until September 2009 when it merged with and into Woodbridge Holdings, LLC, a wholly owned subsidiary of BFC. Mr. Abdo has served as a director and Vice Chairman of the board of directors of Bluegreen since 2002. His principal business address is c/o BFC Financial Corporation, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, and his principal business telephone number is (954) 940-4900.

James R. Allmand, III became a director of Bluegreen in 2011. Since 2008, he has served as Senior Vice President - Resort Operations and Real Estate of Global Resort Development, Inc., an international resort development consulting company. Prior to that time, he served as General Manager of, and provided consulting services to, Sandals Grande Antigua Resort & Spa from 2007 to 2008. His principal business address is 100 Highland Park Village, Suite 200, Dallas, Texas 75205, and his principal business telephone number is (214) 295-3383.

Norman H. Becker became a director of Bluegreen in 2003. Mr. Becker is currently, and has been for more than ten years, self-employed as a Certified Public Accountant. Mr. Becker was the Chief Financial Officer and Treasurer of Proguard Acquisition Corp. as well as a member of its Board of Directors until his resignation from such positions during June 2012. His principal business address is 1909 Tyler Street, Suite 603, Hollywood, Florida 33020, and his principal business telephone number is (954) 925-1900.

Lawrence A. Cirillo became a director of Bluegreen in 2003. Since 2000, Mr. Cirillo has served as an oil tanker broker with Southport Maritime, Inc. His principal business address is 11380 Prosperity Farms Rd., Suite 104, Palm Beach Gardens, Florida 33410, and his principal business telephone number is (561) 801-0078.

Mark A. Nerenhausen became a director of Bluegreen in 2003. Since 2011, Mr. Nerenhausen has served as a professor and a director of the Syracuse University Janklow Arts Leadership Program. In addition, since August 2010, Mr. Nerenhausen has been a Principal of ZSP Consulting. From March 2009 through July 2010, Mr. Nerenhausen served as President and Chief Executive Officer of the AT&T Performing Arts Center in Dallas, Texas. He previously served as President and Chief Executive Officer of the Performing Arts Center Authority (PACA) from 1998 through March 2009. His principal business address is 2 Bishops Glen, Fayetteville, New York 13066, and his principal business telephone number is (214) 695-5353.

Arnold Sevell became a director of Bluegreen in 2002. For more than fifteen years, Mr. Sevell has been the President of Sevell Realty Partners, Inc., a full-service commercial real estate firm, and its affiliated entities, Sevell Realty Holdings, LLC, Sevell Family Holdings, LLC and Sevell Residential Realty LLC. His principal business address is 2295 Corporate Blvd. NW, Suite 131, Boca Raton, Florida 33431, and his principal business telephone number is (561) 995-0100.

Orlando Sharpe became a director of Bluegreen in 2011. Mr. Sharpe founded Sharpe Project Developments, Inc., a real estate development company, in 1990 and has served as its President since that time. His principal business address is 1212 S. Andrews Ave., Suite 203, Fort Lauderdale, Florida 33316, and his principal business telephone number is (954) 832-9095.

During the past five years, neither Bluegreen nor any of its executive officers or directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceedings (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Selected Historical Financial Data

The following sets forth summary historical consolidated financial information of Bluegreen as of the dates and for the periods indicated. The consolidated statement of operations data for each of the years in the three-year period ended December 31, 2011 and the consolidated balance sheet data for each of the years ended December 31, 2010 and 2011 have been derived from Bluegreen’s audited financial statements, which are included in Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this proxy statement. The consolidated statement of operations data for each of the nine-month periods ended September 30, 2012 and 2011, and the consolidated balance sheet data as of September 30, 2012, have been derived from Bluegreen’s unaudited financial statements, which are included in Bluegreen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which is incorporated by reference into this proxy statement. Such interim financial statements include, in the opinion of Bluegreen’s management, all adjustments, consisting of normal, recurring adjustments, necessary for fair presentation of such data. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the consolidated financial statements, related notes, and other financial information, including the “Management Discussion and Analysis of Financial Condition and Results of Operations” sections, contained in Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Consolidated Statement of Operations Data

	Year Ended December 31,			For the Nine Months Ended September 30,
	2009	2010	2011	2011	2012
				Unaudited	Unaudited
	(In thousands, except per share data)
Revenues	$345,999	$350,173	$403,446	$305,438	$340,719
Costs and expenses	$312,439	$336,936	$346,794	$262,256	$278,627
Income from continuing operations	$27,536	$10,498	$35,997	$28,532	$40,132
Loss from discontinued operations, net of income taxes	$(23,636)	$(46,370)	$(45,565)	$(40,389)	$(2,043)
Net income (loss)	$3,900	$(35,872)	$(9,568)	$(11,857)	$38,089
Less: Net income attributable to non-controlling interest	$7,472	$8,094	$7,685	$5,261	$7,519
Net income (loss) attributable to Bluegreen Corporation	$(3,572)	$(43,966)	$(17,253)	$(17,118)	$30,570

Income (Loss) attributable to Bluegreen Corporation per common share - Basic
Earnings per share from continuing operations attributable to Bluegreen shareholders	$0.65	$0.08	$0.91	$0.75	$1.04
Loss per share from discontinued operations	(0.76)	(1.49)	(1.46)	(1.29)	(0.07)
Income (Loss) per share attributable to Bluegreen shareholders	$(0.11)	$(1.41)	$(0.55)	$(0.55)	$0.98

Income (Loss) attributable to Bluegreen Corporation per common share - Diluted
Earnings per share from continuing operations attributable to Bluegreen shareholders	$0.65	$0.08	$0.88	$0.72	$1.03
Loss per share from discontinued operations	(0.76)	(1.47)	(1.42)	(1.26)	(0.06)
Income (Loss) per share attributable to Bluegreen shareholders	$(0.11)	$(1.40)	$(0.54)	$(0.53)	$0.97

Weighted average number of common shares:
Basic	31,088	31,165	31,220	31,211	31,288
Diluted	31,100	31,469	32,110	32,156	31,554

Consolidated Balance Sheet Data

	December 31, 2010	December 31, 2011	September 30, 2012
			(Unaudited)
	(In thousands, except per share data)
Unrestricted cash and cash equivalents	$72,085	$80,931	$100,236
Notes receivable, net	$568,985	$512,517	$489,440
Inventory	$337,684	$302,843	$280,569
Property and equipment, net	$73,815	$70,112	$69,157
Total assets	$1,255,932	$1,097,373	$1,061,014
Receivable-backed notes payable - recourse	$135,660	$110,016	$65,063
Receivable-backed notes payable - non-recourse	$436,271	$369,314	$373,385
Lines-of-credit and notes payable	$142,120	$86,817	$20,396
Junior subordinated debentures	$110,827	$110,827	$110,827
Total liabilities	$936,794	$789,011	$720,240
Total Bluegreen Corporation shareholders' equity	$284,165	$269,330	$301,573
Non-controlling interest	$34,973	$39,032	$39,201
Total shareholders’ equity	$319,138	$308,362	$340,774
Total liabilities and shareholders' equity	$1,255,932	$1,097,373	$1,061,014

Ratio of Earnings to Fixed Charges

	Year Ended December 31, 2010	Year Ended December 31, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
Ratio of earnings to fixed charges	1.19	1.98	1.96	2.75

Book Value per Share

The book value per share of Bluegreen’s Common Stock as of September 30, 2012 was $9.62.

Transactions in Common Stock

None of Bluegreen nor any member of the Purchaser Group has purchased any shares of Bluegreen’s Common Stock during the past two years. In addition, except as described below, there have been no transactions in shares of Bluegreen’s Common Stock effected during the past 60 days by Bluegreen, BFC, Woodbridge, Merger Sub or BBX Capital, or any of their respective executive officers or directors (or, in the case of Woodbridge, managers), including Alan B. Levan and John E. Abdo. On December 28, 2012, (i) Anthony M. Puleo exercised options to purchase 15,000 shares of Bluegreen’s Common Stock, and his wife (who is an employee of Bluegreen) exercised options to purchase 2,500 shares of Bluegreen’s Common Stock, in each case at an exercise price of $3.48 per share, (ii) Norman H. Becker exercised options to purchase 5,000 shares of Bluegreen’s Common Stock at an exercise price of $3.50 per share, and (iii) Arnold Sevell exercised options to purchase 5,000 shares of Bluegreen’s Common Stock at an exercise price of $3.48 per share.

Bluegreen has not made any underwritten public offering of its Common Stock during the past three years.

Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of January 10, 2013 , the number of shares of Bluegreen’s Common Stock beneficially owned, and the percentage ownership of Bluegreen’s Common Stock, by the following: (a) each of Bluegreen’s executive officers, (b) each of Bluegreen’s directors, (c) all of Bluegreen’s executive officers and directors as a group, and (d) each person known by Bluegreen’s management to beneficially own more than 5% of Bluegreen’s outstanding Common Stock.

As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

Name	Common Stock		Options Exerciseable	Total	Percent of Shares Outstanding(1)
BFC Financial Corporation
Woodbridge Holdings, LLC (2)
401 East Las Olas Boulevard, Suite 800
Ft. Lauderdale, FL 33301	16,922,953	(3)	—	16,922,953	53.6%
John E. Abdo(2)	16,993,953	(5)	271,000	17,264,953	54.2%
James R. Allmand, III	—			—	*
Norman H. Becker	39,940		11,010	50,950	*
David A. Bidgood	—		—	—	*
Lawrence A. Cirillo	100		77,712	77,812	*
Alan B. Levan(2)	16,994,053	(5)	271,000	17,265,053	54.2%
John M. Maloney, Jr.	20,000		100,000	120,000	*
Mark A. Nerenhausen	32,384		24,499	56,883	*
David L. Pontius	—		—	—	*
Arnold Sevell	6,000		76,748	82,748	*
Orlando Sharpe	—		—	—	*
Anthony Puleo	20,185	(6)	—	20,185	*
Susan Saturday	—		7,500	7,500	*
All directors and executive officers as of January 10, 2013 as a group (13 persons)	17,183,662		839,469	18,023,131	55.6%
Dimensional Fund Advisors Inc. (4)
1299 Ocean Avenue,
Santa Monica, CA 90401	2,704,394		—	2,704,394	8.6%

*	Less than one percent.

(1)	In accordance with applicable SEC rules and regulations, the denominator used to calculate the percent of shares outstanding includes shares which may be acquired by the applicable individual, company or group upon the exercise of stock options that are exercisable within 60 days plus 31,593,513 shares outstanding, including 204,766 unvested restricted shares.
(2)	BFC may be deemed to beneficially own the 16,922,953 shares which are held directly by Woodbridge. Mr. Alan Levan and Mr. Abdo may be deemed to control BFC, and therefore the shares beneficially owned by BFC may also be deemed to be beneficially owned by Mr. Alan Levan and Mr. Abdo (as reported in a Form 4 filed with the SEC on November 17, 2009).
(3)	Pursuant to BFC's Articles of Incorporation, in the event that BFC defaults on its dividend or mandatory redemption obligations with respect to its 5% Cumulative Preferred Stock, then the holders of BFC's 5% Cumulative Preferred Stock will be entitled to receive from BFC shares of Bluegreen's Common Stock having, in the aggregate, a "fair market value" (as calculated in accordance with BFC’s Articles of Incorporation) equal to the amount of the dividend or redemption payment, as the case may be, to the extent not timely paid by BFC; provided that the maximum number of shares of Bluegreen's Common Stock which the holders of BFC's 5% Cumulative Preferred Stock may receive as a result of one or more defaults with respect to BFC's mandatory redemption obligation is 5,000,000 shares (subject to adjustment in the case of a stock split or other applicable share combination or division affecting Bluegreen's Common Stock).
(4)	As reported in a Schedule 13G/A filed with the SEC on February 14, 2012, Dimensional Fund Advisors LP, subject to the following qualifications, has sole voting power over 2,650,200 of such shares and sole dispositive power over all 2,704,394 of such shares. In that Schedule 13G/A, Dimensional Fund Advisors LP disclosed that: (i) it furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the "Funds"); (ii) in certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds; (iii) in its role as investment adviser, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or any of its subsidiaries possess voting and/or investment power over the shares that are owned by the Funds; (iv) all 2,704,394 shares reported in the Schedule 13G/A are owned by the Funds; and (v) Dimensional Fund Advisors LP disclaims beneficial ownership of all such shares.
(5)	Includes, for each of Messrs. Levan and Abdo, 71,000 unvested restricted shares.
(6)	Includes 2,685 unvested restricted shares held by Mr. Puleo’s wife (who is an employee of Bluegreen).

Market Price of Bluegreen’s Common Stock and Dividend Information

Bluegreen's Common Stock is currently listed for trading on the NYSE under the ticker symbol "BXG." As previously described, in the event the merger is consummated, Bluegreen’s Common Stock will be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the consummation of the merger.

The table below sets forth, for the periods indicated, the high and low per share sales prices for Bluegreen's Common Stock, as reported on the NYSE.

	High	Low
Calendar Year 2011
First quarter	$4.73	$3.21
Second quarter	4.21	2.85
Third quarter	2.98	1.87
Fourth quarter	3.00	1.90
Calendar Year 2012
First quarter	$4.32	$2.54
Second quarter	6.49	4.25
Third quarter	6.38	4.64
Fourth quarter	9.67	5.54
Calendar Year 2013
First quarter (through January 16, 2013)	$9.84	$9.43

The closing price of Bluegreen's Common Stock, as reported on the NYSE, on November 14, 2012, the last trading day before the public announcement of the merger agreement, was $5.76 per share.

As of January 10, 2013 , there were approximately 803 record holders of Bluegreen’s Common Stock. The number of record holders does not reflect the number of persons or entities holding their stock in "street name” through brokerage firms or other nominees.

Bluegreen did not pay any cash or stock dividends during any period set forth in the table above. Certain of Bluegreen's credit facilities contain terms which limit the payment of cash dividends on Bluegreen's Common Stock, and future credit facilities may contain similar or more restrictive terms. In addition, under the terms of the merger agreement, Bluegreen is restricted from paying dividends on its Common Stock during the pendency of the merger without the consent of BFC. After completion of the merger, only Woodbridge, as the parent company of Bluegreen, will be entitled to receive dividends or distributions from Bluegreen. As previously described, the definitive documents relating to BBX Capital’s proposed investment in Woodbridge, if entered into by BBX Capital and BFC, are expected to include, among other things, affirmative covenants regarding distributions of cash at Bluegreen.

 .

INFORMATION ABOUT THE PURCHASER GROUP

Members of the Purchaser Group

Based upon the following factors, the members of the Purchaser Group for purposes of this proxy statement are BFC, Woodbridge, Merger Sub, BBX Capital, Alan B. Levan and John E. Abdo. As previously described, BFC, Woodbridge and Merger Sub are parties to the merger agreement. BBX Capital has entered into a letter agreement with BFC, subject to the execution of definitive agreements, relating to a proposed investment by BBX Capital of $71.75 million in Woodbridge in connection with the financing of the merger in exchange for a 46% equity interest in Woodbridge. BFC, through Woodbridge, currently owns approximately 54% of Bluegreen’s outstanding Common Stock. BFC also directly owns shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing approximately 75% of the total voting power, and 53% of the total outstanding shares, of such stock. In addition, Messrs. Levan and Abdo, who serve as Chairman, Chief Executive Officer and President of BFC and Vice Chairman of BFC, respectively, may be deemed to control BFC by virtue of their collective ownership of shares of BFC’s Class A Common Stock and Class B Common Stock representing approximately 72% of the total voting power of such stock. Messrs. Levan and Abdo also serve as non-executive Chairman and Vice Chairman, respectively, of Bluegreen. In addition, Mr. Levan is Chairman and Chief Executive Officer of BBX Capital, and Mr. Abdo is Vice Chairman of BBX Capital.

BFC, Woodbridge and Merger Sub

See the section of this proxy statement entitled “Parties to the Merger Agreement” for additional information regarding BFC, Woodbridge and Merger Sub.

Alan B. Levan and John E. Abdo

See the section of this proxy statement entitled “Information About Bluegreen-Directors and Executive Officers” for additional information regarding Messrs. Levan and Abdo.

BBX Capital

BBX Capital Corporation (formerly BankAtlantic Bancorp, Inc.) is a Florida corporation. BBX Capital’s principal asset until July 31, 2012 was its investment in BankAtlantic, a federal savings bank headquartered in Fort Lauderdale, Florida. On July 31, 2012, BBX Capital completed its sale to BB&T of all of the issued and outstanding shares of capital stock of BankAtlantic. As a result of its prior ownership interest in BankAtlantic, BBX Capital was a unitary savings and loan holding company subject to examination and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Effective August 31, 2012, BBX Capital was released from registration as a savings and loan holding company because, as a result of the sale of BankAtlantic, it no longer controls a financial institution. Accordingly, BBX Capital is no longer subject to regulation by the Federal Reserve or subject to restrictions applicable to financial institution holding companies. (BFC, as a result of its indirect ownership interest in BankAtlantic, was also previously subject to examination and regulation by the Federal Reserve but was released from registration as a savings and loan holding company following the sale of BankAtlantic to BB&T.) Following the sale of BankAtlantic to BB&T, BBX Capital has managed, and plans to continue to manage, the assets retained by it in the sales transaction and engage in investments in real estate and other business opportunities as well as specialty finance activities over time as such assets are monetized.

BBX Capital’s Class A Common Stock is currently traded on the NYSE under the ticker symbol “BBX.” Its principal executive offices are located at 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, and its principal telephone number at such address is (954) 940-4000.

Executive Officers, Directors and Managers

BFC, Woodbridge and Merger Sub

The table below sets forth, as of the date of this proxy statement, the name of each executive officer and director of BFC and Merger Sub, and each executive officer and manager of Woodbridge, as well as their respective positions with those companies. Each person identified below is a citizen of the United States.

Name	Position
Alan B. Levan	Chairman, Chief Executive Officer and President of BFC; Chief Executive Officer and Manager of Woodbridge; Chief Executive Officer, President and Manager of Merger Sub
John E. Abdo	Vice Chairman of BFC; Manager of Woodbridge and Merger Sub
Jarett S. Levan	Executive Vice President and Director of BFC
Seth M. Wise	Executive Vice President and Director of BFC; President of Woodbridge
John K. Grelle	Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Chief Risk Officer of BFC; Manager and Chief Financial Officer of Woodbridge and Merger Sub;
D. Keith Cobb	Director of BFC
Darwin Dornbush	Director of BFC
Oscar Holzmann	Director of BFC
Alan J. Levy	Director of BFC
Joel Levy	Director of BFC
William Nicholson	Director of BFC
Neil Sterling	Director of BFC

Additional information regarding Mr. Alan Levan and Mr. Abdo is set forth in the section of this proxy statement entitled “Information About Bluegreen-Directors and Executive Officers.” Set forth below is certain additional information with respect to each of the other above-named individuals, including his principal occupation for at least the past five years. Except as specified below, the principal business address of each individual is c/o BFC Financial Corporation 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, and the principal business telephone number of each individual is (954) 940-4900.

Jarett S. Levan has served as a director of BFC since September 2009 and was appointed to serve as Executive Vice President of BFC during April 2011. He has served as the President of BBX Capital since January 2007 and a director of BBX Capital since July 1999. He served as the Chief Executive Officer and President of BankAtlantic from January 2007 until the completion of the sale of BankAtlantic to BB&T during July 2012. Jarett S. Levan is the son of Alan B. Levan.

Seth M. Wise has served as a director and Executive Vice President of BFC since September 2009. Mr. Wise was appointed to serve as Executive Vice President of BBX Capital during August 2012. Since July 2005, Mr. Wise has served as President of Woodbridge Holdings Corporation and its successor company, Woodbridge Holdings, LLC, after serving as its Executive Vice President since September 2003.

John K. Grelle joined BFC as acting Chief Financial Officer during January 2008 and was appointed Executive Vice President and Chief Financial Officer during May 2008, Chief Risk Officer during September 2011and Chief Accounting Officer during November 2012. Mr. Grelle has also served as Executive Vice President and Chief Financial Officer of BBX Capital since August 2012. In addition, Mr. Grelle served as Executive Vice President and Chief Financial Officer of Woodbridge Holdings Corporation from May 2008 until September 2009 when it merged with and into Woodbridge Holdings, LLC, a wholly owned subsidiary of BFC. Mr. Grelle served as a Partner of Tatum, LLC, an executive services firm, from October 2007 until January 2008 when he joined BFC. From 2003 through October 2007, Mr. Grelle was the founder and principal of a business formation and strategic development consulting firm.

D. Keith Cobb has served as a business consultant and strategic advisor to a number of companies since 1996. He has served on BFC’s board of directors since 2003. He has also served as a director of BBX Capital since 2003.

Darwin Dornbush has been a partner in the law firm of Dornbush Schaeffer Strongin & Venaglia, LLP since 1964. He also served as Secretary of Cantel Medical Corp., a healthcare company, until 2010 and as a director of that company until 2009. Mr. Dornbush was appointed to BFC’s board of directors during September 2009 in connection with the consummation of the merger between BFC and Woodbridge Holdings Corporation after previously serving as a director of Woodbridge Holdings Corporation since 2003. In addition, Mr. Dornbush served as a member of the board of Directors of Benihana from 1995 through 2005 and again from 2009 through January 2012. From 1983 until 2008, he served as Secretary of Benihana and its predecessor. His principal business address is c/o Dornbush Schaeffer Strongin & Venaglia, LLP, 747 Third Avenue, 11th Floor, New York, NY 10017, and his principal business telephone number is (212) 759-3300.

Oscar Holzmann has been an Associate Professor of Accounting at the University of Miami School of Business Administration since 1980. He has served as a director of BFC since 2002. Mr. Holzmann’s principal business address is c/o the University of Miami School of Business Administration, P.O. Box 248027, Coral Gables, Florida 33124, and his principal business telephone number is (305) 284-4643.

Alan J. Levy is the founder and, since 1980, has served as the President and Chief Executive Officer of Great American Farms, Inc., an agricultural company involved in the farming, marketing and distribution of a variety of fresh fruits and vegetables. He was appointed to BFC’s board of directors during September 2009 in connection with the consummation of the merger between BFC and Woodbridge Holdings Corporation after previously serving as a director of Woodbridge Holdings Corporation since 2005. Mr. Levy’s principal business address is c/o Great American Farms, Inc., 11 Southwest 15th Street, Fort Lauderdale, Florida 33315, and his principal business telephone number is (954) 761-9777.

Joel Levy has served as the Vice Chairman of Adler Group, Inc., a commercial real estate company, since January 2008. He previously served as President and Chief Operating Officer of Adler Group from 1984 through 2007. Mr. Levy also serves as President and Chief Executive Officer of JLRE Consulting, Inc. Mr. Levy was appointed to BFC’s board of directors during September 2009 in connection with the consummation of the merger between BFC and Woodbridge Holdings Corporation after previously serving as a director of Woodbridge Holdings Corporation since 2003. His principal business address is c/o Adler Group, Inc., 1400 Northwest 107 Avenue, Miami, Florida 33172, and his principal business telephone number is (305) 392-4000.

William Nicholson has served as a principal of Heritage Capital Group, an investment banking firm, since May 2012. He also served as a principal of Heritage Capital Group from December 2003 through March 2009. In addition, since 2004, Mr. Nicholson has served as President of WRN Financial Corporation and, since 2008, he has been a principal with EXP Loan Services LLC. He was also the Managing Director of BSE Management, LLC from March 2009 through April 2010. Mr. Nicholson was appointed to BFC’s board of directors during September 2009 in connection with the consummation of the merger between BFC and Woodbridge Holdings Corporation after previously serving as a director of Woodbridge Holdings Corporation since 2003. His principal business address is c/o Heritage Capital Group, 4811 Beach Boulevard, Suite 300, Jacksonville, Florida 32207, and his principal business telephone number is (904) 354-9600.

Neil Sterling has been the principal of The Sterling Resources Group, Inc., a business development consulting firm, since 1998. He is also the principal of SRG Technology, LLC, a software development and sales company, and New River Consulting Group, LLC, a business development consulting firm. Mr. Sterling has served as a director of BFC since 2003. His principal business address is c/o The Sterling Resources Group, Inc., 2132 Bayview Drive, Fort Lauderdale, Florida 33305, and his principal business telephone number is (954) 610-1822.

BBX Capital

The table below sets forth, as of the date of this proxy statement, the name of and position held by each executive officer and director of BBX Capital. Each person identified below is a citizen of the United States.

Name	Position
Alan B. Levan	Chairman and Chief Executive Officer
John E. Abdo	Vice Chairman
Jarett S. Levan	President
Seth M. Wise	Executive Vice President
John K. Grelle	Executive Vice President and Chief Financial Officer
D. Keith Cobb	Director
Steven M. Coldren	Director
Bruno L. Di Giulian	Director
Willis N. Holcombe	Director
David A. Lieberman	Director
Anthony P. Segreto	Director
Charlie C. Winningham, II	Director

See the section of this proxy statement entitled “Information about Bluegreen- Directors and Executive Officers” for additional information regarding each of Mr. Alan Levan and Mr. Abdo. See “-Executive Officers, Directors and Managers – BFC, Woodbridge and Merger Sub” above for additional information regarding each of Mr. Jarett Levan, Mr. Wise, Mr. Grelle and Mr. Cobb. Additional information with respect to the remainder of the above-named individuals, including his principal occupation for at least the past five years, is set forth below. Except as specified below, the principal business address of each the following individuals is c/o BBX Capital Corporation 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, and the principal business telephone number of each individual is (954) 940-4000.

Steven M. Coldren has served as the President/Founder of Business Information Systems, Inc., a distributor of commercial recording systems, since 1982. He was appointed to the board of directors of BankAtlantic in 1986 and became a director of BBX Capital in 1994 when BankAtlantic reorganized into a holding company structure. Mr. Coldren’s principal business address is c/o Business Information Systems, Inc., 1350 Northeast 56th Street, Suite 300, Fort Lauderdale, Florida 33334, and his principal business telephone number is (954) 202-0569.

Bruno L. Di Giulian joined the law firm of Conrad & Scherer, LLP as a partner in 2009. He has also operated his own law firm, Bruno L. Di Giulian. P.A. Attorney at Law, since November 2009. He has also served as a mediator since 1996, when he was certified by the Supreme Court of Florida as a Circuit Civil Mediator. He was appointed to the board of directors of BankAtlantic in 1985 and became a director of BBX Capital in 1994 when BankAtlantic reorganized into a holding company structure. Mr. Di Giulian’s principal business address is c/o Conrad & Scherer, LLP, 633 South Federal Highway, Eighth Floor, Fort Lauderdale, Florida 33301, and his principal business telephone number is (954) 462-5500.

Willis N. Holcombe served as the Chancellor of the Florida College System from October 2007 until his retirement in November 2011. He previously served as the President of Broward Community College from January 1987 until January 2004, as well as interim President from November 2006 to July 2007. He has served as a director of BBX Capital since 2003.

David A. Lieberman served as Senior Vice President for Business and Finance at the University of Miami from 1978 until his retirement in 2006. He currently holds the title of Senior Vice President for Business and Finance Emeritus. He has served as a director of BBX Capital since 2006.

Anthony P. Segreto served as a news anchor on NBC’s South Florida affiliate for 40 years until his retirement in December 2008. He was appointed to BBX Capital’s board in 2012 after serving as an advisory board member since 2009.

Charlie C. Winningham, II is a private investor. He was the President of C.C. Winningham Corporation, a land surveying firm, from 1963 until his retirement in 2003. He was appointed to the board of directors of BankAtlantic in 1976 and became a director of BBX Capital in 1994 when BankAtlantic reorganized into a holding company structure.

Certain Proceedings

During the past five years, none of BFC, Woodbridge, Merger Sub, BBX Capital or any of their respective executive officers or directors (or, in the case of Woodbridge, managers), as identified above, including Mr. Alan Levan and Mr. Abdo, has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Beneficial Ownership of, and Agreements Involving, Bluegreen’s Securities

Beneficial Ownership of Bluegreen’s Securities

See the section of this proxy statement entitled “Information About Bluegreen – Security Ownership of Certain Beneficial Ownership and Management” for information regarding the beneficial ownership of Bluegreen’s Common Stock by each of BFC, Woodbridge, Alan B. Levan and John E. Abdo. Other than Woodbridge, no subsidiary of BFC, including BBX Capital and Merger Sub, owns any shares of Bluegreen’s Common Stock. In addition, as of the date of this proxy statement, other than Alan B. Levan and John E. Abdo as well as Jarett S. Levan, who owns 100 shares of Bluegreen’s Common Stock, and William Nicholson, who owns 2,200 shares of Bluegreen’s Common Stock, none of BFC’s, BBX Capital’s or Merger Sub’s respective directors or executive officers, or Woodbridge’s managers or executive officers, beneficially owns any shares of Bluegreen’s Common Stock.

Agreements Involving Bluegreen’s Securities

Pursuant to BFC's Articles of Incorporation, in the event that BFC defaults on its dividend or mandatory redemption obligations with respect to its 5% Cumulative Preferred Stock, the holders of BFC's 5% Cumulative Preferred Stock currently have the right to receive from BFC shares of Bluegreen's Common Stock having, in the aggregate, a "fair market value" (as calculated in accordance with BFC’s Articles of Incorporation) equal to the amount of the dividend or redemption payment, as the case may be, to the extent not timely paid by BFC; provided that the maximum number of shares of Bluegreen's Common Stock which the holders of BFC's 5% Cumulative Preferred Stock may receive as a result of one or more defaults with respect to BFC's mandatory redemption obligation is 5,000,000 shares (subject to adjustment in the case of a stock split or other applicable share combination or division affecting Bluegreen's Common Stock).

OTHER MATTERS

No business, other than as described in this proxy statement, will be transacted at the special meeting.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Bluegreen, as well as some brokers, household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, or Bluegreen’s transfer agent, Computershare, that they or Bluegreen will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. However, Bluegreen will deliver promptly upon written or oral request a separate copy of this proxy statement to a shareholder at a shared address to which a single proxy statement was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you are receiving multiple proxy statements and would like to request delivery of a single proxy statement in the future, please notify your broker if your shares are held in a brokerage account or, if you hold registered shares, notify Computershare by sending a written request to Computershare, 300 Galleria Parkway NW, Suite 1020, Atlanta, GA, 30339, Attn: Cassandra Shedd.

FUTURE SHAREHOLDER PROPOSALS

Proposals of Bluegreen’s shareholders intended to be presented at Bluegreen’s 2013 annual meeting of shareholders, in the event the merger is not consummated prior to the time of such annual meeting, must be received by Bluegreen not later than July19, 2013 (or such other date as specified in a report filed by Bluegreen under the Exchange Act) to be considered for inclusion in Bluegreen’s proxy materials relating to the annual meeting and on or before October 2, 2013 (or such earlier date as specified in a report filed by Bluegreen under the Exchange Act) for matters to be considered timely such that, pursuant to Rule 14a-4 under the Exchange Act, Bluegreen may not exercise its discretionary authority to vote on such matters at the annual meeting. Any such proposals should be sent to the attention of Anthony M. Puleo, Secretary, at Bluegreen Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431. Other requirements for inclusion are set forth in the SEC’s rules and regulations promulgated under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

Bluegreen files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Bluegreen files with the SEC at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Bluegreen’s SEC filings are also available to the public at the SEC's website at www.sec.gov. You also may obtain free copies of the documents Bluegreen files with the SEC by going to the "Investors - SEC Filings" section of its website at www.bluegreencorp.com. The information provided on Bluegreen’s website is not part of this proxy statement and is not incorporated by reference herein.

Because the merger is a "going private" transaction under applicable SEC rules and regulations, Bluegreen and the members of the Purchaser Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The reports, opinions or appraisals referenced in this proxy statement and filed as exhibits to the Schedule 13E-3 will also be made available for inspection and copying at the principal executive offices of Bluegreen during regular business hours by any interested holder of Bluegreen’s Common Stock or any representative who has been so designated in writing.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit or annex hereto or to the Schedule 13E-3.

The SEC allows Bluegreen to "incorporate by reference" information into this proxy statement. This means that Bluegreen can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed by Bluegreen with the SEC will update and supersede the information in this proxy statement. The following documents filed by Bluegreen with the SEC are incorporated by reference in this proxy statement:

•	Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2011;
•	Bluegreen’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;
•	Bluegreen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012;
•	Bluegreen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012;
•	Bluegreen’s Current Report on Form 8-K filed with the SEC on February 27, 2012;
•	Bluegreen’s Current Report on Form 8-K and Amendment No. 1 thereto, in each case filed with the SEC on April 5, 2012;
•	Bluegreen’s Current Report on Form 8-K filed with the SEC on May 10, 2012;
•	Bluegreen’s Current Report on Form 8-K filed with the SEC on June 18, 2012;
•	Bluegreen’s Current Report on Form 8-K filed with the SEC on June 19, 2012;
•	Bluegreen’s Current Report on Form 8-K filed with the SEC on September 14, 2012;
•	Bluegreen’s Current Report on Form 8-K filed with the SEC on September 27, 2012;
•	Bluegreen’s Current Report on Form 8-K filed with the SEC on October 23, 2012;
•	Bluegreen’s Current Report on Form 8-K filed with the SEC on November 15, 2012;
•	Bluegreen’s Current Report on Form 8-K filed with the SEC on December 17, 2012;
•	Bluegreen’s Current Report on Form 8-K filed with the SEC on December 18, 2012;
•	Bluegreen’s Current Report on Form 8-K filed with the SEC on December 31, 2012; and
•	the portions of Bluegreen’s Definitive Proxy Statement on Schedule 14A filed with the SEC on November 19, 2012 which are deemed filed under the Exchange Act.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other documents filed by Bluegreen with the SEC, without charge, by written or telephonic request directed to Bluegreen Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431, Attention: Anthony M. Puleo, Secretary, (561) 912-8000, or on Bluegreen’s website at www.bluegreencorp.com or from the SEC through the SEC's website at www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into this proxy statement).

Bluegreen has supplied all information in this proxy statement pertaining to it, and BFC has supplied all information in this proxy statement pertaining to it and the other members of the Purchaser Group.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED __________, 20___. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BFC FINANCIAL CORPORATION,

WOODBRIDGE HOLDINGS, LLC,

BXG FLORIDA CORPORATION

and

BLUEGREEN CORPORATION

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

ARTICLE II THE MERGER		8
2.1	Merger	8
2.2	Consummation of the Merger; Effective Time	8
2.3	Effect of the Merger	9
2.4	Articles of Organization and Bylaws of the Surviving Corporation	9
2.5	Directors and Officers of the Surviving Corporation	9
2.6	Additional Actions	9

ARTICLE III CONVERSION OF SHARES; CONSIDERATION		10
3.1	Conversion of Capital Stock	10
3.2	Exchange of Certificates; Payments	11
3.3	Withholding Rights	13
3.4	Bluegreen Options and Stock Awards	13
3.5	Appraisal Rights	14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BFC, WOODBRIDGE AND MERGER SUB		14
4.1	Organization; Good Standing; Power	14
4.2	Authorization; No Violation	15
4.3	Absence of Certain Changes	16
4.4	Investigations; Litigation	16
4.5	Compliance with Laws	16
4.6	Operations of Merger Sub	16
4.7	Information Supplied	16
4.8	Broker’s and Finder’s Fees	16
4.9	Share Ownership	16
4.10	Absence of Certain Agreements	16
4.11	Solvency	17
4.12	Investigation by BFC, Woodbridge and Merger Sub	17
4.13	Opinion of Financial Advisor	18
4.14	Full Disclosure	18

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BLUEGREEN		18
5.1	Organization; Good Standing; Power	18
5.2	Capitalization	19
5.3	Authorization; No Violation	20
5.4	Subsidiaries	21
5.5	Exchange Act Reports; Financial Statements	21
5.6	Absence of Certain Changes	22
5.7	Taxes	22
5.8	Investigations, Litigation	22
5.9	Bluegreen Material Contracts	23

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5.10	Compliance with Laws; Permits	23
5.11	Broker’s and Finder’s Fees	23
5.12	Schedule 13E-3; Bluegreen Proxy Statement	24
5.13	State Takeover Laws	24
5.14	Opinion of Financial Advisor	24
5.15	Employee Benefits.	24
5.16	Environmental Laws.	24
5.17	Investigation by Bluegreen; No Other Representations or Warranties	25
5.18	Full Disclosure	26

ARTICLE VI CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME		26
6.1	Conduct of Business by Bluegreen	26
6.2	Notice	28

ARTICLE VII ADDITIONAL COVENANTS AND AGREEMENTS		28
7.1	Access to Information	28
7.2	Public Announcements	29
7.3	No Solicitation	29
7.4	Bluegreen Proxy Statement; Schedule 13E-3	31
7.5	Bluegreen Meeting	32
7.6	Employee Benefit Plans	32
7.7	Indemnification	32
7.8	Further Assurances; Financing	34
7.9	Tax Treatment	34
7.10	Shareholder Litigation	34
7.11	HSR Act	35
7.12	Appointment of Directors	35
7.13	Cancellation of Bluegreen Rights Agreement	35
7.14	Merger Sub Compliance	35
7.15	Section 16 Matters	35

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS		35
8.1	Conditions to Each Party’s Obligation to Effect the Merger	35
8.2	Conditions to Bluegreen’s Obligation to Effect the Merger	36

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		38
9.1	Termination of the Agreement	38
9.2	Effect of Termination	39

ARTICLE X MISCELLANEOUS		39
10.1	Survival of the Representations and Warranties	39
10.2	Payment of Expenses	39
10.3	Assignment; Binding Effect	39
10.4	Governing Law	40
10.5	Consent to Jurisdiction	40
10.6	Waiver of Jury Trial	40
10.7	Counterparts	40

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10.8	Notices	41
10.9	Entire Agreement	42
10.10	Headings	42
10.11	Knowledge of the Parties	42
10.12	Attorneys’ Fees	42
10.13	No Third Party Beneficiary	42
10.14	Injunctive Relief	42
10.15	Severability	42
10.16	Amendment and Waiver	43
10.17	Special Committee	43
10.18	Time of the Essence	43

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 14th day of November, 2012, by and among BFC FINANCIAL CORPORATION, a Florida corporation (“BFC”), WOODBRIDGE HOLDINGS, LLC, a Florida limited liability company (“Woodbridge”), BXG FLORIDA CORPORATION, a Florida corporation (“Merger Sub”), and BLUEGREEN CORPORATION, a Massachusetts corporation (“Bluegreen”).

W I T N E S S E T H:

WHEREAS, BFC and its wholly-owned subsidiary, on the one hand, and Bluegreen, on the other hand, were parties to that certain Agreement and Plan of Merger, dated November 11, 2011 (the “Previous Merger Agreement”), which provided for the merger of Bluegreen with and into the wholly-owned subsidiary of BFC;

WHEREAS, the Previous Merger Agreement was terminated due to the inability to satisfy all required conditions to closing the transactions contemplated by the Previous Merger Agreement;

WHEREAS, in connection with the cancellation of the Previous Merger Agreement, a modified strategic transaction between the companies has been proposed pursuant to which Merger Sub would merge with and into Bluegreen (the “Merger”), with Bluegreen being the surviving corporation of the Merger, upon the terms and conditions set forth herein;

WHEREAS, the Board of Directors of Bluegreen has designated a special committee (the “Special Committee”) composed entirely of independent directors, as determined in accordance with the listing standards of the New York Stock Exchange to, among other things, review and evaluate the terms and conditions, and determine the advisability, of the Merger;

WHEREAS, the Special Committee has negotiated the terms and conditions of this Agreement on behalf of Bluegreen and has (i) determined that the Merger is advisable, fair to, and in the best interests of Bluegreen’s shareholders and (ii) recommended the approval and adoption of this Agreement by the Board of Directors of Bluegreen;

WHEREAS, based upon the recommendation of the Special Committee and its own independent review, the Board of Directors of Bluegreen has (i) determined that the Merger is advisable, fair to, and in the best interests of Bluegreen’s shareholders, (ii) approved and adopted this Agreement and declared its advisability, (iii) approved the Merger and the other transactions contemplated by this Agreement and (iv) recommended the approval and adoption of this Agreement by Bluegreen’s shareholders in accordance with this Agreement;

WHEREAS, the Board of Directors of BFC has determined that the Merger is consistent with and in furtherance of the long-term business strategy of BFC and fair to, and in the best interests of, BFC and its shareholders, and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Managers of Woodbridge has determined that the Merger is in the best interests of Merger Sub and its member, and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

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WHEREAS, the Board of Managers of Merger Sub has determined that the Merger is in the best interests of Merger Sub and its member, and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to also set forth the terms and conditions of the Merger;

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of prescribing the terms and conditions of the Merger, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

“Acquisition Proposal” shall have the meaning set forth in Section 7.3(a).

“Affiliate” shall mean with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, (i) Bluegreen and its subsidiaries shall not be treated as an Affiliate of BFC, Woodbridge or Merger Sub, and (ii) BFC and its subsidiaries shall not be treated as Affiliates of Bluegreen.

“Agreement” shall mean this Agreement and Plan of Merger as executed on the date hereof and as amended and supplemented in accordance with its terms, including, without limitation, all schedules and exhibits hereto.

“Articles of Organization” shall mean the Restated Articles of Organization of Bluegreen, as amended from time to time.

“BFC” shall have the meaning set forth in the Preamble.

“Bluegreen” shall have the meaning set forth in the Preamble.

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“Bluegreen Benefit Plan” shall mean each Bluegreen Equity Compensation Plan; each material deferred compensation or bonus plan, program, agreement or arrangement, including, without limitation, the Bluegreen Corporation 2006 Performance-Based Annual Incentive Plan and the Bluegreen Corporation 2011 Long Term Incentive Plan; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each material profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, consulting, termination or severance agreement; and each other material employee benefit plan (within the meaning of Section 3(3) of ERISA), in each case, that is sponsored, maintained or to which contributions are made by (i) Bluegreen or any of its Subsidiaries (or as to which Bluegreen or any of its Subsidiaries is otherwise a party) or (ii) any other organization which is a member of a Controlled Group of which Bluegreen or any of its Subsidiaries is a member or with respect to which Bluegreen or any of its Subsidiaries or any member of the Controlled Group of which Bluegreen or any of its Subsidiaries has any liability or potential liability.

“Bluegreen Common Stock” shall mean the Common Stock, par value $0.01 per share, of Bluegreen.

“Bluegreen Equity Compensation Plans” shall mean (i) the Bluegreen Corporation 1995 Stock Incentive Plan, (ii) the Bluegreen Corporation 1998 Non-Employee Director Stock Option Plan, (iii) the Bluegreen Corporation 2005 Stock Incentive Plan and (iv) the Bluegreen Corporation 2008 Stock Incentive Plan, in each case as amended to date.

“Bluegreen Financial Statements” shall mean the audited Consolidated Balance Sheets, Consolidated Statements of Operations, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of Bluegreen, and the related notes thereto, as of, and for each of Bluegreen’s fiscal years ended, December 31, 2009, 2010 and 2011, and the unaudited Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) and Condensed Consolidated Statements of Cash Flows of Bluegreen, and the related notes thereto, as of, and for the nine-month (and, if applicable, three-month) period ended September 30, 2012, as each of which is included in the Bluegreen SEC Reports.

“Bluegreen Material Adverse Effect” shall mean any effect, change, event, state of fact, development, circumstance or condition (including, without limitation, changes in banking, thrift or similar laws, rules or regulations) which when considered individually or in the aggregate with all other effects, changes, events, state of facts, developments, circumstances or conditions has materially and adversely affected or could reasonably be expected to materially and adversely affect the results of operations, financial condition, including cash and cash equivalents position, assets, liabilities, or business of Bluegreen, including its Subsidiaries together with it taken as a whole, including, without limitation, the ability of Bluegreen to consummate the Merger and/or any of the other transactions contemplated hereby; provided, however, that a “Bluegreen Material Adverse Effect” shall not be deemed to include any changes resulting from (i) general economic or political conditions, (ii) circumstances that affect the real estate and time share industries generally or (iii) force majeure events, acts of terrorism or acts of war; provided, further, that, notwithstanding the foregoing, the changes or events described in clauses (i), (ii) and (iii) above shall be regarded in determining whether a Bluegreen Material Adverse Effect has occurred if the effects of such changes or events disproportionately impact or uniquely relate to Bluegreen.

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“Bluegreen Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Bluegreen or any of its Subsidiaries is a party or otherwise relating to or affecting any of their respective assets, properties or operations as well as any contract, agreement or other arrangement pursuant to which Bluegreen or any of its Subsidiaries has incurred indebtedness in an amount equal to or exceeding $25 million.

“Bluegreen Meeting” shall mean the annual or special meeting of Bluegreen’s shareholders to be held for the purpose of voting upon the transactions contemplated hereby and for no other purpose without the prior written consent of BFC.

“Bluegreen Options” shall have the meaning set forth in Section 3.4(a).

“Bluegreen Stock Awards” shall have the meaning set forth in Section 3.4(b).

“Bluegreen Proxy Statement” shall mean the proxy statement on Schedule 14A (as amended or supplemented from time to time) relating to, and to be filed with the SEC and mailed to Bluegreen’s shareholders in connection with, the proposal to be submitted to a vote of Bluegreen’s shareholders at the Bluegreen Meeting to approve this Agreement.

“Bluegreen Rights Agreement” shall mean the Rights Agreement, dated as of July 27, 2006, between Bluegreen and Mellon Investor Services LLC, as amended to date.

“Bluegreen SEC Reports” shall have the meaning set forth in Section 5.5(a).

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(d).

“Business Day” means any day on which banks are not required or authorized by Law or executive order to close in the city of Fort Lauderdale, Florida, USA.

“Bylaws” shall mean the Amended and Restated Bylaws of Bluegreen, as amended from time to time.

“CERCLA” shall have the meaning set forth in Section 5.16.

“Certificates” shall have the meaning set forth in Section 3.1(d).

“Claim” shall have the meaning set forth in Section 7.7(a).

“Closing” shall have the meaning set forth in Section 2.2.

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“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Consideration Fund” shall have the meaning set forth in Section 3.2(a).

“Controlled Group” shall mean a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code).

“Dissenting Shares” shall have the meaning set forth in Section 3.5(a).

“Effective Time” shall have the meaning set forth in Section 2.2.

“Environmental Law” shall have the meaning set forth in Section 5.16.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

“FBCA” shall mean the Florida Business Corporation Act, as amended from time to time.

“Florida Articles of Merger” shall mean the articles of merger with respect to the Merger to be filed with the Florida Department of State.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied during the periods presented in accordance with past practices.

“Governmental Entity” shall mean any federal, state, local or foreign court, tribunal, arbitral body, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission.

“Hazardous Material” shall have the meaning set forth in Section 5.16.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations thereunder.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.7(a).

“Indemnified Parties” shall have the meaning set forth in Section 7.7(a).

“Law” shall mean any federal, state or local governmental law, rule, regulation or requirement, including, without limitation, any Environmental Law, as well as all rules, regulations and Orders promulgated thereunder and any Orders, decrees, consents or judgments of any Governmental Entity and courts having the force of law.

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“Lien” shall mean any lien, charge, pledge, security interest, mortgage, claim, encumbrance, option, right of first refusal and other proscription, restriction, condition, covenant or similar right whether imposed by law, by contract or otherwise.

“Massachusetts Articles of Merger” shall mean the articles of merger with respect to the Merger to be filed with the Secretary of State of the Commonwealth of Massachusetts.

“MBCA” shall mean the Massachusetts Business Corporation Act, as amended from time to time.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(a).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Order” shall mean any judgment, ruling, order, writ, injunction, decree, consent decree, statute, rule or regulation.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Permits” shall mean all permits, licenses, variances, registrations, certificates of authority, Orders and approvals of Governmental Entities.

“Permitted Liens” shall mean (i) statutory Liens imposed by Law for Taxes that are not yet due and payable, or are being contested in good faith by proper proceedings and which have been adequately reserved for in accordance with GAAP on the Bluegreen Financial Statements; (ii) Liens which are purchase money Liens arising in the ordinary course of business for amounts which are not in default; (iii) carriers’, warehousemen’s, mechanics, landlords’, materialmen’s, repairmen’s or other substantially similar Liens arising under Law for amounts not yet due and payable; (iv) easements, rights-of-way and other similar instruments whether or not recorded in the public land records or filed in other public records and which do not, individually or in the aggregate, interfere with the use or marketability of the relevant asset; (v) zoning, subdivision and other applicable Laws; and (vi) amendments, extensions, renewals or replacements of any Lien referred to in clauses (i) through (v) above, to the extent that the scope, duration and effect of the Lien so amended, extended, renewed or replaced remains the same in all material respects.

“Person” shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

“Previous Merger Agreement” shall have the meaning set forth in the Recitals.

“Properties” shall have the meaning set forth in Section 5.16.

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“Purchaser Material Adverse Effect” shall mean any material adverse change in, or material adverse effect on, the ability of BFC, Woodbridge or Merger Sub to satisfy the conditions precedent to the Merger or to otherwise consummate the Merger or other transactions contemplated hereby.

“Purchaser Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which BFC, Woodbridge or Merger Sub is a party or otherwise relating to or affecting any of their respective assets, properties or operations.

“Representatives” shall mean, with respect to any Person, such Person’s directors, officers, managers, agents, attorneys, accountants and financial, tax and other advisors.

“Schedule 13E-3” shall mean the Rule 13E-3 transaction statement on Schedule 13E-3 (as amended or supplemented from time to time and including any document incorporated by reference therein) relating to this Agreement and the transactions contemplated hereby, including the Merger, to be jointly filed by the parties hereto and all other filing Persons required by the rules and regulation of the SEC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Solvent” shall have the meaning set forth in Section 4.11.

“Special Committee” shall have the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person, directly or indirectly (either alone or through or together with any other Subsidiary of such Person) owns more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors, other governing body or manager of such corporation, limited liability company, partnership, joint venture or other legal entity; provided, however, that for purposes of this Agreement, neither Bluegreen nor BBX Capital Corporation, nor any of their respective subsidiaries, shall be treated as a Subsidiary of BFC.

“Superior Proposal” shall have the meaning set forth in Section 7.3(b).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

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“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement in connection with the determination of or liability for any Tax that is required to be filed or is actually filed with a Governmental Entity in connection with the administration of Taxes, including any schedule or attachment thereto and amendment thereof.

“Third Party” shall have the meaning set forth in Section 7.3(b).

“Woodbridge” shall have the meaning set forth in the Preamble.

ARTICLE II
THE MERGER

2.1              Merger. Subject to the terms and conditions of this Agreement and in accordance with the MBCA and the FBCA, at the Effective Time, Bluegreen and Merger Sub shall consummate the Merger pursuant to which, in accordance with the terms, conditions and provisions of this Agreement and the Massachusetts Articles of Merger and Florida Articles of Merger, (i) Merger Sub shall merge with and into Bluegreen, (ii) the separate corporate existence of Merger Sub shall thereupon cease, (iii) Bluegreen shall be the surviving corporation (the “Surviving Corporation”) in the Merger and a wholly-owned subsidiary of Woodbridge, and (iv) the separate corporate existence of Bluegreen as a Massachusetts corporation, with all its rights, privileges, immunities, powers and franchises, shall continue.

2.2              Consummation of the Merger; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 West Flagler Street, Miami, Florida 33130, at such time as shall be fixed by mutual agreement of BFC and Bluegreen as promptly as practicable after the satisfaction or waiver of all of the conditions set forth in this Agreement (the date of Closing is hereinafter sometimes referred to as the “Closing Date”). On or prior to the day before the Closing Date, each of Bluegreen and Merger Sub will execute the Massachusetts Articles of Merger and Florida Articles of Merger and deliver them to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. for filing with the Secretary of State of the Commonwealth of Massachusetts and the Florida Department of State, respectively. Subject to the satisfaction or waiver of all conditions precedent to the consummation of the transactions contemplated by this Agreement, the parties shall cause the Merger to become effective on the date of the Closing by (i) causing the filing, in accordance with all applicable regulations, of the Massachusetts Articles of Merger and the Florida Articles of Merger as set forth in the preceding sentence and (ii) causing all other documents which must be recorded or filed as a result of the Merger to be recorded or filed. The Massachusetts Articles of Merger and the Florida Articles of Merger shall provide that the Merger shall be effective as of 5:00 p.m. on the Closing Date (the date and time of such effectiveness being referred to herein as the “Effective Time”). The Closing shall be deemed to occur simultaneously with the Effective Time.

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2.3              Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Massachusetts Articles of Merger and the MBCA and the Florida Articles of Merger and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Bluegreen and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Bluegreen and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4              Articles of Organization and Bylaws of the Surviving Corporation. At the Effective Time, the Articles of Organization and Bylaws of Bluegreen, in each case as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Corporation and the bylaws of the Surviving Corporation, respectively, in each case until thereafter amended in accordance with the MBCA and such articles of organization or bylaws, as the case may be.

2.5              Directors and Officers of the Surviving Corporation. The directors of Bluegreen at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of organization and bylaws. The officers of Bluegreen at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of organization and bylaws.

2.6              Additional Actions. If, at any time after the Effective Time, any party hereto shall consider or be advised that, consistent with the terms of this Agreement, any further assignments or assurances in Law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either Bluegreen or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) to otherwise carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each of Bluegreen and its officers and directors and Merger Sub and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in Law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of both Bluegreen and Merger Sub to take any and all such actions.

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ARTICLE III
CONVERSION OF SHARES; CONSIDERATION

3.1              Conversion of Capital Stock.

(a)                At the Effective Time, each share of Bluegreen Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Bluegreen Common Stock to be canceled pursuant to Section 3.1(c) and the Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, any party hereto or any other Person, be converted into the right to receive $10.00 in cash, without interest thereon (the “Merger Consideration”). The preferred share purchase rights associated with each share of Bluegreen Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, any party hereto or any other Person, be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor, as the value of such preferred share purchase rights is included within the value of the associated share of Bluegreen Common Stock.

(b)               Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any other Person, be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, so that after the Effective Time, Woodbridge shall be the holder of all of the issued and outstanding common stock of the Surviving Corporation.

(c)                All shares of Bluegreen Common Stock that are owned by BFC, Woodbridge or Merger Sub immediately prior to the Effective Time shall, at the Effective Time, be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)               At the Effective Time, each share of Bluegreen Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall be automatically canceled and shall cease to exist, upon the conversion thereof, and the holders immediately prior to the Effective Time of shares of outstanding Bluegreen Common Stock not represented by certificates, if any (“Book-Entry Shares”), and the holders of certificates that, immediately prior to the Effective Time, represent shares of outstanding Bluegreen Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Bluegreen Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Bluegreen Common Stock held by them. The Merger Consideration paid upon the surrender for exchange of the Book-Entry Shares or the Certificates in accordance with Section 3.2 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Bluegreen Common Stock exchanged theretofore and represented by such Book-Entry Shares or Certificates.

(e)                If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Bluegreen Common Stock shall occur as a result of a stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

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3.2              Exchange of Certificates; Payments.

(a)                At or prior to the Effective Time, BFC, Woodbridge or Merger Sub shall deliver or cause to be delivered, in trust, to such bank or trust company that may be designated by them and is reasonably satisfactory to Bluegreen (the “Paying Agent”), for the benefit of the holders of shares of Bluegreen Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to Section 3.1 in exchange for all issued and outstanding shares of Bluegreen Common Stock immediately prior to the Effective Time (other than shares of Bluegreen Common Stock to be canceled pursuant to Section 3.1(c)) (the “Consideration Fund”). In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration, BFC, Woodbridge or Merger Sub shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount equal to such deficiency.

(b)               Promptly after the Effective Time (and in any event not later than the second Business Day following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions or as may reasonably be requested by the Paying Agent, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes pursuant to Section 3.3, the Merger Consideration pursuant to the provisions of Section 3.1, and the Book-Entry Share or Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

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(c)                The Consideration Fund shall be invested by the Paying Agent if and as directed by Woodbridge; provided that any such investments shall be in cash or securities issued or directly and fully guaranteed or insured as to principal and interest by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment. Earnings on the Consideration Fund shall be the sole and exclusive property of Woodbridge and shall be paid to Woodbridge as it directs. No investment of the Consideration Fund shall relieve Woodbridge or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, Woodbridge shall promptly provide, or cause to be provided, additional funds to the Paying Agent for the benefit of the holders of shares of Bluegreen Common Stock at the Effective Time in the amount of such losses, which additional funds shall be deemed to be part of the Consideration Fund.

(d)               At the Effective Time, the share transfer books of Bluegreen shall be closed and thereafter there shall be no further registration of transfers of the shares of Bluegreen Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged for the Merger Consideration with respect to the Bluegreen Common Stock formerly represented thereby pursuant to Section 3.1, except as otherwise provided by Law.

(e)                Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of Bluegreen otherwise entitled thereto for one year after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with the provisions of this Section 3.2 with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.

(f)                Notwithstanding the foregoing, neither the Paying Agent, BFC, Woodbridge, Merger Sub, Bluegreen or the Surviving Corporation, nor any shareholder, partner, member, Representative or Affiliate thereof, shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with the provisions of this Section 3.2 with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.

(g)               If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Woodbridge and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to Section 3.1.

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(h)               Prior to the Effective Time, Bluegreen shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of Bluegreen in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16 of the Exchange Act to be exempt under such section of the Exchange Act and the rules and regulations promulgated thereunder.

3.3              Withholding Rights. The Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including any payments made pursuant to the Merger and any payments made in respect of the Dissenting Shares) to any holder of shares of Bluegreen Common Stock or Bluegreen Stock Options, such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid to the appropriate Taxing authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Bluegreen Common Stock or Bluegreen Stock Options, as the case may be, in respect of which such deduction and withholding was made.

3.4              Bluegreen Options and Stock Awards.

(a)                Prior to the Effective Time, Bluegreen shall take all actions necessary to cause each option to purchase shares of Bluegreen Common Stock issued by Bluegreen under any Bluegreen Equity Compensation Plan and outstanding at the Effective Time (each, a “Bluegreen Option”), whether or not vested or exercisable, to be canceled as of the Effective Time; provided, however, that the holder thereof shall be entitled to receive from the Surviving Corporation as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time) a cash payment in respect of each share of Bluegreen Common Stock then subject to such Bluegreen Option, whether or not such Bluegreen Option was vested and exercisable immediately prior to the Effective Time, in an amount equal to the excess, if any, of the per share Merger Consideration over the exercise price per share with respect to such Bluegreen Option (subject to applicable Tax withholding requirements and without interest). No consideration shall be paid hereunder in respect of shares of Bluegreen Common Stock subject to Bluegreen Options which have an exercise price equal to or greater than the per share Merger Consideration.

(b)               Prior to the Effective Time, Bluegreen shall take all actions necessary to cause each restricted stock award and restricted stock unit award, if any, of Bluegreen Common Stock granted by Bluegreen under any Bluegreen Equity Compensation Plan and outstanding immediately prior to the Effective Time (each, a “Bluegreen Stock Award”) to become fully vested as of the Effective Time with respect to the maximum number of shares of Bluegreen Common Stock subject thereto, which shares shall be converted into the right to receive the Merger Consideration in the same manner as other shares of Bluegreen Common Stock pursuant to Section 3.1.

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(c)                At or prior to the Effective Time, Bluegreen shall take all actions necessary to cause each Bluegreen Equity Compensation Plan to terminate as of the Effective Time.

3.5              Appraisal Rights.

(a)                Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable Law, each share of Bluegreen Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder who, pursuant to Sections 13.01-13.31 of the MBCA, duly and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares of Bluegreen Common Stock (the “Dissenting Shares”), shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration, but, instead, the holder thereof, with respect to such Dissenting Shares, shall be entitled to payment in cash from the Surviving Corporation of the appraised value of the Dissenting Shares in accordance with the provisions of Sections 13.01-13.31 of the MBCA. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of Bluegreen Common Stock of such holder as to which appraisal rights were not duly and validly exercised or perfected, or were effectively withdrawn or lost, shall not be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration as provided in this Agreement.

(b)               Bluegreen will provide BFC and Woodbridge (i) prompt notice of any written demands received by Bluegreen for appraisal of shares of Bluegreen Common Stock, attempted withdrawals of such demands and any other instruments served on and received by Bluegreen pursuant to the MBCA, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any demands for appraisal under the MBCA. Bluegreen shall not, except with the prior written consent of BFC or Woodbridge, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands, or approve any withdrawal of any such demands.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BFC,
WOODBRIDGE AND MERGER SUB

BFC, Woodbridge and Merger Sub jointly and severally represent and warrant to Bluegreen as follows:

4.1              Organization; Good Standing; Power. BFC is a corporation duly organized and validly existing under the laws of the State of Florida, and its status is active. Woodbridge is a limited liability company duly organized and validly existing under the laws of the State of Florida, and its status is active. Merger Sub is a corporation duly organized and validly existing under the laws of the State of Florida, and its status is active. Each of BFC, Woodbridge and Merger Sub has all necessary corporate or limited liability company, as the case may be, power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby, to own its properties and assets and to carry on its business as now conducted. A complete and correct copy of the articles of incorporation and bylaws, or other equivalent organizational documents, of BFC, Woodbridge and Merger Sub, as currently in effect, has been made available to Bluegreen. Each of BFC, Woodbridge and Merger Sub is duly licensed or qualified to conduct business and is in good standing in each jurisdiction in which the nature of its businesses requires such qualification or license, except where the failure to be duly qualified could not reasonably be expected to have a Purchaser Material Adverse Effect.

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4.2              Authorization; No Violation. The execution and delivery of this Agreement by BFC, Woodbridge and Merger Sub and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action on the part of BFC, Woodbridge and Merger Sub, and no other corporate or limited liability company action on the part of BFC, Woodbridge or Merger Sub is necessary (other than the filing of the Massachusetts Articles of Merger pursuant to the MBCA and the Florida Articles of Merger pursuant to the FBCA). Subject to the terms and conditions of this Agreement and assuming due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of BFC, Woodbridge and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Neither the execution, delivery or performance of this Agreement by BFC, Woodbridge or Merger Sub, nor the consummation of the Merger or other transactions contemplated hereby, nor the compliance by BFC, Woodbridge and Merger Sub with any of the provisions of this Agreement, will: (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of BFC or any Subsidiary of BFC under any of the terms, conditions or provisions of (I) the articles of incorporation or bylaws, or other equivalent organizational documents, of BFC or any of its Subsidiaries or (II) any Purchaser Material Contract; (b) violate any Law or any Order applicable to BFC or any of its Subsidiaries or any of their respective properties or assets; or (c) require any filing, declaration or registration by BFC or any of its Subsidiaries with, or permission, determination, waiver, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act (including, without limitation, the filing of the Schedule 13E-3, and the information required thereby in the Bluegreen Proxy Statement, and such other reports and filings with the SEC under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby), (ii) any filings as may be required under the MBCA and the FBCA in connection with the Merger, including, without limitation, the Massachusetts Articles of Merger and the Florida Articles of Merger, (iii) any filings as may be required by the HSR Act and (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws), except in the case of clauses (a)(II), (b) or (c), where such violation, conflict, breach, default, termination, acceleration, Lien, security interest, charge, encumbrance or failure to make such filings, declarations or applications or obtain such permission, determination, waiver, authorization, consent or approval could not reasonably be expected to have a Purchaser Material Adverse Effect.

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4.3              Absence of Certain Changes. Since September 30, 2012, there has not been any event, occurrence, development or set of circumstances or facts which (i) has had or could reasonably be expected to have a Purchaser Material Adverse Effect or (ii) could reasonably be expected to render any of the representations and warranties contained in this Article IV incorrect or untrue in any material respect as of the Closing Date.

4.4              Investigations; Litigation. Except as set forth in the reports and other documents required filed by BFC with the SEC under the Exchange Act, including, but not limited to, reports on Form 10-K, Form 10-Q and Form 8-K, there is no investigation by any Governmental Entity or any action, suit, proceeding or claim pending, or, to the knowledge of BFC, Woodbridge or Merger Sub, threatened, against BFC or any of its Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or business of BFC or any of its Subsidiaries which, if determined adversely to BFC or any of its Subsidiaries, could reasonably be expected to have a Purchaser Material Adverse Effect.

4.5              Compliance with Laws. Except as could not reasonably be expected to have a Purchaser Material Adverse Effect, neither BFC nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to BFC or any of its Subsidiaries or any of their respective assets or properties.

4.6              Operations of Merger Sub. Merger Sub (a) is a direct, wholly-owned subsidiary of Woodbridge (which is a direct wholly-owned subsidiary of BFC), (b) was formed solely for the purpose of engaging in a strategic transaction with Bluegreen, (c) has engaged in no other business activities and (d) has conducted its operations only as contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has no obligations or liabilities.

4.7              Information Supplied. None of the information supplied in writing by BFC, Woodbridge or Merger Sub specifically for inclusion or incorporation by reference in the Bluegreen Proxy Statement or Schedule 13E-3 will, at the date each such document is filed with the SEC or at the date each such document is first mailed to shareholders of Bluegreen, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

4.8              Broker’s and Finder’s Fees. No broker, finder or investment banker other than Allen C. Ewing & Co., the fees and expenses of which have been or will be paid by BFC or Woodbridge, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Merger or other transactions contemplated hereby based upon arrangements made by or on behalf of BFC or any of its Subsidiaries.

4.9              Share Ownership. None of BFC, Woodbridge or Merger Sub, nor any of their respective Affiliates, owns or beneficially owns any shares of Bluegreen Common Stock other than as set forth in BFC’s and Bluegreen’s joint proxy statement/prospectus filed with the SEC on May 15, 2012.

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4.10          Absence of Certain Agreements. Except as set forth herein, as of the date hereof, there are no contracts, agreements or other instruments to which any of BFC, Woodbridge, Merger Sub or any of their respective Affiliates is party (a) pursuant to which any shareholder of Bluegreen would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of Bluegreen agrees to vote to adopt or approve or otherwise to support this Agreement or the Merger or agrees to vote against any Acquisition Proposal, or (b) pursuant to which any member of Bluegreen’s Board of Directors or any of their immediate family members (i) has agreed, in connection with the Merger, to (A) remain as an employee of Bluegreen or any of its Subsidiaries following the Effective Time (other than pursuant to any existing contract or other instrument with Bluegreen or its Subsidiary), (B) contribute or roll over any shares of Bluegreen Common Stock, Bluegreen Stock Options or Bluegreen Stock Awards to Bluegreen or any of its Subsidiaries or BFC or any of its Subsidiaries or (C) receive any capital stock of Bluegreen or any of its Subsidiaries (other than pursuant to any existing employment agreement with Bluegreen or its Subsidiary) or BFC, or (ii) otherwise is entitled to benefits in connection with this Agreement or the Merger (other than in their capacities as shareholders of Bluegreen).

4.11          Solvency. None of BFC, Woodbridge or Merger Sub is entering into this Agreement or the Merger or other transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Bluegreen or any of its Subsidiaries. To the knowledge of BFC, Woodbridge and Merger Sub, based on information available to them, assuming (a) satisfaction of the conditions to their obligations to consummate the Merger, (b) the accuracy of the representations and warranties of Bluegreen set forth in Article V (without giving effect to any qualification as to “materiality” or “Bluegreen Material Adverse Effect” set forth therein) and (iii) the fair value of Dissenting Shares, as determined in accordance with the MBCA, being no greater than the per share Merger Consideration, then, after giving effect to the Merger, including the payment of the aggregate Merger Consideration and any other amounts required to be paid by Woodbridge, Merger Sub or the Surviving Corporation in connection with the consummation of the Merger, including all amounts payable in respect of Bluegreen Options and Dissenting Shares, and all related fees and expenses, each of BFC, Woodbridge and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Merger.

For the purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the “property” of such Person will, as of such date, exceed the value of all “debts” of such Person, as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

4.12          Investigation by BFC, Woodbridge and Merger Sub. BFC, Woodbridge and Merger Sub have conducted their own independent review and analysis of the businesses, assets, condition, operations and prospects of Bluegreen and its Subsidiaries. BFC, Woodbridge and Merger Sub acknowledge that they and their Representatives (a) have received access to such books and records, facilities, equipment, contracts and other assets of Bluegreen which they and their Representatives have requested to review and (b) have had opportunities to meet with the management of Bluegreen and to discuss the businesses, assets, condition, operations and prospects of Bluegreen and its Subsidiaries. In entering into this Agreement, each of BFC, Woodbridge and Merger Sub has relied solely upon its own investigation and analysis and on Bluegreen’s representations and warranties set forth in Article V, and each of them acknowledges that, except for the representations and warranties of Bluegreen set forth in Article V, no Person has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information made available to BFC, Woodbridge, Merger Sub or any of their Representatives.

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4.13          Opinion of Financial Advisor. Allen C. Ewing & Co. has (a) rendered its opinion to the Board of Directors of BFC to the effect that, as of the date of the meeting of the Board of Directors of BFC at which the Board of Directors of BFC approved this Agreement and the transactions contemplated hereby and related hereto, and subject to certain assumptions, qualifications, limitations and other matters considered in preparing and rendering such opinion, the terms of the Merger are fair from a financial point of view to BFC’s shareholders and (b) consented to the inclusion of such opinion in its entirety in the Schedule 13E-3 and any other filing required to be made by BFC or Bluegreen with the SEC with respect to the Merger to the extent inclusion of the opinion is required by applicable Law, subject to its advance review and approval thereof.

4.14          Full Disclosure. No representation or warranty of BFC, Woodbridge or Merger Sub contained in this Agreement, and none of the statements or information concerning BFC and its Subsidiaries, contained in this Agreement, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BLUEGREEN

Bluegreen represents and warrants to BFC, Woodbridge and Merger Sub as follows:

5.1              Organization; Good Standing; Power. Bluegreen is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Bluegreen has all necessary corporate power and authority to execute and deliver this Agreement and, except as contemplated in this Agreement, to consummate the Merger and the other transactions contemplated hereby. Bluegreen and its Subsidiaries have all necessary power and authority to own their respective properties and assets and to carry on their respective businesses as now conducted. Bluegreen and its Subsidiaries are duly licensed or qualified to conduct their respective businesses and are in good standing in each jurisdiction in which the nature of their respective businesses requires such qualification or license, except where the failure to be so licensed or qualified could not reasonably be expected to have a Bluegreen Material Adverse Effect.

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5.2              Capitalization.

(a)                Bluegreen’s authorized capital stock consists solely of 140,000,000 shares of Bluegreen Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (collectively, the “Bluegreen Capital Stock”). As of the date hereof, 31,555,513 shares of Bluegreen Common Stock are issued and outstanding, including 204,766 shares subject to Bluegreen Stock Awards. Each share of Bluegreen Common Stock has attached thereto an associated preferred share purchase right which was issued under the Bluegreen Rights Agreement. No shares of preferred stock, including shares designated as Series A Junior Participating Preferred Stock, are issued or outstanding as of the date hereof. As of the date hereof, approximately 10,460,237 shares of Bluegreen Common Stock are reserved for issuance under the Bluegreen Equity Compensation Plans (including, without limitation, 1,151,225 shares of Bluegreen Common Stock reserved for issuance upon the exercise of outstanding Bluegreen Options). Bluegreen does not currently hold, and under the MBCA may not hold, any shares of Bluegreen Common Stock in treasury.

(b)               All of the issued and outstanding shares of Bluegreen Capital Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the outstanding shares of Bluegreen Capital Stock have been issued in violation of any statutory preemptive rights. Bluegreen Common Stock is the only class of securities of Bluegreen with the right to vote on the transactions contemplated by this Agreement or for the election of directors of Bluegreen. Except for Bluegreen Options outstanding on the date hereof to acquire not more than 1,151,225 shares of Bluegreen Common Stock and except as contemplated by the Bluegreen Rights Agreement, there are no outstanding or existing Bluegreen Options or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of Bluegreen.

(c)                All outstanding Bluegreen Options and Bluegreen Stock Awards were granted under the Bluegreen Equity Compensation Plans, and none were issued in violation of applicable Law or the terms of the applicable Bluegreen Equity Compensation Plan. Other than Bluegreen’s current share repurchase program, as described in the Bluegreen SEC Reports, Bluegreen is not a party to or bound by any contract, agreement or arrangement to sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock. There are no agreements or understandings with respect to the voting of any shares of Bluegreen Capital Stock or which restrict the transfer of such shares to which Bluegreen is a party, nor does Bluegreen have knowledge of any such agreements or understandings to which Bluegreen is not a party. Except as set forth on Schedule 5.2, since September 30, 2012, Bluegreen has not (i) issued any shares of Bluegreen Capital Stock (or securities exercisable for or convertible into Bluegreen Capital Stock) other than upon the valid exercise of Bluegreen Options previously granted under any Bluegreen Equity Compensation Plan or (ii) granted any Bluegreen Options or Bluegreen Stock Awards under any Bluegreen Equity Compensation Plan. The terms of each of the Bluegreen Equity Compensation Plans permit the cancellation of outstanding Bluegreen Options and Bluegreen Stock Awards as provided in this Agreement without the consent or approval of the holders thereof, any other shareholders of Bluegreen, or any other Person (other than Bluegreen’s Board of Directors or a committee thereof). Schedule 5.2 hereto includes a true and complete list, as of the date hereof, of all holders of outstanding Bluegreen Options and Bluegreen Stock Awards, including the name of such holders and, with respect to each such Bluegreen Option and Bluegreen Stock Award, the number of shares of Bluegreen Common Stock purchasable upon exercise of the Bluegreen Option or subject to the Bluegreen Stock Award, the exercise or vesting schedule, the exercise price per share and the expiration date. There are no awards outstanding as of the date hereof under any Bluegreen Equity Compensation Plan other than those identified on Schedule 5.2. A true and complete copy of the Bluegreen Equity Compensation Plans and all contracts, agreements and other instruments relating to or issued thereunder have been made available to BFC, and no such plan, contract, agreement or other instrument has been amended, modified or supplemented, and there is no agreement to amend, modify or supplement any such plan, contract, agreement or other instrument in any case from the form made available to BFC.

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(d)               No bonds, debentures, notes or other indebtedness of Bluegreen having the right to vote on any matters on which shareholders may vote are issued or outstanding.

5.3              Authorization; No Violation. The execution and delivery of this Agreement by Bluegreen and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Bluegreen, and no other corporate action on the part of Bluegreen is necessary (other than the approval of this Agreement by the holders of the Bluegreen Common Stock and the filing of the Massachusetts Articles of Merger pursuant to the MBCA and the Florida Articles of Merger pursuant to the FBCA), and, subject to the terms and conditions of this Agreement and assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Bluegreen, enforceable against it in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Except as set forth on Schedule 5.3, neither the execution, delivery and performance of this Agreement by Bluegreen, nor the consummation of the transactions contemplated hereby, nor the compliance by Bluegreen with any of the provisions of this Agreement, will: (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of Bluegreen or any Subsidiary of Bluegreen under any of the terms, conditions or provisions of (I) the Articles of Organization or Bylaws (or analogous organizational documents) of Bluegreen or any of its Subsidiaries or (II) any Bluegreen Material Contract; (b) violate any Law or any Order applicable to Bluegreen or any of its Subsidiaries or any of their respective properties or assets; or (c) require any filing, declaration or registration by Bluegreen with, or permission, determination, waiver, authorization, consent or approval of, any Governmental Entity (except for (w) compliance with any applicable requirements of the Securities Act or the Exchange Act (including, without limitation, the filing of the Bluegreen Proxy Statement, the Schedule 13E-3 and such other reports under Section 13(a) or 15(d) of the Exchange Act with the SEC as may be required in connection with this Agreement and the transactions contemplated hereby), (x) any filings as may be required under the MBCA and the FBCA in connection with the Merger, including, without limitation, the Massachusetts Articles of Merger and the Florida Articles of Merger, (y) any filings as may be required by the HSR Act and (z) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws), except in the case of clauses (a)(II), (b) or (c), where such violation, conflict, breach, default, termination, acceleration, Lien, security interest, charge, encumbrance or failure to make such filings or applications could not reasonably be expected to have a Bluegreen Material Adverse Effect.

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5.4              Subsidiaries. Set forth on Schedule 5.4 is a list of each Subsidiary of Bluegreen, including its name and jurisdiction of organization. Except as set forth on Schedule 5.4, Bluegreen does not own more than 20% of the capital stock or similar interests in or control any entities (including, without limitation, corporations, limited liability companies, partnerships, joint ventures and inactive corporations). Except as set forth on Schedule 5.4, Bluegreen is the beneficial owner, directly or indirectly, of 100% of the outstanding equity interests in each of its Subsidiaries, and all of the shares of capital stock or other equity interests of Bluegreen’s Subsidiaries are beneficially owned, directly or indirectly, by Bluegreen free and clear of any Liens. Each Subsidiary of Bluegreen is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

5.5              Exchange Act Reports; Financial Statements.

(a)                Since January 1, 2009, Bluegreen has filed all reports and other documents required to be filed by it with the SEC under the Exchange Act, including, but not limited to, proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (as such documents have been amended since the time of their filing, collectively, the “Bluegreen SEC Reports”). As of the respective dates they were filed with the SEC, or if amended prior to the date hereof, as of the date of the last such amendment, the Bluegreen SEC Reports, including, without limitation, all documents incorporated by reference into such reports, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Except as set forth on Schedule 5.5(a), as of the date hereof, there are no amendments or modifications to contracts, agreements or other instruments which previously had been filed by Bluegreen with the SEC pursuant to the Securities Act or the Exchange Act or any other contracts, agreements or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by Bluegreen.

(b)               The Bluegreen Financial Statements as of the dates thereof and for the periods covered thereby, present fairly, in all material respects, the financial position, results of operations, and cash flows of Bluegreen and its Subsidiaries on a consolidated basis (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments which did not and are not expected to have a Bluegreen Material Adverse Effect). Any supporting schedules included in the Bluegreen SEC Reports present fairly, in all material respects, the information required to be stated therein. Such Bluegreen Financial Statements and supporting schedules were prepared: (i) in accordance with the requirements of Regulation S-X promulgated by the SEC; and (ii) except as otherwise noted in the Bluegreen SEC Reports, in conformity with GAAP applied on a consistent basis in accordance with past practice. Other than as disclosed in the Bluegreen Financial Statements, neither Bluegreen nor any of its Subsidiaries has any liabilities, commitments or obligations of any nature whatsoever, whether accrued, contingent or otherwise, that would be required to be reflected on, or reserved against in, a balance sheet or in notes thereto, prepared in accordance with GAAP, other than liabilities, commitments or obligations incurred since September 30, 2012 in the ordinary course of business to Persons other than Affiliates of Bluegreen or that could not reasonably be expected to have a Bluegreen Material Adverse Effect.

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5.6              Absence of Certain Changes. Except as set forth on Schedule 5.6 or as disclosed in the Bluegreen SEC Reports, since September 30, 2012, (a) Bluegreen and its Subsidiaries have conducted their respective businesses in the ordinary and usual course, consistent with past practices, and (b) there has not been any event, occurrence, development or set of circumstances or facts which (i) has had or could reasonably be expected to have a Bluegreen Material Adverse Effect, (ii) could reasonably be expected to render any of the representations and warranties of Bluegreen contained in this Agreement incorrect or untrue as of the Closing Date or (iii) would result in a violation of the covenants set forth in Section 6.1 of this Agreement had such events, occurrences, developments or set of circumstances or facts occurred after the date hereof.

5.7              Taxes. Except as set forth on Schedule 5.7 or in the Bluegreen SEC Reports, and except for such matters as could not reasonably be expected to have a Bluegreen Material Adverse Effect, (a) Bluegreen and each of its Subsidiaries have timely filed or shall timely file all Tax Returns and reports required to be filed by them with any Taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Bluegreen and its Subsidiaries, (b) all Taxes shown to be payable on such Tax Returns or reports that are due prior to the Effective Time have been paid or shall be paid, (c) no deficiency for any amount of Tax has been asserted or assessed by a Taxing authority against Bluegreen or any of its Subsidiaries, (d) Bluegreen has provided adequate reserves in the Bluegreen Financial Statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns or reports, and (e) no audit or other administrative proceedings are presently being conducted or have been threatened in writing against Bluegreen or any of its Subsidiaries by a Taxing authority.

5.8              Investigations, Litigation. Except as set forth on Schedule 5.8 or in the Bluegreen SEC Reports, there is no investigation by any Governmental Entity or any action, suit, proceeding or claim pending, or, to the knowledge of Bluegreen, threatened, against Bluegreen or any of its Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or business of Bluegreen or any of its Subsidiaries which, if determined adversely to Bluegreen or such Subsidiary, could reasonably be expected to have a Bluegreen Material Adverse Effect. Except as disclosed on Schedule 5.8, (a) neither Bluegreen nor any of its Subsidiaries, nor any director, manager, officer, employee or agent of Bluegreen or any of its Subsidiaries (in their respective capacities as such), is a party to any, and there are no pending, or, to the knowledge of Bluegreen, threatened, material legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against Bluegreen or any of its Subsidiaries, or any director, officer, employee or agent of Bluegreen or any of its Subsidiaries (in their respective capacities as such), or involving any property or assets of Bluegreen or any of its Subsidiaries and (b) to the knowledge of Bluegreen, there is no outstanding Order of any Governmental Entity entered specifically against or materially affecting Bluegreen or any of its Subsidiaries, or any of their respective assets, businesses or operations.

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5.9              Bluegreen Material Contracts. Each Bluegreen Material Contract has been filed as an exhibit to a Bluegreen SEC Report or is set forth on Schedule 5.9. Except as could not reasonably be expected to have a Bluegreen Material Adverse Effect, (a) each Bluegreen Material Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof and (b) Bluegreen and each of its Subsidiaries have performed in all material respects all obligations required to be performed by such entity to date under, and are not in material default in respect of, any Bluegreen Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. Except as set forth on Schedule 5.9, no consent of or notice to third parties is required pursuant to the terms of any Bluegreen Material Contract or other material agreement to which Bluegreen or any of its Subsidiaries is a party as a consequence of this Agreement or the transactions contemplated hereby, except for any such consents or notices which if not obtained or given could not reasonably be expected to have a Bluegreen Material Adverse Effect. To the knowledge of Bluegreen, no other party to any Bluegreen Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. Bluegreen has made available to BFC true, correct and complete copies of all the written Bluegreen Material Contracts (together with any and all amendments or modifications to the Bluegreen Material Contracts to date), and a brief written summary or description of each oral Bluegreen Material Contract.

5.10          Compliance with Laws; Permits. Except as could not reasonably be expected to have a Bluegreen Material Adverse Effect, neither Bluegreen nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Bluegreen or any of its Subsidiaries or any of their respective assets, properties or operations, including, without limitation, those relating to the sale of, or other activities relating to, vacation ownership interests and the ownership, operation and maintenance of the Bluegreen Vacation Club. Bluegreen and each of its Subsidiaries has all Permits necessary to own, lease and operate its assets and to conduct its business as presently conducted, except those the absence of which could not reasonably be expected to have a Bluegreen Material Adverse Effect. There has occurred no material violation of, suspension, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, material amendment or cancellation of, with or without notice or lapse of time or both, any such material Permit. There is no event that, to the knowledge of Bluegreen, could reasonably be expected to result in the revocation, cancellation or adverse modification of any such Permit that, individually or in the aggregate, could reasonably be expected to have a Bluegreen Material Adverse Effect.

5.11          Broker’s and Finder’s Fees. No broker, finder or investment banker other than Cassel Salpeter & Co., LLC, the fees and expenses of which have been or will be paid by Bluegreen, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Merger or other transactions contemplated hereby based upon arrangements made by or on behalf of Bluegreen or any of its Subsidiaries.

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5.12          Schedule 13E-3; Bluegreen Proxy Statement. None of the information included in the Schedule 13E-3 or Bluegreen Proxy Statement relating to Bluegreen will, at the time the such documents are filed with the SEC, the date of mailing to Bluegreen’s shareholders (with respect to the Bluegreen Proxy Statement) or the date of the Bluegreen Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

5.13          State Takeover Laws. Bluegreen has taken all action necessary on its part to exempt the Merger, this Agreement and the transactions contemplated hereby, and the Merger, this Agreement, and (except for the taking of any actions that may be necessary on the part of BFC, Woodbridge or Merger Sub in order for such matters to be so exempt) the transactions contemplated hereby are exempt, from any applicable state anti-takeover statutes, including, without limitation, Chapters 110C, 110D, 110E and 110F of the General Laws of Massachusetts.

5.14          Opinion of Financial Advisor. Cassel Salpeter & Co., LLC has (a) rendered its opinion to the Special Committee to the effect that, as of the date of the meeting of the Special Committee at which the Special Committee recommended that the Board of Directors of Bluegreen approve this Agreement and subject to certain assumptions, qualifications, limitations and other matters considered in preparing and rendering such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Bluegreen Common Stock other than BFC and its Affiliates and (b) consented to the inclusion of such opinion in its entirety in the Bluegreen Proxy Statement and any other filing required to be made by Bluegreen with the SEC with respect to the Merger to the extent inclusion of the opinion is required by applicable Law, subject to its advance review and approval thereof.

5.15          Employee Benefits. Except as otherwise expressly provided herein, the execution and delivery by Bluegreen of this Agreement do not, and the consummation of the Merger and other transactions contemplated hereby and compliance with the terms hereof, whether alone or in conjunction with any other event, will not (a) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Bluegreen Benefit Plan or (b) result in any breach or violation of, or a default under, any Bluegreen Benefit Plan.

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5.16          Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Bluegreen Material Adverse Effect, (i) Bluegreen and its Subsidiaries have been and are in compliance with applicable Environmental Laws, (ii) none of Bluegreen, any of its Subsidiaries or, to the best of Bluegreen’s knowledge, any other owners of any of the real property owned, leased, operated or managed by Bluegreen or any of its Subsidiaries (the “Properties”) at any time, has at any time released (as such term is defined in CERCLA) or otherwise disposed of Hazardous Materials on, to, in, under or from the Properties or any other real properties previously owned, leased, operated or managed by Bluegreen or any of its Subsidiaries other than in compliance with all Environmental Laws, (iii) neither Bluegreen nor any of its Subsidiaries intends to use the Properties or any subsequently acquired properties, other than in compliance with applicable Environmental Laws, (iv) neither Bluegreen nor any of its Subsidiaries has received any written notice of, or has any knowledge of any occurrence or circumstance which, with notice or passage of time or both, would give rise to a claim under or pursuant to any Environmental Law with respect to the Properties, any other real properties previously owned, leased, operated or managed by Bluegreen or any of its Subsidiaries, or their respective assets or arising out of the conduct of Bluegreen or its Subsidiaries, (v) none of the Properties are included or, to the best of Bluegreen’s knowledge, proposed for inclusion on the National Priorities List issued by the United States Environmental Protection Agency pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (“CERCLA”), or any similar list or inventory issued pursuant to any other Environmental Law or issued by any other Governmental Entity, (vi) none of Bluegreen, any of its Subsidiaries or agents or, to the best of Bluegreen’s knowledge, any other Person for whose conduct any of them is held responsible, has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Material at any of the Properties, except in compliance with all applicable Environmental Laws, and has not transported or arranged for the transport of any Hazardous Material from the Properties or any other real properties previously owned, leased, operated or managed by Bluegreen or any of its Subsidiaries to another property, except in compliance with all applicable Environmental Laws, (vii) no Lien has been imposed on the Properties by any Governmental Entity in connection with the presence on or off such Property of any Hazardous Material, and (viii) none of Bluegreen, any of its Subsidiaries or, to Bluegreen’s knowledge, any other Person for whose conduct any of them is held responsible, has entered into or been subject to any Order with respect to the Properties or any facilities or improvements or any operations or activities thereon.

As used herein, “Hazardous Material” shall include, without limitation, any flammable materials, explosives, radioactive materials, hazardous materials, hazardous substances, hazardous wastes, toxic substances or related materials, asbestos, petroleum, petroleum products and any hazardous material as: (i) defined by or in any federal, state or local environmental law, statute, ordinance, rule or regulation, including, without limitation, CERCLA, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Clean Air Act, the Clean Water Act (Federal Water Pollution Control Act), the Safe Drinking Water Act, the Occupational Safety and Health Act, any analogous state laws and any and all regulations promulgated pursuant to each of the foregoing, in each case as amended from time to time (such statutes, laws and regulations, together with environmental statutes, laws and regulations not specifically defined herein, are referred to herein, individually, as an “Environmental Law” and, collectively, as the “Environmental Laws”); or (ii) otherwise defined or interpreted by any Governmental Entity.

5.17          Investigation by Bluegreen; No Other Representations or Warranties. Bluegreen has conducted its own independent review and analysis of BFC, Woodbridge and Merger Sub. In entering into this Agreement, Bluegreen has relied solely upon its own investigation and analysis and on BFC’s, Woodbridge’s and Merger Sub’s representations and warranties set forth in Article IV, and Bluegreen acknowledges that, except for such representations and warranties, no Person has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information made available to Bluegreen or any of their Representatives.

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5.18          Full Disclosure. No representation or warranty of Bluegreen contained in this Agreement, and none of the statements or information concerning Bluegreen and its Subsidiaries contained in this Agreement or the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

ARTICLE VI
CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

6.1              Conduct of Business by Bluegreen. During the period from the date of this Agreement through the earlier of the termination of this Agreement and the Effective Time, except (a) as may be required by Law or contemplated by this Agreement, or (b) with the prior written consent of BFC, the business of Bluegreen and its Subsidiaries shall be conducted only in the ordinary course of business and consistent with past practice, and in compliance in all material respects with all applicable Laws and the requirements of all Bluegreen Material Contracts, and Bluegreen shall, and shall cause each of its Subsidiaries to, (i) preserve intact its current business organization, (ii) preserve its relationships and goodwill with its customers, suppliers and others having significant business dealings with it and (iii) keep available the services of its current officers and other key employees. Without limiting the generality of the foregoing, except (x) as may be required by Law or contemplated by this Agreement, or (y) with the prior written consent of BFC, neither Bluegreen nor any of its Subsidiaries will:

(a)                change or amend its articles of organization or bylaws (or similar organizational documents);

(b)               except for Bluegreen Common Stock to be issued upon exercise of Bluegreen Options outstanding on the date of this Agreement or to the extent required under the terms and conditions of the Bluegreen Rights Agreement, issue, sell, or grant any shares of capital stock or any options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any of the capital stock of Bluegreen or any of its Subsidiaries or rights or obligations convertible into or exchangeable for any such shares of capital stock;

(c)                acquire, or sell, lease, license, transfer or otherwise dispose of, any assets (including, without limitation, interests in any Person) or rights other than in the ordinary course of business consistent with past practices;

(d)               divide, combine or reclassify any of its capital stock or otherwise make any changes in its capital structure;

(e)                declare, pay, or set aside for payment any dividend or other distribution in respect of its capital stock or other equity securities, except for dividends by a wholly-owned subsidiary of Bluegreen;

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(f)                (i) incur, issue or assume any indebtedness for borrowed money or guarantee thereof or otherwise become liable for any indebtedness for borrowed money, including increasing the indebtedness for borrowed money under agreements in existence as of the date hereof (other than due to scheduled interest accruals and fees set forth in such agreements); (ii) make any loans, advances or capital contributions to, or investments in, any other Person, in each case other than to any wholly-owned Subsidiary of Bluegreen; or (iii) sell, transfer or hypothecate any accounts receivable; in the case of each of the foregoing clauses (i), (ii) and (iii), other than in the ordinary course of business consistent with past practices;

(g)               except as contemplated by the terms of any Bluegreen Equity Compensation Plan or any contract, agreement or other instrument evidencing any outstanding Bluegreen Option or Bluegreen Stock Award, as such terms are in effect as of the date hereof, (i) amend or waive any of its rights under, or accelerate the vesting under, any provision of any Bluegreen Equity Compensation Plan or any provision of any contract, agreement or other instrument evidencing any outstanding Bluegreen Option or Bluegreen Stock Awards, or (ii) otherwise modify any of the terms of any outstanding Bluegreen Option or Bluegreen Stock Award;

(h)               establish, adopt, enter into or amend any Bluegreen Benefit Plan, including, without limitation, any employment or consulting agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees or consultants, in each case except (i) as required by the terms of any Bluegreen Benefit Plan as in effect on the date hereof or agreement existing as of the date hereof and disclosed to BFC, (ii) for reimbursement of expenses in the ordinary course of business, (iii) employment agreements entered into to replace an existing employee of Bluegreen who was subject to any employment agreement with Bluegreen, which new employment agreement shall be on terms no less favorable to Bluegreen than those contained in the employment agreement of the employee that was replaced, or (iv) periodic changes to compensation arrangements in the ordinary course of business consistent with past practices;

(i)                 (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract, agreement or other instrument that would be a Bluegreen Material Contract; (ii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract, agreement or other instrument that would require the consent of any party thereto (other than Bluegreen or its Subsidiaries) in connection with the Merger and other transactions contemplated hereby; or (iii) modify, amend, terminate or waive any material rights under any Bluegreen Material Contract;

(j)                 make or commit to any capital expenditure or expenditures outside of the ordinary course of business and not consistent with past practices;

(k)               make any pledge of any of its material assets or permit any of its material assets to become subject to any Liens, except for Permitted Liens, other than in the ordinary course of business consistent with past practices;

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(l)                 adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(m)             change any of its accounting methods unless required by GAAP;

(n)               take any action that would cause Bluegreen’s representations and warranties set forth in this Agreement which (i) are not qualified as to materiality or “Bluegreen Material Adverse Effect” to be untrue in any material respect or (ii) are qualified as to materiality or “Bluegreen Material Adverse Effect” to be untrue;

(o)               make, change or revoke any election in respect of Taxes, file any amended Tax Return, or adopt or change any material accounting method or period in respect of Taxes;

(p)               commence or settle any legal or regulatory action, suit, proceeding or claim other than in the ordinary course of business and consistent with past practices;

(q)               take any other action that would reasonably be likely to materially delay the Merger or result in a Bluegreen Material Adverse Effect; or

(r)                 agree to take, or make any commitment to take, any of the foregoing actions.

6.2              Notice. BFC, Woodbridge and Merger Sub, on the one hand, and Bluegreen, on the other hand, will promptly notify the other of (i) any event of which it obtains knowledge which has or is reasonably likely to have a Purchaser Material Adverse Effect or Bluegreen Material Adverse Effect, as the case may be, (ii) any event or circumstance that constitutes or could reasonably be expected to constitute a breach of any of the representations, warranties or covenants of such party or parties contained herein, (iii) any event or circumstance which could materially and adversely affect the party’s or parties’ ability to satisfy the conditions to the Merger or (iv) any determination made by the party or parties of its or their in ability to fulfill any of the conditions to performance by the other party or parties hereunder.

ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS

7.1              Access to Information. From the date hereof through the Effective Time, Bluegreen shall permit BFC, Woodbridge and Merger Sub, and their authorized Representatives, reasonable access during regular business hours to the properties of Bluegreen and each of its Subsidiaries. Bluegreen shall, and shall cause its Subsidiaries to, make its directors, management and other employees and agents and authorized Representatives available to confer with BFC, Woodbridge and Merger Sub, and their authorized Representatives, at reasonable times and upon reasonable request, and Bluegreen shall disclose and make available to BFC, Woodbridge and Merger, and shall cause its Subsidiaries and the agents and authorized Representatives of Bluegreen and its Subsidiaries, to disclose and make available to BFC, Woodbridge and Merger Sub, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Bluegreen and its Subsidiaries. BFC, Woodbridge and Merger Sub may make or cause to be made such investigation of the records, business and properties of Bluegreen and its Subsidiaries as BFC, Woodbridge and Merger Sub deem necessary or advisable to familiarize themselves and their Representatives with such business, properties and other matters, provided that any such investigation shall be reasonably related to the Merger and other transactions contemplated hereby and shall not unduly interfere with the normal operations of Bluegreen or any of its Subsidiaries. BFC, Woodbridge and Merger Sub agree to maintain the confidentiality of all information they receive pursuant to this Section 7.1, except as otherwise required by Law.

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7.2              Public Announcements. Any public announcement made by or on behalf of any party hereto prior to the termination of this Agreement concerning this Agreement, the Merger or other transactions contemplated hereby or any other aspect of the dealings between the parties as contemplated hereby must first be approved by the other party or parties (any such approval not to be unreasonably withheld or delayed), subject to applicable Law, provided such party shall use its reasonable efforts in good faith to consult with the other party or parties as to all such public announcements.

7.3              No Solicitation.

(a)                From and after the date of this Agreement until such time, if any, as Bluegreen’s shareholders approve this Agreement in accordance with the MBCA, subject to Section 7.3(b), without the prior written consent of Woodbridge, Bluegreen will not, and will not permit its directors, officers, employees, investment bankers, attorneys, accountants or other Representatives, agents or Affiliates to, directly or indirectly, (i) solicit, initiate or knowingly encourage any Acquisition Proposals or any inquiries or proposals that could reasonably be expected to lead to any Acquisition Proposals, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person in connection with, any Acquisition Proposal or under circumstances that could reasonably be expected to result in an Acquisition Proposal or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. As used herein, the term “Acquisition Proposal” shall mean any proposal relating to a possible (A) merger, consolidation, share exchange, business combination or similar transaction involving Bluegreen or any of its Subsidiaries, (B) sale, lease, exchange, transfer or other disposition (other than sales of inventory in the ordinary course of business consistent with past practices), directly or indirectly, by merger, consolidation, share exchange or otherwise (whether in one or more transactions), of all or substantially all of the assets of Bluegreen and its Subsidiaries on a consolidated basis, (C) liquidation, dissolution, recapitalization or other similar type of transaction involving Bluegreen or any of its Subsidiaries, (D) tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of Bluegreen Common Stock, or other transaction involving Bluegreen in which any Person or group shall acquire or have the right to acquire beneficial ownership of ten percent (10%) or more of the outstanding shares of Bluegreen Common Stock or (E) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger and the transactions contemplated hereby or related thereto (or any modification thereof or proposal relating thereto). Bluegreen will, and will direct all of its directors, officers, employees, investment bankers, attorneys, accountants and other Representatives, agents and Affiliates to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

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(b)               Notwithstanding the provisions of Section 7.3(a) above, if a Person or group other than BFC or any of its Affiliates (any such Person or group, a “Third Party”) after the date of this Agreement submits to Bluegreen or its Board of Directors or Special Committee, not resulting from a breach of Section 7.3(a) above, an unsolicited, bona fide, written Acquisition Proposal, and Bluegreen’s Board of Directors or Special Committee reasonably determines in good faith (i) after consultation with their Representatives that such Acquisition Proposal will result in, or upon further discussion with or due diligence by such Third Party could reasonably be expected to constitute or result in, a Superior Proposal and (ii) after consultation with outside legal counsel, that the failure to take the action set forth in (A) and (B) below may be inconsistent with its fiduciary duties under applicable Law, then, in such case Bluegreen may (A) furnish information about its business to the Third Party under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such Third Party, provided that Bluegreen contemporaneously furnishes to Woodbridge all such non-public information furnished to the Third Party and (B) negotiate and participate in discussions and negotiations with such Third Party with respect to such Acquisition Proposal. In the event that, after the date of this Agreement and prior to such time, if any, as Bluegreen’s shareholders approve this Agreement in accordance with the MBCA, Bluegreen receives a Superior Proposal not in violation of Section 7.3(a) and Bluegreen’s Board of Directors or Special Committee determines, in good faith and after consultation with their Representatives, that the failure to do so would be inconsistent with fiduciary duties owed by directors under applicable Law, then Bluegreen’s Board of Directors or Special Committee may: (x) withhold, withdraw, modify or change its approval or recommendation of this Agreement or the Merger and/or (y) if applicable, approve or recommend the Superior Proposal to Bluegreen’s shareholders, provided, in each case, Bluegreen provides Woodbridge with at least two (2) Business Days prior written notice stating that it intends to take such actions and setting forth the information specified in Section 7.3(c) with respect to any Superior Proposal which it intends to accept or recommend. For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash (not subject to a financing contingency) and/or securities, and otherwise on terms which Bluegreen’s Board of Directors or Special Committee determines, after consultation with their Representatives, are more favorable to Bluegreen’s shareholders from a financial point of view than the Merger or other revised proposal submitted by Woodbridge or its Affiliates prior to such determination, taking into account the ability of the Third Party to consummate the Superior Proposal on substantially the terms proposed. Nothing contained herein shall prohibit Bluegreen from taking, and disclosing to its shareholders, a position required by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A of the SEC.

(c)                Bluegreen will notify Woodbridge immediately, and in any event within one (1) Business Day, if (i) an Acquisition Proposal is made or is modified in any material respect (including, without limitation, any written material provided by the offeror, the principal terms and conditions of any such Acquisition Proposal or modification thereto and the identity of the offeror), in which case Bluegreen will provide a copy of the Acquisition Proposal concurrently with such notice or (ii) Bluegreen furnishes non-public information to, or enters into discussions or negotiations with respect to an Acquisition Proposal with, any Third Party.

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(d)               In addition to the obligations set forth in Section 7.3(a), (b) and (c), Bluegreen, as promptly as practicable, will advise Woodbridge orally and in writing of any request for information that could reasonably be expected to lead to an Acquisition Proposal, and the material terms and conditions of such request or inquiry, and keep Woodbridge informed in all material respects of the status of any such request or inquiry. Bluegreen shall also provide Woodbridge with prior telephonic (promptly confirmed in writing) or written notice of any meeting of its Board of Directors (or any committee thereof, including, the Special Committee) at which its Board of Directors or any such committee is expected or could reasonably be expected to consider an Acquisition Proposal, together with a copy of the documentation relating to such Acquisition Proposal to the extent such documentation is then available (and otherwise provide such documentation to Woodbridge as soon as available).

7.4              Bluegreen Proxy Statement; Schedule 13E-3.

(a)                As promptly as reasonably practicable after the execution of this Agreement, Bluegreen shall prepare the Proxy Statement and file it with the SEC, and Bluegreen, BFC, Woodbridge, Merger Sub and all other filing Persons required by the applicable rules and regulations of the SEC shall jointly prepare and file the Schedule 13E-3 with the SEC.

(b)               The parties shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement or the Schedule 13E-3. The parties shall notify each other promptly upon receipt by such party, including any Affiliate or Representative of such party, of any comments from the SEC or its staff with respect to, and of any request by the SEC or its staff for amendments or supplements to, the Proxy Statement or the Schedule 13E-3, and the parties shall supply each other with copies of all correspondence between them, including any of their respective Affiliates or Representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3.

(c)                Each of BFC, Woodbridge and Merger Sub shall cooperate with Bluegreen in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to Bluegreen in writing upon request any and all information relating to it as may be reasonably required to be set forth in the Proxy Statement under applicable Law. Each party shall cooperate with the other parties in connection with the Schedule 13E-3. BFC, Woodbridge and Merger Sub shall use their reasonable best efforts to ensure that the information supplied by them for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3 will not, on the date or dates the Proxy Statement or Schedule 13E-3 is filed with the SEC, on the date or dates the Proxy Statement is mailed to Bluegreen’s shareholders, and at the time of the Bluegreen Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Bluegreen shall use its reasonable best efforts to ensure that (i) the Proxy Statement and Schedule 13E-3 will not, on the date or dates the Proxy Statement or Schedule 13E-3 is filed with the SEC, on the date or dates the Proxy Statement is mailed to Bluegreen’s shareholders, and at the time of the Bluegreen Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (ii) the Proxy Statement will comply in all material respects with the applicable requirements of the Exchange Act, provided, in each case, that Bluegreen assumes no responsibility with respect to information supplied in writing, or failed to be supplied, by or on behalf of BFC, Woodbridge or Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3. Each party will use its reasonable best efforts to ensure that the Schedule 13E-3 complies in all material respects with the applicable requirements of the Exchange Act, provided BFC, Woodbridge and Merger Sub, on the one hand, and Bluegreen, on the other hand, assume no responsibility with respect to information supplied in writing, or failed to be supplied, by or on behalf of the other for inclusion or incorporation by reference in the Schedule 13E-3. Prior to filing with the SEC, or mailing to shareholders, of the Proxy Statement, filing the Schedule 13E-3 with the SEC, or filing any other required document (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each party shall provide the other with a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

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7.5              Bluegreen Meeting.

(a)                As soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement and the Schedule 13E-3, Bluegreen shall duly call, establish a record date for and give notice of, and thereafter as soon as reasonably practicable convene and hold, the Bluegreen Meeting.

(b)               Except as provided in Section 7.3(b) with respect to the right of Bluegreen’s Special Committee or Board of Directors to withhold, withdraw, modify or change its recommendation to Bluegreen’s shareholders, Bluegreen shall use its reasonable efforts in good faith to secure the vote of its shareholders required under the MBCA and include in the Bluegreen Proxy Statement the recommendation of its Board of Directors in favor of this Agreement.

(c)                Woodbridge shall vote all of its shares of Bluegreen Common Stock at the Bluegreen Meeting in favor of this Agreement.

7.6              Employee Benefit Plans. As appropriate, Bluegreen’s Board of Directors shall adopt resolutions to discontinue the sale or contribution (for any applicable period that has not yet commenced) of Bluegreen Common Stock pursuant to any Bluegreen Plan subject to Section 401(a) of the Code, or otherwise shall cause such discontinuance. If such resolutions have previously been adopted by Bluegreen’s Board of Directors, Bluegreen shall provide copies thereof to BFC as promptly as practicable and, in any event, prior to the Effective Time.

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7.7              Indemnification.

(a)                After the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Bluegreen (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Woodbridge, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Bluegreen if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger) regardless of whether such Claim is asserted or claimed before, at or after the Effective Time (the “Indemnified Liabilities”), to the same extent provided for under the MBCA in effect as of the date hereof and under the Articles of Organization or Bylaws of Bluegreen as in effect on the date hereof. The Surviving Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the same extent provided for under the MBCA in effect on the date hereof and under the Articles of Organization or Bylaws of Bluegreen as in effect on the date hereof upon receipt of any undertaking required by applicable Law or the Articles of Organization or Bylaws of Bluegreen as in effect on the date hereof. Any Indemnified Party wishing to claim indemnification under this Section 7.7(a), upon learning of any Claim, shall immediately notify Woodbridge (but the failure to so notify Woodbridge shall not relieve it from any liability which it may have under this Section 7.7(a) except to the extent such failure prejudices Woodbridge) and shall deliver to Woodbridge any undertaking required by applicable Law. The Surviving Corporation shall ensure, to the extent permitted under applicable Law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the Articles of Organization or Bylaws of Bluegreen as in effect on the date hereof, or allowed under applicable Law as in effect on the date hereof with respect to Indemnified Liabilities, shall survive the consummation of the transactions contemplated by this Agreement.

(b)               For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ and in-house counsel liability insurance maintained by Bluegreen (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous, or in lieu thereof obtain single limit tail coverage providing at least the same coverage and amount containing terms and conditions which are substantially no less advantageous for such period (which shall be purchased by Bluegreen immediately prior to Closing upon the request of Woodbridge)) with respect to claims arising from facts or events which occurred before the Effective Time.

(c)                The obligations of the Surviving Corporation provided under Section 7.7(a) and (b) are intended to be enforceable against the Surviving Corporation directly by the Indemnified Parties and shall be binding on all successors and permitted assigns of the Surviving Corporation.

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7.8              Further Assurances; Financing.

(a)                Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable on the part of such party, to consummate and make effective the Merger and other transactions contemplated by this Agreement at the earliest practicable date, including, without limitation, obtaining all required consents, approvals, waivers, exemptions, amendments and authorizations, giving all notices, and making or effecting all filings, registrations, applications, designations and declarations, including, but not limited to, those described in the schedules to this Agreement, and each party shall cooperate fully with the others (including by providing any necessary information) with respect to the foregoing. In case, at any time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the parties shall use all reasonable efforts in good faith to take all such necessary action.

(b)               Without limiting the generality of Section 7.8(a), at all times after the date hereof and prior to the Closing Date, (i) each of BFC, Woodbridge and Merger Sub shall use its reasonable best efforts to consummate any and all financings required in order to consummate the Merger (and promptly advise Bluegreen of any material developments with respect to such efforts and financings) and (ii) Bluegreen shall provide, and shall use its reasonable best efforts to cause its Representatives to provide, to BFC, Woodbridge and Merger Sub, such cooperation reasonably requested by them in connection with the arrangement, syndication (including marketing efforts in connection therewith) and consummation of such financings, including furnishing or making available financial and other information and documents, participating in meetings, presentations and due diligence sessions, and participating in the negotiation of, and executing and delivering, customary financing agreements and documents, including loan agreements, promissory notes, closing certificates and documents, and authorization letters, in each case, as may be reasonably requested by Woodbridge; provided that (A) such requested cooperation does not unreasonably interfere with the ongoing operations of Bluegreen or any of its Subsidiaries, (B) no obligation of Bluegreen or any of its Subsidiaries, or any Lien on any of their respective assets, in connection with any such financing shall be effective until the Effective Time (other than any customary authorization letters) and (C) no director or officer of Bluegreen or any of its Subsidiaries shall be required to execute any agreement, certificate, document or instrument with respect thereto that would be effective prior to the Effective Time.

7.9              Tax Treatment. The parties agree (a) that the Merger shall be treated for tax purposes as an acquisition of the shares of Bluegreen Common Stock by Woodbridge in consideration for the Merger Consideration and (b) to take any and all actions in connection therewith, including the reporting of the Merger in accordance therewith.

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7.10          Shareholder Litigation. The parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any shareholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of, and without in any way limiting, the foregoing, each of the parties shall use its respective commercially reasonable efforts in good faith to prevail in such litigation (or, with the consent of the other parties, settle such litigation) so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, no party shall compromise or settle any litigation commenced against it or any of its directors or officers relating to this Agreement or the Merger or other transactions contemplated hereby without the prior written consent of the other parties, which shall not be unreasonably withheld or delayed.

7.11          HSR Act. If, and to the extent, required, the parties will (a) take all commercially reasonable actions necessary to file as soon as practicable after the date of this Agreement notifications under the HSR Act with respect to the Merger, (b) comply at the earliest practicable date with any request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) request early termination of all applicable waiting periods.

7.12          Appointment of Directors. BFC shall use its best efforts to cause the directors of Bluegreen who are not directors of BFC immediately prior to the Effective Time to be appointed to the Board of Directors of BFC at the Effective Time.

7.13          Cancellation of Bluegreen Rights Agreement. Prior to the Effective Time, Bluegreen shall cause to be taken such actions as are necessary to terminate the Bluegreen Rights Agreement and cause the Bluegreen Rights Agreement to be inapplicable to the Merger and other transactions contemplated hereby.

7.14          Merger Sub Compliance. BFC and Woodbridge shall cause Merger Sub to comply promptly with all of Merger Sub’s obligations under this Agreement, and Merger Sub shall not engage in any activities of any nature except as provided in, contemplated by or related to this Agreement, the Merger and other transactions contemplated hereby.

7.15          Section 16 Matters. Prior to the Effective Time, Bluegreen shall take such steps as may be reasonably required to cause dispositions of its securities pursuant to the Merger and other transactions contemplated by this Agreement by each individual who is a director or officer of Bluegreen to be exempt under Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS

8.1              Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) prior to or at the Closing of the following conditions:

(a)                The Merger shall have received the requisite approval and authorization of the shareholders of Bluegreen under the MBCA.

(b)               No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger or other transactions contemplated hereby, and there shall be no Order of a Governmental Entity precluding consummation of the Merger or other transactions contemplated hereby.

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(c)                All consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required by or with respect to Bluegreen, BFC or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby shall have been obtained or made, including, without limitation, the expiration or termination of any notice and waiting period under the HSR Act, if applicable, other than consents, approvals, Orders, authorizations, registrations, declarations or filings which if not made or obtained could not reasonably be expected to materially adversely affect the financial condition or operations of the Surviving Corporation after consummation of the Merger. All of such consents and approvals shall have been obtained without the imposition of any conditions which, in the opinion of Woodbridge, could reasonably be expected to materially adversely affect the financial condition or operations of the Surviving Corporation after consummation of the Merger.

8.2              Conditions to Bluegreen’s Obligation to Effect the Merger. The obligations of Bluegreen to consummate and effect the Merger and the other transactions contemplated hereby are further subject to the satisfaction or waiver by Bluegreen (to the extent permitted by applicable Law) of the following conditions:

(a)                The representations and warranties of BFC, Woodbridge and Merger Sub set forth in this Agreement that are qualified by materiality or “Purchaser Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as if made on and as of the Effective Time, and the representations and warranties of BFC, Woodbridge and Merger Sub contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as if made on and as of the Effective Time except, in each case, for those representations and warranties which address matters only as of a particular date (which shall remain true and correct or true and correct in all material respects, as applicable, as of such date).

(b)               Each of BFC, Woodbridge and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time; provided, however, that this condition shall not apply to any agreement or covenant of BFC, Woodbridge or Merger Sub if the failure by such party to so perform or comply is attributable to Bluegreen.

(c)                Each of BFC, Woodbridge and Merger Sub shall have delivered to Bluegreen a certificate, dated the Effective Time and signed by their respective Chief Executive Officers and Chief Financial Officers, certifying the satisfaction of the conditions set forth in Sections 8.2(a) and (b).

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8.3              Conditions to BFC’s, Woodbridge’s and Merger Sub’s Obligation to Effect the Merger. The obligations of BFC, Woodbridge and Merger Sub to consummate and effect the Merger and the other transactions contemplated hereby are further subject to the satisfaction or waiver by BFC, Woodbridge and Merger Sub (to the extent permitted by applicable Law) of the following conditions:

(a)                The representations and warranties of Bluegreen set forth in this Agreement that are qualified by materiality or “Bluegreen Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as if made on and as of the Effective Time, and the representations and warranties of Bluegreen contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as if made on and as of the Effective Time except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date).

(b)               Bluegreen shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time; provided, however, that this condition shall not apply to any agreement or covenant of Bluegreen if the failure by Bluegreen to so perform or comply is attributable to BFC, Woodbridge or Merger Sub.

(c)                All written consents, approvals, interim approvals, assignments, waivers, Orders, authorizations or other certificates necessary to provide for the continuation in full force and effect of (i) the Bluegreen Material Contracts and all other material agreements set forth on Schedule 5.9 and (ii) all of the existing Permits of Bluegreen shall have been received, except where, in the opinion of Woodbridge, the failure to receive such consents, approvals, interim approvals, assignments, waivers, Orders, authorizations or certificates could not, individually or in the aggregate, reasonably be expected to materially adversely affect the financial condition or operations of the Surviving Corporation after consummation of the Merger or its ability to continue to conduct the business of Bluegreen as it has been historically conducted.

(d)               Bluegreen shall have delivered to BFC a certificate, dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer, certifying the satisfaction of the conditions set forth in Sections 8.3(a) and (b).

(e)                Between the date hereof and the Effective Time, there shall not have been any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a Bluegreen Material Adverse Effect.

(f)                At or prior to the Effective Time, Woodbridge shall have obtained all financing necessary to pay the aggregate Merger Consideration required to consummate the Merger, as contemplated by Section 7.8(b), including amounts payable pursuant to Section 3.4.

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ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1              Termination of the Agreement. This Agreement may be terminated and the Merger and transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time (whether before or after the approval of this Agreement by the shareholders of Bluegreen), as follows:

(a)                by written consent of all parties hereto;

(b)               by any party hereto:

(i)                 if the requisite approval of this Agreement by Bluegreen’s shareholders is not obtained at the Bluegreen Meeting, including any adjournment or postponement thereof;

(ii)               if any Governmental Entity shall have issued an Order, decree or ruling or taken any other action (which Order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits consummation of the Merger or other transactions contemplated hereby, and such Order, decree, ruling or other action shall have become final and non appealable;

(iii)             if there shall be any Law enacted, promulgated or issued and deemed applicable to the Merger or other transactions contemplated hereby by any Governmental Entity which would make consummation of the Merger or other transactions contemplated hereby illegal;

(iv)             if the Merger shall not have been consummated by June 30, 2013; provided, however, that this deadline shall be extended to September 30, 2013 in the event the parties are proceeding in good faith with respect to the consummation of the Merger; or

(v)               if, after complying with the provisions of Section 7.3, Bluegreen’s Special Committee or Board of Directors (A) shall have finally determined to approve or recommend a Superior Proposal or (B) withholds or withdraws its recommendation of this Agreement or the Merger or modifies or changes such recommendation in a manner adverse to Woodbridge;

(c)                by Bluegreen if BFC, Woodbridge or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within fifteen (15) days after the giving of written notice to BFC, Woodbridge or Merger Sub, as the case may be, and (B) would result in the failure to satisfy a condition set forth in Section 8.2; or

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(d)               by BFC, Woodbridge or Merger Sub if:

(i)                 Bluegreen shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within fifteen (15) days after the giving of written notice to Bluegreen and (B) would result in the failure to satisfy a condition set forth in Section 8.3;

(ii)               there shall have occurred any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a Bluegreen Material Adverse Effect; or

(iii)             a tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of Bluegreen Common Stock shall have been commenced or a registration statement or statement on Schedule TO with respect thereto shall have been filed (other than by BFC or any Subsidiary or Affiliate thereof (other than Bluegreen or any of its Subsidiaries, directors, officers, employees or agents)) and Bluegreen’s Board of Directors shall, notwithstanding its obligations hereunder, have (A) recommended that Bluegreen’s shareholders tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender offer.

9.2              Effect of Termination. If this Agreement is terminated pursuant to this Article IX, written notice thereof shall promptly be given by the party electing such termination to the other parties and, subject to the expiration of the cure periods provided in Sections 9.1(c)(i) and (d)(i), if any, this Agreement shall terminate without any further action by the parties and no party shall have any further obligations under this Agreement except that nothing in this Section 9.2 shall relieve a breaching party for liability for its breach of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1          Survival of the Representations and Warranties. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein, and each such representation and warranty shall survive such investigation. The representations and warranties of the parties hereto contained in this Agreement and in any certificate delivered pursuant hereto or in any exhibit or schedule to this Agreement shall not survive the Effective Time.

10.2          Payment of Expenses. Except as set forth in the following sentence, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. BFC, Woodbridge and Merger Sub, on the one hand, and Bluegreen, on the other hand, each agree to pay one-half (½) of any legal, filing and other expenses related to any applicable pre-merger notification and report forms under the HSR Act.

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10.3          Assignment; Binding Effect. This Agreement shall not be assigned or delegated, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), by any party without the prior written consent of the other parties. Any attempted assignment in violation of this prohibition shall be null and void. All of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the respective heirs, personal representatives, legal representatives, successors and permitted assigns of the parties hereto.

10.4          Governing Law. This Agreement will be governed and enforced in all respects, including validity, interpretation and effect, by the Laws of the State of Florida, without giving effect to its principles of conflicts of laws.

10.5          Consent to Jurisdiction.

(a)                Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the federal and state courts of Florida located in Broward County, Florida for the purpose of any action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in such courts. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b)               Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Florida Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.8, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

10.6          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7          Counterparts. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same document. Notwithstanding Section 10.8 or anything to the contrary contained herein, delivery of an executed counterpart signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original executed counterpart signature page.

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10.8          Notices. All notices and other communications hereunder shall be in writing and, subject to Section 10.7, shall be deemed to have been duly received (i) on the date given if delivered personally or by facsimile (ii) one day after being sent by nationally recognized overnight delivery service or (iii) five days after having been mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to BFC, Woodbridge or Merger Sub, addressed to the applicable party at:

2100 West Cypress Creek Road

Fort Lauderdale, Florida 33309

Attn: Alan B. Levan

Facsimile: (954) 940-5050

with a copy addressed to (which shall not constitute notice):

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

150 West Flagler Street, Suite 2200

Miami, Florida 33130

Attn: Alison W. Miller, Esq.

Facsimile: (305) 789-3395

If to Bluegreen, addressed to:

Bluegreen Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

Attn: John M. Maloney, Jr., Chief Executive Officer and President

Facsimile: (561) 912-8002

and to

Arnold Sevell, Chairman of the Special Committee

Sevell Realty Partners, Inc.

2295 Corporate Boulevard, N.W., Suite 131

Boca Raton, Florida 33431-7328

Facsimile: (561) 241-4700

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with a copy addressed to (which shall not constitute notice):

Akerman Senterfitt, P.A.

One Southeast Third Avenue

25th Floor

Miami, Florida 33131-1714

Attn: Stephen K. Roddenberry, Esq.

Facsimile: (305) 374-5095

10.9          Entire Agreement. All exhibits and schedules referred to in this Agreement are integral parts hereof, and this Agreement, together with such exhibits and schedules, constitutes the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersedes all prior agreements and understandings between the parties with respect thereto.

10.10      Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.11      Knowledge of the Parties. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of any of the parties hereto, each of the parties hereto acknowledges and confirms that it has made reasonable inquiry as to the matters that are the subject of such representations and warranties. Where reference is made to a party’s knowledge or any similar phrase, such reference shall be deemed to include the respective executive officers and directors of such party and each of its Subsidiaries, all of whom shall be deemed to have conducted the inquiry required in this Section 10.11.

10.12      Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party or parties shall be entitled to recover reasonable attorneys’ fees and expenses through all appeals in addition to any other remedy.

10.13      No Third Party Beneficiary. Except as permitted in Section 7.7, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

10.14      Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief, including, without limitation, injunctive relief, specific performance or other equitable remedies, in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

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10.15      Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.

10.16      Amendment and Waiver. This Agreement may be amended or modified in whole or in part at any time only by a writing signed by all of the parties hereto. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. Any such waiver shall not constitute a waiver of any of the waiving party’s other rights or remedies or of any other or future breach, violation or default hereunder.

10.17      Special Committee. Except as may be required by applicable Law, prior to the Effective Time, any consent, waiver or other determination to be made, or action to be taken, by Bluegreen under this Agreement shall be made or taken only upon the approval of the Special Committee.

10.18      Time of the Essence. Time is of the essence in the performance of all agreements, obligations and covenants by the parties under this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BFC FINANCIAL CORPORATION,

a Florida corporation

By: /s/ Alan B. Levan

Alan B. Levan,

Chairman, Chief Executive Officer and

President

WOODBRIDGE HOLDINGS, LLC,

a Florida limited liability company

By: /s/ Alan B. Levan

Alan B. Levan,

Chief Executive Officer

BXG FLORIDA CORPORATION,

a Florida corporation

By: /s/ Alan B. Levan

Alan B. Levan,

Chief Executive Officer and President

BLUEGREEN CORPORATION,

a Massachusetts corporation

By: /s/ John M. Maloney, Jr.

John M. Maloney, Jr.,

Chief Executive Officer and President

Annex B

Opinion of Cassel Salpeter & Co., LLC

November 14, 2012

Bluegreen Corporation

4960 Conference Way North

Suite 100

Boca Raton, FL 33431

Attention: The Special Committee of the Board of Directors

Members of the Special Committee of the Board of Directors:

We understand that Bluegreen Corporation (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among BFC Financial Corporation (“BFC”), Woodbridge Holdings, LLC, a wholly owned subsidiary of BFC (“Woodbridge”), BXG Florida Corporation, a wholly owned subsidiary of Woodbridge (“Merger Sub”), and the Company. We have been advised that on November 14, 2012, the Merger Agreement dated November 11, 2011 among BFC, the Company and certain other parties (the “Previous Merger Agreement”) was terminated. We have been further advised that, pursuant to the Merger Agreement, the Company will merge with and into Merger Sub, with the Company to be the surviving company in the merger and a wholly owned subsidiary of Woodbridge (the “Merger”), and that each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), that is issued and outstanding immediately prior to the effective time of the Merger, excluding any shares of Company Common Stock owned by BFC, Merger Sub, or the Company and certain other shares specified in the Merger Agreement, shall be converted into the right to receive $10.00 in cash (the “Merger Consideration”).

You have requested that Cassel Salpeter & Co., LLC (“CS”) render an opinion (this “Opinion”) to the Special Committee of the Board of Directors of the Company (the “Committee”) as to whether, as of the date of this Opinion, the Merger Consideration to be received by the holders of Company Common Stock other than BFC and its affiliates (the “Unaffiliated Shareholders”) in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Unaffiliated Shareholders.

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•	Reviewed a draft of the Merger Agreement dated as of November 14, 2012.
•	Reviewed certain publicly available financial information and other data with respect to the Company that we deemed relevant, including its Annual Report on Form 10-K for the most recent fiscal year, certain Quarterly Reports on Form 10-Q for periods subsequent thereto, certain other communications to stockholders, and certain other publicly available filings with the Securities and Exchange Commission.
•	Reviewed certain other information and data with respect to the Company made available to us by the Company, including financial projections with respect to the future financial performance of the Company for the five years ending December 31, 2016, prepared by management of the Company (the “Projections”) and other internal financial information furnished to us by or on behalf of the Company.
•	Considered and compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that we deemed relevant.
•	Considered the publicly available financial terms of certain transactions that we deemed relevant.
•	Considered a discounted cash flow analysis of the Company based upon the Projections.
•	Considered the Company’s net book value.
•	Considered the premiums to the historical trading prices of the Company Common Stock implied by the Merger Consideration.
•	Discussed the business, operations, and prospects of the Company and the proposed Merger with the Company’s management and certain of the Company’s representatives.
•	Conducted such other analyses and inquiries, and considered such other information and factors as we deemed appropriate.

This Opinion only addresses whether, as of the date hereof, the Merger Consideration to be received by the Unaffiliated Shareholders in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Unaffiliated Shareholders and does not address any other terms, aspects, or implications of the Merger or the Merger Agreement, including, without limitation, any term or aspect of the Merger that is not susceptible to financial analyses, the fairness of the Merger or all or any portion of the Merger Consideration, to any other security holders of the Company or any other person or any creditors or other constituencies of the Company or any other person, nor the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration to be received by the Unaffiliated Shareholders pursuant to the Merger Agreement, or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock may trade, be purchased or sold at any time.

This Opinion does not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might exist for the Company, or the merits of the underlying decision by the Company to engage in or consummate the Merger. The financial and other terms of the Transaction were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from us. In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving the Company.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of the Company’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We are not legal, tax, environmental, or regulatory advisors and, we do not express any views or opinions as to any legal, tax, environmental, or regulatory matters relating to the Company, the Merger, or otherwise. We understand and have assumed that the Company has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, environmental, regulatory, and other professionals. You have also advised us and we have assumed that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company with respect to the future financial performance of the Company and that such information provides a reasonable basis upon which to analyze and evaluate the Company and form an opinion. We express no view with respect to the Projections or the assumptions on which they are based. We have not evaluated the solvency of the Company or any other party to the Merger, the fair value of the Company or any of its assets or liabilities, or whether the Company or any other party to the Merger is paying or receiving reasonably equivalent value in the Merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of the Company or any other party to the Merger to pay its obligations when they come due. We have not physically inspected the Company’s properties or facilities and have not made or obtained any evaluations or appraisals of the Company’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether the Company has good title to its assets. CS’s role in reviewing any information was limited solely to performing such reviews as CS deemed necessary to support its own advice and analysis.

We have assumed, with your consent, that the Merger will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Merger, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company or the Merger. We also have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the draft we have reviewed and that the Merger will be consummated on the terms set forth in the Merger Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Merger Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Merger Agreement. We offer no opinion as to the contractual terms of the Merger Agreement or the likelihood that the conditions to the consummation of the Merger set forth in the Merger Agreement will be satisfied.

Our analysis and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Committee for the use and benefit of the members of the Committee (in their capacities as such) in connection with the Committee’s evaluation of the Merger. This Opinion may not be used for any other purpose without our prior written consent. This Opinion is not intended to and does not constitute advice or a recommendation to any of the Company’s shareholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Merger or otherwise. This Opinion should not be construed as creating any fiduciary duty on our part to the Company or any other party to the Merger Agreement, any security holder of the Company or such other party, any creditor of the Company or such other party, or any other person.

We will receive a fee for acting as financial advisor to the Committee in connection with the Merger and rendering this Opinion, no portion of which is contingent upon the completion of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion In connection with the Previous Merger Agreement, CS acted as financial advisor to the Committee and received a fee for such services. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, the Merger Consideration to be received by the Unaffiliated Shareholders in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Unaffiliated Shareholders.

Very truly yours,

/s/Cassel Salpeter & Co., LLC

Annex C

MASSACHUSETTS BUSINESS CORPORATIONS ACT
(Massachusetts General Laws, Chapter 156D)

Article 13.

Subdivision A. Right to Dissent and Obtain Payment for Shares

§ 13.01.  Definitions.

In this Part the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were (a) listed on a national securities exchange, (b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

§ 13.02.  Right to Appraisal.

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of Part 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of Part 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 13.03.  Assertion of Rights by Nominees and Beneficial Owners.

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Subdivision B. Procedure for Exercise of Appraisal Rights

§ 13.20.  Notice of Appraisal Rights.

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

§ 13.21.  Notice of Intent to Demand Payment.

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

§ 13.22.  Appraisal Notice and Form.

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

§ 13.23.  Perfection of Rights; Right to Withdraw.

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

§ 13.24.  Payment.

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

§ 13.25.  After-Acquired Shares.

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a) it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection (b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

§ 13.26.  Procedure if Shareholder Dissatisfied With Payment or Offer.

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Subdivision C. Judicial Appraisal of Shares

§ 13.30.  Court Action.

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

§ 13.31.  Court Costs and Counsel Fees.

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

Annex D

BFC Financial Corporation

2100 West Cypress Creek Blvd.

Fort Lauderdale, Florida

Re: Investment in Woodbridge Holdings, LLC

Dear Mr. Levan:

BBX Capital Corporation is pleased to confirm its agreement, subject to the execution of the definitive documentation described herein, to invest up to $71,750,000 for an equity interest (the “Investment”) in Woodbridge Holdings, LLC, your wholly-owned subsidiary (“Woodbridge”), in connection with Woodbridge’s acquisition of the shares of Bluegreen Corporation (“Bluegreen”) not already owned by Woodbridge as further described below.

Woodbridge currently holds approximately 54% of the outstanding shares of common stock of Bluegreen. On November 14, 2012, BFC, Woodbridge and BXG Florida Corporation, a wholly owned subsidiary of Woodbridge (“Merger Sub”), entered into a definitive merger agreement with Bluegreen (the “Merger Agreement”) pursuant to which Merger Sub would merge with and into Bluegreen (the “Merger”), with Bluegreen continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Woodbridge. Subject to the terms and conditions of the Merger Agreement, Bluegreen’s shareholders (other than BFC or Woodbridge) will receive consideration of $10.00 in cash for each share of Bluegreen’s common stock that they hold at the effective time of the Merger. BFC's and Woodbridge’s obligations to consummate the Merger are conditioned upon, among other things, Woodbridge obtaining the financing to fund the amounts necessary to complete the Merger (approximately $150 million). The Investment will comprise a material portion of such financing.

The material terms of the Investment are set forth in the Term Sheet attached as Exhibit A to this letter (the “Term Sheet”). While a special committee of independent directors and the full board of directors of BBX have approved the terms of the Investment as set forth on the attached Term Sheet, and we understand that BFC’s board of directors has likewise approved the same, neither BBX nor BFC shall have any obligation to proceed with the Investment until such time as definitive, written agreements on mutually acceptable terms consistent with the Term Sheet are executed by the parties.

The parties agree to cooperate in good faith to prepare the definitive transaction agreements governing the terms of the Investment as specified in the Term Sheet as promptly as practicable after execution of this letter.

In consideration of the time and expense incurred by BBX in considering the Investment, BFC agrees to refrain from, directly or indirectly, soliciting, discussing or negotiating any proposal, offer, agreement or arrangement with any other party other than BBX relating to the acquisition of an equity interest in Woodbridge until 60 days after the execution of this letter. After the conclusion of the 60 day period and, if applicable, any extension period, neither party shall have any obligation to continue to proceed to prepare and execute definitive agreements with respect to the Investment and BFC may solicit and commence discussions with any other party regarding the acquisition of an interest in Woodbridge or the financing of the Bluegreen transaction without involvement or participation by BBX. Notwithstanding the exclusivity obligations of BFC under this paragraph, the parties agree and acknowledge that BFC may, directly or indirectly, at any time and from time to time after the date hereof solicit, discuss and negotiate with other parties any proposals, offers, arrangements or agreements regarding the provision of financing in connection with the Merger so long as the terms of any such financing do not preclude or hinder the opportunity for BBX to complete the Investment substantially on the terms set forth in the Term Sheet.

This letter agreement and any obligations of the parties hereunder shall expire upon the earlier of the termination of BFC's November 15, 2012 agreement with Bluegreen or 60 days from the date hereof, in the event that definitive agreements have not been entered into by BFC and BBX prior to such date, or such earlier or later date as mutually agreed to by BFC and BBX in writing.

If the terms of this letter are acceptable, please sign a copy of this letter where indicated and return it to my attention. This letter may be executed in counterparts.

Very truly yours,

BBX Capital Corporation

By:	/s/ David A. Lieberman
David A. Lieberman
Chairman, Special Committee of the Board of Directors

AGREED AND ACCEPTED

BFC Financial Corporation

By: /s/ Alan B. Levan

Name: Alan B. Levan

Title: Chairman

Term Sheet Relating to Proposed Investment by

BBX Capital Corporation in Woodbridge Holdings, LLC

Background/Purpose of the Investment:	BBX Capital Corporation would provide $60,000,000 in cash to Woodbridge Holdings, LLC, BFC Financial Corporation’s wholly owned subsidiary, to fund, in part, the proposed cash merger pursuant to which Bluegreen Corporation would become a wholly owned subsidiary of Woodbridge and each Bluegreen shareholder (other than BFC and its subsidiaries, and dissenting shareholders) would receive a cash payment in exchange for his, her or its shares. BBX would also execute a promissory note in Woodbridge’s favor in a principal amount of $11,750,000.

The per share purchase price to be paid to Bluegreen’s shareholders in the merger as set forth in the merger agreement will be $10.00.

Investment Terms:	Upon closing of the merger, BBX would provide $60,000,000 in cash to Woodbridge and execute a promissory note in Woodbridge’s favor in a principal amount of $11,750,000. In consideration therefore, BBX would receive a 46% common equity interest in Woodbridge (which will be pari passu with the equity interest in Woodbridge held by BFC). BFC and BBX would enter into an Amended and Restated Operating Agreement of Woodbridge setting forth their respective rights as members of Woodbridge and providing for, among other things, any equity distributions from Woodbridge to be made to BFC and BBX pro rata based on their respective membership interests.

Loan Terms:	The funds owed by BBX to Woodbridge will be evidenced by a promissory note bearing interest and maturing on terms to be agreed upon by the parties after taking into account tax and accounting considerations.

Woodbridge Management/ Affirmative Covenants/ Governance Terms:	Woodbridge would continue to be managed by its current managers and officers, who will run the day-to-day affairs of Woodbridge. However, Woodbridge will be prohibited from, and shall take actions to prevent Bluegreen from, making certain “Major Decisions,” as defined by the parties, without the approval of both BFC and BBX. The actions of each of BFC and BBX with respect to the “Major Decisions” will be made by the respective company’s Board of Directors. The “Major Decisions” are listed on Exhibit A. The Transaction Documents would include affirmative covenants regarding the distribution of cash dividends at both Bluegreen and Woodbridge.

Exit Rights/Tag/Drag/: Pre-emptive Rights:	If either member desires to sell its interest in Woodbridge or desires that Woodbridge sell its interest in Bluegreen but the other member does not wish to take such action, then the member which desires to take the action will have the right to put its interest in Woodbridge to the other member at a price to be determined pursuant to a valuation process to be set forth in Woodbridge’s Amended and Restated Operating Agreement. Such fair value calculation/valuation would not include illiquidity and minority interest discounts. The Amended and Restated Operating Agreement would contain customary provisions for tag along, drag along and pre-emptive rights for BFC and BBX.

Transaction Documents:	The Transaction Documents would include (1) Woodbridge Amended and Restated Operating Agreement, (2) amended Bluegreen Bylaws and (3) an Equity Purchase Agreement/Contribution Agreement that would include customary indemnification provisions in favor of BBX.

EXHIBIT A

Examples of Major Decisions

•	Take any action to initiate a bankruptcy, liquidation or insolvency of Woodbridge or Bluegreen
•	Merge or consolidate Woodbridge or Bluegreen with any other entity, or acquire substantially all of the securities or assets of any other entity
•	Sell, assign or otherwise transfer any portion of Woodbridge’s equity interest in Bluegreen, or all or substantially all of the assets of Woodbridge or Bluegreen
•	Amend Woodbridge’s Articles of Organization or Operating Agreement, or Bluegreen’s Articles of Organization or Bylaws
•	Issue, sell or authorize for issuance or sale, any additional membership interests in Woodbridge or equity interests in Bluegreen, or enter into any agreement or commitment of any character obligating Woodbridge or Bluegreen to issue or sell any such membership or equity interests
•	Redeem, purchase or otherwise acquire, directly or indirectly, any membership interests in Woodbridge, equity interests in Bluegreen, or right to purchase or acquire any such securities
•	Declare or pay any dividend or distribution from or by Woodbridge, whether in cash, securities or other property
•	Incur, assume or become subject to any material indebtedness (to be defined) at Woodbridge or Bluegreen
•	The guarantee of any third party indebtedness by Bluegreen or Woodbridge
•	Change the principal business of Bluegreen or Woodbridge
•	Pledge, mortgage, hypothecate or otherwise encumber any material assets of Woodbridge or Bluegreen other than in connection with indebtedness the incurrence of which does not require consent
•	Make or commit to make any material capital expenditures or enter into any material contracts, agreements or other arrangements involving in excess of an agreed amount
•	Any material agreement with Woodbridge or Bluegreen and a member or an affiliate of a member

ANNEX E

FORM OF

AMENDED AND RESTATED BY-LAWS

OF

BLUEGREEN CORPORATION

ARTICLE I

Stockholders

Section 1. Annual Meeting. The annual meetings of the stockholders shall be held during the third month of each fiscal year, at such date as determined by the board of directors, or at such other month and date as the board of directors deems appropriate, and at such time and place as designated in the notice of the meeting. At the annual meeting, the shareholders shall elect a board of directors and transact such other business as may properly be brought before the meeting. If the annual meeting is not held on the date designated therefor, the board of directors shall cause the meeting to be held as soon thereafter as convenient.

Section 2. Special Meetings. Special meetings of the stockholders may be called at any time by the president or by the board of directors and shall be called by the clerk, or in case of the death, absence, incapacity or refusal of the clerk, by any other officer, upon written application of one or more stockholders who hold at least 10% in interest of the capital stock entitled to vote thereat. Such application shall specify the purposes for which the meeting is to be called and may designate the date, time and place of such meeting, provided, however, that no such application shall designate a meeting date which is not a business day or a meeting time which is not within normal business hours, in each case without the approval of the president or the board of directors.

Section 3. Place of Meetings. Meetings of the stockholders may be held anywhere within, but not without, the United States.

Section 4. Notice. Except as hereinafter provided, a written or printed notice of every meeting of stockholders stating the place, date, time and purposes thereof shall be given by an officer (or the person or persons calling the meeting in the case of a special meeting) at least seven (7) days before the meeting to each stockholder entitled to vote thereat and to each stockholder who, by law, by the articles of organization or by these by-laws, is entitled to such notice, by leaving such notice with such stockholder or at such stockholder’s residence or usual place of business or by mailing it, postage prepaid, addressed to such stockholder at his, her or its address as it appears upon the records of the corporation. No notice of the place, date, time or purposes of any annual or special meeting of stockholders need be given to a stockholder if a written waiver of such notice, executed before or after the meeting by such stockholder or his, her or its attorney thereunto authorized, is filed with the records of the meeting.

Section 5. Action at a Meeting. Except as otherwise provided by law or by the articles of organization, at any meeting of the stockholders a majority of all shares of stock then issued, outstanding and entitled to vote (including shares as to which a nominee has no voting authority as to certain matters brought before the meeting) shall constitute a quorum for the transaction of any business. Though less than a quorum be present, any meeting may without further notice be adjourned to a subsequent date, and at any such adjourned meeting any business may be transacted which might have been transacted at the original meeting.

When a quorum is present at any meeting, actions presented for a vote at the meeting will be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a larger vote is required by law, by the articles of organization or by these by-laws, provided, however, that any election of directors by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote in such election. Shares as to which a nominee has no voting authority as to a particular action brought before the meeting will not be deemed to be cast with respect to such action.

Except as otherwise provided by law, by the articles of organization or by these by-laws, each holder of record of shares of stock entitled to vote on any matter shall have one vote for each such share held of record by such stockholder. Stockholders may vote either in person or by proxy. No proxy dated more than six months before the meeting named therein shall be valid and no proxy shall be valid after the final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to the exercise of the proxy, the corporation receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving its invalidity shall rest on the challenger.

Any election of directors by stockholders and the determination of any other questions to come before a meeting of the stockholders shall be by ballot if so requested by any stockholder entitled to vote thereon but need not be otherwise.

Section 6. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting and without notice if stockholders having not less than the minimum number of votes necessary to take the action at a meeting at which all stockholders entitled to vote on the action are present and voting consent to the action in writing. Any such written consents shall be filed with the records of the meetings of stockholders and shall be treated for all purposes as a vote at a meeting.

Section 7. Major Decisions. Notwithstanding anything to the contrary contained herein, the corporation shall not take any of the following actions (each a “Major Decision”) without the approval of the stockholders pursuant to the procedures described in this Article I: (a) initiate any reorganization, or similar transaction involving the corporation or any contemplated filing by the corporation for relief as a debtor under any bankruptcy, insolvency, reorganization or similar law, an application by the corporation for the appointment of a receiver, trustee, custodian or similar fiduciary for a substantial portion of the assets of the corporation or the consent by the corporation to any petition or application seeking similar relief which is filed against the corporation; (b) merge or consolidate the corporation with, or acquire substantially all of the securities or assets of, any other entity, unless in the case of a merger or consolidation the stockholders of the corporation immediately prior to such transaction own equity of the entity that results from such transaction, directly or indirectly, in the same proportion and with the same relative rights as they did prior to such transaction; (c) sell, assign or otherwise transfer all or substantially all of the corporation’s assets; (d) amend the articles of organization or these by-laws; (e) issue or sell, or authorize for issuance or sale, or enter into any agreement or commitment of any character obligating the corporation to issue or sell, any capital stock of the corporation; (f) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock of the corporation or any right to purchase or acquire any such capital stock; (g) incur, assume or become subject to any indebtedness for borrowed money in a principal amount greater than $___________________; (h) pledge, mortgage, hypothecate or otherwise encumber assets of the corporation having an aggregate carrying value, as reported on the corporation’s most recent consolidated balance sheet, greater than $____________ other than in connection with indebtedness the incurrence of which does not require consent pursuant to the preceding clause (g); (i) guarantee any indebtedness of a third party; (j) change its principal business; or (k) enter into any contract, agreement or other arrangement with a stockholder or an affiliate thereof involving payments in the aggregate in excess of $_______ during any fiscal year.

ARTICLE II

Directors

Section 1. Number and Election. There shall be a board of not less than one director. Except as otherwise provided by law or by the articles of organization, the number of directors shall be determined from time to time by the board of directors. Directors shall be elected at the annual meeting of the stockholders by such stockholders as have the right to vote thereon. Directors need not be stockholders of the corporation. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Section 2. Term. Each director elected to the board shall hold office for a term expiring at the corporation’s next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified.

Section 3. Resignations. Any director may resign by delivering his written resignation to the corporation at its principal office or to the president or secretary. Such resignation shall become effective at the time or upon the happening of the condition, if any, specified therein or, if no such time or condition is specified, upon its receipt by or on behalf of the corporation.

Section 4. Removal. At any meeting of the stockholders called for the purpose, any director may be removed from office with or without cause if the number of votes cast to remove him exceeds the number of votes cast not to remove him.

Section 5. Vacancies. Vacancies and newly created directorships, whether resulting from an increase in the size of the board of directors, from the death, resignation, disqualification or removal of a director or otherwise, may be filled by the affirmative vote of a majority of directors then in office, even though less than a quorum of the board of directors, or by the stockholders pursuant to Article I, Section 5. Any director so appointed or elected to the board shall hold office for a term expiring at the corporation’s next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified.

Section 6. Regular Meetings. Regular meetings of the board of directors may be held at such times and places within or without the Commonwealth of Massachusetts as the board of directors may fix from time to time and, when so fixed, no notice thereof need be given. The first meeting of the board of directors following the annual meeting of the stockholders shall be held without notice immediately after and at the same place as the annual meeting of the stockholders. If in any year a meeting of the board of directors is not held at such time and place, any business to be transacted at such meeting may be held or transacted at any later meeting of the board of directors with the same force and effect as if held or transacted at such meeting.

Section 7. Special Meetings. Special meetings of the board of directors may be called at any time by the president or by any director. Such special meetings may be held anywhere within or without the Commonwealth of Massachusetts. A written, printed or telegraphic notice stating the place, date and time (but not necessarily the purposes) of the meeting shall be given by the secretary or an assistant secretary, or by the officer or director calling the meeting, at least two (2) days before such meeting to each director by leaving such notice with him or at his residence or usual place of business or by mailing it, postage prepaid, or sending it by prepaid telegram, addressed to him at his last known address or electronically by email to his last known email address. No notice of the place, date or time of any special meeting of the board of directors need be given to any director if a written waiver of such notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him.

Section 8. Action at a Meeting. At any meeting of the board of directors, a majority of the directors then in office shall constitute a quorum. Though less than a quorum be present, any meeting may without further notice be adjourned to a subsequent date or until a quorum be had. When a quorum is present at any meeting, a majority of the directors present may take any action on behalf of the board except to the extent that a larger number is required by law, by the articles of organization or by these by-laws.

Section 9. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the directors may be taken without a meeting and without notice if all the directors consent to the action in writing. Any such written consents shall be filed with the records of the meetings of the directors and treated for all purposes as a vote at a meeting.

Section 10. Powers. The board of directors shall have and may exercise all the powers of the corporation, except such as by law, by the articles of organization or by these by-laws are conferred upon or reserved to the stockholders. In the event of any vacancy on the board of directors, the remaining directors then in office, except as otherwise provided by law, shall have and may exercise all of the powers of the board of directors until the vacancy is filled.

Section 11. Committees. The board of directors may elect from the board an executive committee or one or more other committees and may delegate to any such committee or committees any or all of the powers of the board except those which by law, by the articles of organization or by these by-laws may not be so delegated. Such committees shall serve at the pleasure of the board of directors. Except as the board of directors may otherwise determine, each such committee may make rules for the conduct of its business, but unless otherwise determined by the board or in such rules, its business shall be conducted as nearly as may be provided in these by-laws for the conduct of the business of the board of directors.

Section 12. Meeting by Telecommunications. Members of the board of directors or any committee elected thereby may participate in a meeting of such board or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in a meeting can hear each other at the same time, and participation by such means shall constitute presence in person at the meeting.

ARTICLE III

Officers

Section 1. Enumeration. The officers of the corporation shall consist of a president, a treasurer and a secretary and such other officers, including, without limitation, a chairman of the board of directors, chief executive officer, one or more vice presidents, assistant treasurers and assistant secretaries, as the board of directors may from time to time determine.

Section 2. Qualifications. No officer need be a stockholder or a director. The same person may hold at the same time one or more offices unless otherwise provided by law. Any officer may be required by the board of directors to give a bond for the faithful performance of his duties in such form and with such sureties as the board may determine.

Section 3. Elections. All officers shall be chosen or appointed by the board of directors.

Section 4. Term. Except as otherwise provided by law, by the articles of organization or by these by-laws, all officers shall hold office until removed by the board of directors or until their respective successors are chosen and qualified.

Section 5. Resignations. Any officer may resign by delivering his written resignation to the corporation at its principal office or to the president or secretary. Such resignation shall be effective at the time or upon the happening of the condition, if any, specified therein or, if no such time or condition is specified, upon its receipt by or on behalf of the corporation.

Section 6. Removal. Any officer may be removed from office with or without cause by vote of a majority of the directors then in office.

Section 7. Vacancies. Vacancies in any office may be filled by the board of directors.

Section 8. Certain Duties and Powers. The officers designated below, subject at all times to these by-laws and to the direction and control of the board of directors, shall have and may exercise the respective duties and powers set forth below:

The Chairman of the Board of Directors. The chairman of the board of directors, if there be one, shall, when present, preside (or designate the person to preside) at all meetings of the board of directors.

The President. The President shall have such powers as may from time to time be delegated by the board of directors. The president shall preside at all meetings of the stockholders and of the board of directors, if he is present, unless there be a chairman of the board of directors who is present at the meeting in which event the chairman shall preside. The president shall be the chief executive officer of the corporation.

The Treasurer. The treasurer shall have such duties and responsibilities as may be given to the officer by the board of directors or by the chief executive officer.

The Secretary. The secretary shall keep a record of all proceedings of the stockholders and board of directors. In the absence of the secretary from any meeting of the stockholders or board of directors, an assistant secretary or other officer designated by the person presiding at the meeting shall perform the duties of the secretary at such meeting.

Section 9. Other Duties and Powers. Each officer, subject at all times to these by-laws and to the direction and control of the board of directors, shall have and may exercise, in addition to the duties and powers specifically set forth in these by-laws, such duties and powers as are prescribed by law, such duties and powers as are commonly incident to his office and such duties and powers as the board of directors may from time to time prescribe.

ARTICLE IV

Capital Stock

Section 1. Amount and Issuance. The total number of shares and the par value, if any, of each class of stock which the corporation is authorized to issue shall be stated in the articles of organization. Subject to Article I, Section 7, the directors may at any time issue all or from time to time any part of the unissued capital stock of the corporation from time to time authorized under the articles of organization, and may determine, subject to any requirements of law, the consideration for which stock is to be issued and the manner of allocating such consideration between capital and surplus.

Section 2. Certificates. Shares of capital stock of the corporation may, but need not be represented by certificates. If represented by a certificate, each share certificate shall state on its face: (i) the name of the corporation; (ii) that the corporation is organized under the laws of the Commonwealth of Massachusetts; (iii) the name of the person to whom the certificate has been issued; (iv) the number of shares of stock represented by such certificate; (v) the class of shares and the designation of the series, if any, the certificate represents; and (vi) otherwise be in a form approved by the board of directors. Such certificate or certificates shall be signed by any two officers of the corporation designated by the board of directors. Such signatures may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the time of its issue.

Every certificate issued for shares of stock at a time when such shares are subject to any restriction on transfer pursuant to the articles of organization, these by-laws or any agreement to which the corporation is a party shall have the restriction noted conspicuously on the certificate and shall also set forth on the face or back of the certificate either (i) the full text of the restriction or (ii) a statement of the existence of such restriction and a statement that the corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

Every certificate issued for shares of stock at a time when the corporation is authorized to issue more than one class or series of stock shall set forth on the face or back of the certificate either (i) the full text of the preferences, voting powers, qualifications and special and relative rights of the shares of each class and series, if any, authorized to be issued, as set forth in the articles of organization or (ii) a statement of the existence of such preferences, powers, qualifications and rights and a statement that the corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

Section 3. Transfers. The board of directors may make such rules, regulations and procedures, not inconsistent with the law, with the articles of organization or with these by-laws as it deems expedient relative to the issue, transfer and registration of the corporation’s shares of stock whether or not represented by certificates. The board of directors may appoint a transfer agent and a registrar of transfers or either and require all stock certificates to bear their signatures. Except as otherwise provided by law, by the articles of organization or by these by-laws, the corporation shall be entitled to treat the record holder of any shares of stock as shown on the books of the corporation as the holder of such shares for all purposes, including the right to receive notice of and to vote at any meeting of stockholders and the right to receive any dividend or other distribution in respect of such shares.

Section 4. Record Date. The board of directors may fix in advance a time, which shall be not more than seventy (70) days before the date of any meeting of stockholders or the date for the payment of any dividend or the making of any distribution to stockholders or the last day on which the consent or dissent of stockholders may be effectively expressed for any purpose, as the record date for determining the stockholders having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution or the right to give such consent or dissent, and in such case only stockholders of record on such record date shall have such right, notwithstanding any transfer of stock on the books of the corporation after the record date; or without fixing such record date the directors may for any of such purposes close the transfer books for all or any part of such period.

Section 5. Lost Certificates. The board of directors may, except as otherwise provided by law, determine the conditions upon which a new certificate of stock may be issued in place of any certificate alleged to have been lost, mutilated or destroyed.

Section 6. Shares Without Certificates. The board of directors may authorize the issuance of some or all of the shares of any or all of its classes or series of capital stock of the corporation without certificates. The authorization shall not affect shares already represented by certificates until and unless said certificates are surrendered to the corporation or, if applicable, its transfer agent or registrar. Within a reasonable time after the issuance or transfer of shares without certificates, the corporation shall send the stockholder a written statement of the information required on certificates by Section 2 of this Article IV and as otherwise required by law.

ARTICLE V

Miscellaneous Provisions

Section 1. Fiscal Year. The fiscal year of the corporation shall begin on January 1 of each calendar year and end on December 31 of each calendar year.

Section 2. Corporate Seal. The seal of the corporation shall be in such form as shall be determined from time to time by the board of directors.

Section 3. Corporate Records. The original, or attested copies, of the articles of organization, these by-laws and the records of all meetings of the incorporators and stockholders, and the stock and transfer records, which shall contain the names of all stockholders and the record address and the amount of stock held by each, and all other corporate records required by applicable law shall be kept in the Commonwealth of Massachusetts at the principal office of the corporation in said Commonwealth or at an office of the transfer agent or of its secretary or of its resident agent, if any. Said copies and records need not all be kept in the same office. They shall be available at all reasonable times for inspection by any stockholder for any proper purpose pursuant to, and in compliance with, applicable law.

Section 4. Voting of Securities. Except as the board of directors may otherwise prescribe, the president or the treasurer shall have full power and authority, in the name and on behalf of the corporation, subject to the instructions of the board of directors, to waive notice of, to attend, to act and vote at, and to appoint any person or persons to act as proxy or attorney in fact for this corporation (with or without power of substitution) at, any meeting of stockholders or shareholders of any other corporation or organization, the securities of which may be held by this corporation.

Section 5. Indemnification. To the extent that there are sums available to be utilized for payment under any policy of insurance held by the corporation, of fees, costs, charges or expenses of any officer or director of the corporation who is a defendant in any action which is covered or which may be covered by any policy of insurance held by the corporation, the corporation shall not make payment to the officers or directors of such fees, costs or expenses.

This by-law is intended solely to require the advancement of such fees, costs, charges or expenses by the carrier up to and including the policy limit without regard to any limitation or exception contained in any policy. This by-law in no way affects the obligation of the corporation to any officer or director entitled to payment of fees or expenses by the corporation.

ARTICLE VI

Control Share Statute

The provisions of Chapter 110D of the Massachusetts General Laws shall not apply to “control share acquisitions” (as defined in such chapter) of the corporation.

ARTICLE VII

Amendments

These by-laws may be amended or repealed by action of the board of directors and the approval of the stockholders required by Article I, Section 7.

Annex F

PRELIMINARY PROXY – SUBJECT TO COMPLETION

FORM OF

BLUEGREEN CORPORATION

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Anthony M. Puleo and Raymond S. Lopez, and each of them acting alone, with the power to appoint his substitute, proxy to represent the undersigned and vote as designated on the reverse all of the shares of common stock of Bluegreen Corporation held of record by the undersigned as of the close of business on ___________, 2013 at the Special Meeting of Shareholders to be held on ___________, 2013 and at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF

BLUEGREEN CORPORATION

________________, 20___

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

THE BOARD OF DIRECTORS OF BLUEGREEN RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1 AND 2.

1. Approval of the Agreement and Plan of Merger, dated November 14, 2012, by and among BFC Financial Corporation, Woodbridge Holdings, LLC, BXG Florida Corporation and Bluegreen Corporation.

☐ FOR

☐ AGAINST

☐ ABSTAIN

2. Proposal to approve, on a non-binding advisory basis, the following resolution: “RESOLVED, that the compensation payable to Bluegreen’s named executive officers in connection with the merger, as disclosed in the section entitled “Special Factors— Named Executive Officer Compensation in Connection with the Merger,” pursuant to Item 402(t) of Regulation S-K, and the agreements or understandings pursuant to which such compensation is payable, are hereby APPROVED.”

☐ FOR

☐ AGAINST

☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder______________ Date:_______ Signature of Shareholder ______________ Date: _______

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.